Exhibit 4.1

NOT FOR DISTRIBUTION IN OR INTO THE U.S., SOUTH AFRICA, AUSTRALIA, JAPAN OR ANY OTHER JURISDICTION IN WHICH OFFERS OR SALES WOULD BE PROHIBITED BY APPLICABLE LAW

Capitalized terms not defined otherwise have the meaning ascribed to them in the below terms and conditions.

Tax Warning

Potential Bondholders and sellers of Bonds should be aware that they may be required to pay documentation taxes (commonly referred to as stamp duties) or other fiscal duties or charges in accordance with the laws and practices of the country where the Bonds are transferred or other jurisdictions. In addition, the disposal of conversion of the Bonds, payments of interest on or in respect of the Bonds, or income derived or deemed to be derived from the Bonds, may be subject to taxation, including withholding taxes, in the (tax) jurisdiction of the Issuer, in the jurisdiction of the holder of Bonds, or in other jurisdictions in which the holder of Bonds is required to pay taxes. Any such tax consequences may have an impact on the net income received from the Bonds.

Bondholders should carefully consider the tax consequences of investing in the Bonds and consult their own tax advisor about their own tax situation. Finally, potential Bondholders should be aware that tax regulations and their application by the relevant taxation authorities change from time to time, with or without retroactive effect. Accordingly, it is not possible to predict the precise tax treatment which will apply at any given time.

Tax Residency of the Issuer

Since its incorporation, the Issuer had, on a continuous basis, its place of “effective management” in Germany. The Issuer will therefore qualify as a tax resident of Germany on the basis of German domestic law. As an entity incorporated under Dutch law, however, the Issuer also qualifies as a tax resident of the Netherlands on the basis of the incorporation rule as laid down in Dutch domestic law (the “Incorporation Rule”). This results in the Issuer being a tax resident in both Germany (on the basis of its place of effective management) and the Netherlands (on the basis of the Incorporation Rule). In such event, based on the so-called tie-breaker provision (the “Tie-Breaker Provision”) included in Article 4(3) of the 2012 Convention between the Federal Republic of Germany and the Kingdom of the Netherlands for the avoidance of double taxation with respect to taxes on income (the “NL-German tax treaty”), as in effect on the date hereof, the Issuer should solely qualify as a tax resident of Germany for purposes of NL-German tax treaty provided that the Issuer’s place of effective management is in Germany. As a result, and as long as our place of effective management is in Germany and the Tie-Breaker Provision, or the current reservation made by Germany with respect to the Tie-Breaker Provision as part of the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (the “MLI” and the “MLI Tie-Breaker Reservation”) are not changed, we should solely qualify as a tax resident of Germany for purposes of the NL-German tax treaty.

Material German Tax Consequences

General

The following is a general description of certain tax consequences of Germany of the acquisition, ownership conversion and disposition of Bonds. This discussion does not purport to be a comprehensive description of all tax considerations which may be relevant to a decision to purchase Bonds. The following section only provides some very general information on the possible tax treatment. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular investor. This summary is based on the laws of Germany currently in force and as applied on the date of these Terms and Conditions which are subject to change, possibly with retroactive or retrospective effect.

Prospective investors of Bonds are advised to consult their own tax advisors as to the consequences of the purchase, ownership, conversion and disposition of Bonds, including the effect of any state or local taxes under the tax laws applicable and each country of which they are residents.

Withholding Tax

Ongoing payments, such as interest payments including interest accrued on the Bonds (“Accrued Interest”, Stückzinsen), received by an individual holder of the Bonds will be subject to German withholding tax (Kapitalertragsteuer). Such withholding tax is withheld and passed on for the account of any individual holder of the Bonds (a) if the Bonds are admitted for collective custody by a central securities depository (Wertpapiersammelbank) pursuant to Section 5 German Act on Securities Accounts (Depotgesetz) and are entrusted to such bank for collective custody (Sammelverwahrung) in Germany, (i) by the domestic credit or financial services institution (inländisches Kredit oder Finanzdienstleistungsinstitut) (including German branches of a non-German credit or financial services institution) or the domestic securities institution (inländisches Wertpapierinstitut) (including German branches of a non-German securities institution) which keeps or administers the Bonds and disburses or credits the capital income or disburses the dividends to a foreign agent, (ii) by the central securities depository (Wertpapiersammelbank) to which the Bonds were entrusted for collective custody if the capital income is disbursed to a foreign agent by such central securities depository (Wertpapiersammelbank), or (iii) by the Issuer itself if and to the central securities depository (Wertpapiersammelbank) holding the Bonds in collective custody (Sammelverwahrung) does not disburse any capital income or (b) if the Bonds are not admitted for collective custody by a central securities depository (Wertpapiersammelbank) pursuant to Section 5 German Act on Securities Accounts (Depotgesetz) or are not entrusted to such bank for collective custody (Sammelverwahrung) in Germany, the Issuer (each, a “Disbursing Agent”). The withholding tax rate is 25% (plus solidarity surcharge at a rate of 5.5% thereon, the total withholding being 26.375%; with respect to the solidarity surcharge see “Abolition of Solidarity Surcharge”). If the individual holder is subject to church tax, a church tax surcharge will also be withheld. The church tax surcharge is automatically withheld by the Disbursing Agent, unless the holder notifies the Federal Central Tax Office (Bundeszentralamt für Steuern) andobjects to automatic withholding. In this case, the holder will be assessed to church tax (if applicable).

Capital gains (i.e., the difference between the proceeds from the disposal, redemption, repayment or assignment after deduction of expenses directly related to the disposal, redemption, repayment or assignment and the cost of acquisition) derived by an individual holder irrespective of any holding period will also be subject to German withholding tax at a rate of 25% (plus solidarity surcharge at a rate of 5.5% thereon, the total withholding being 26.375%, plus church tax, if applicable) provided the Bonds have been held in a custodial account with the same German branch of a German or non-German credit of financial services institution or with a German securities trading business or a German securities trading bank or – if the Bonds are not held in such custodian account – the Issuer, in each case to the extent the income is disbursed or credited by such Paying Agent(each, a “Paying Agent”). If Bonds held or managed in the same custodial account were acquired at different points in time, the Bonds first acquired will be deemed to have been sold first for the purposes of determining any capital gains. Where the Bonds are acquired or sold in a currency other than Euro, the sales/redemption price or the acquisition costs have to be converted into Euro on the basis of the foreign exchange rates prevailing on the sale or redemption date and the acquisition date, respectively. If interest claims are disposed of separately (i.e., without the Bonds), the proceeds from the disposition are subject to withholding tax. The same applies to proceeds from the redemption or collection of interest claims if the Bonds have been disposed of separately.

To the extent that the Bonds have not been kept in a custodial account with the same Paying Agent since the time of their acquisition, upon the disposal, redemption, repayment or assignment withholding tax applies at a rate of 25% (plus solidarity surcharge at a rate of 5.5% thereon, the total withholding being 26.375%, plus church tax, if applicable) on 30% of the disposal proceeds, unless the current Paying Agent has been provided with evidence of the actual acquisition costs of the Bonds by the previous Paying Agent or by a statement of a bank or financial services institution within the European Union, the European Economic Area or certain other countries, e.g., Switzerland, the Principality of Liechtenstein, the Republic of San Marino, the Principality of Monaco and the Principality of Andorra.

Upon a German tax resident individual holder filing an exemption certificate (Freistellungsauftrag) with the Disbursing Agent or Paying Agent, the Disbursing Agent or Paying Agent will take a maximum annual allowance (Sparer-Pauschbetrag) of €801 (€1,602 for married couples and for partners in accordance with the registered partnership law (Gesetz über die Eingetragene Lebenspartnerschaft) filing jointly) into account when computing the amount of tax to be withheld from the gross payment to be made by the Disbursing Agent or Paying Agent. No withholding tax will be deducted if the holder of the Bonds has submitted to the Disbursing Agent or Paying Agent a certificate of non-assessment (Nichtveranlagungsbescheinigung) issued by the competent tax office.

German withholding tax will generally not apply to gains from the disposal, redemption, repayment or assignment of Bonds held by a corporate holder who is a German tax resident (including via a commercial partnership, as the case may be, and provided that in the case of corporations of certain legal forms the status of corporation has been evidenced by a certificate of the competent tax office) while ongoing payments, such as interest payments as well as the part of the capital gain attributable to accrued interest, are subject to withholding tax (irrespective of any deductions of foreign tax and losses incurred). The same applies where the Bonds form part of a trade or business (of an individual or a commercial partnership) subject to further requirements being met.

Capital gains received by non-residents of Germany are, in general, not subject to German withholding tax or the solidarity surcharge thereon. German withholding tax could apply in certain circumstances in case the Bonds are held in a custodial account with a Paying Agent. The withholding tax on interest or capital gains may, under certain circumstances and subject to the specific requirements under an applicable double taxation treaty and domestic law, fully or partly be refunded.

Additional obligations to withhold German withholding tax might apply to interest, accrued interest or capital gains received by non-residents of Germany in relation to Bonds to the extent such non-residents are resident in a so-called non-cooperative jurisdiction within the meaning of the German Tax Haven Defense Act (Steueroasenabwehrgesetz). The government draft law (Regierungsentwurf) of the Annual Tax Act (Jahressteuergesetz) 2022 dated September 16, 2022 provides for exemptions for certain bonds in bearer form. However, it is open whether such exemptions become implemented and whether and to which extent such exemptions would apply to the Bonds.

Taxation of Current Income and Capital Gains

German Tax Residents

This subsection “—Tax Residents” refers to persons who are tax residents of Germany (i.e., persons whose residence, habitual abode, statutory seat, or place of effective management is located in Germany).

Income (i.e. interest, Accrued Interest and capital gains) derived under the Bonds held by an individual holder who is tax resident in Germany, irrespective of any holding period, is in general subject to German income tax at a flat tax rate of 25% (plus solidarity surcharge and church tax, if applicable, thereon) (Abgeltungsteuer) if the Bonds are held as private investment (Privatvermögen). Individual holders who are tax resident in Germany are entitled to a maximum annual allowance (Sparer-Pauschbetrag) of €801 (€1,602 for married couples and for partners in accordance with the registered partnership law (Gesetz über die Eingetragene Lebenspartnerschaft) filing jointly), whereby actually incurred higher expenses directly attributable to a capital investment are not deductible.

The personal income tax liability of an individual holder who is a tax resident in Germany will, in principle, be satisfied by the tax withheld. To the extent withholding tax has not been levied, such as in the case no Disbursing Agent or Paying Agent being involved in the payment process, the individual holder must include his or her income and capital gains derived from the Bonds in his or her tax return and will then also be taxed at a rate of 25% (plus solidarity surcharge and, where applicable, church tax thereon). If the withholding tax on a disposal, redemption, repayment or assignment has been calculated from 30% of the disposal proceeds (rather than from the actual gain – e.g., to the extent the Bonds have not been kept in a custodial account with the same Paying Agent since the time of their acquisition), an individual holder may, and in case the actual gain is higher than 30% of the disposal proceeds, must apply for an assessment on the basis of his or her actual acquisition costs. Further, an individual holder may apply for a tax assessment on the basis of general rules applicable to him or her if the resulting individual income tax burden is lower than 25% with any amounts of German tax over withheld being refunded. The deduction of expenses (other than transaction costs) on an itemized basis is not permitted.

Capital losses from the disposal, redemption, repayment or assignment of the Bonds held as private assets may, not be used to offset other income like employment or business income but may only be offset against investment income subject to certain limitations. Losses not utilized in one year may be carried forward into subsequent years subject to further limitations, but may not be carried back into preceding years.

Where Bonds form part of a trade or business of an individual or corporate holder or where the income from the Bonds qualifies as income from the letting and leasing of property, the withholding tax, if any, will not satisfy the personal or corporate income tax liability. Rather, the income is subject to individual or corporate income tax (plus solidarity surcharge and, where applicable, church tax thereon). Where Bonds form part of a trade or business, interest (including Accrued Interest) and capital gains must be taken into account as income. The respective holder will have to include income and related (business) expenses in the tax return and the balance will be taxed at the holder’s applicable tax rate. Withholding tax levied, if any, will be credited as an advance payment against the personal or corporate income tax liability of the holder or, to the extent exceeding this personal or corporate income tax liability, will be refunded. Where Bonds form part of a German trade or business the current income and capital gains from the disposal, redemption, repayment or assignment of the Bonds may also be subject to German trade tax. The trade tax liability depends on the municipal trade tax factor (Gewerbesteuerhebesatz). If the holder is an individual or an individual partner of a partnership, the trade tax may be completely or partly credited against the personal income tax pursuant to a lump sum tax credit method.

Non German Tax-Residents

This subsection “—Non Tax-Residents” refers to persons who are not tax residents of Germany (i.e., persons whose residence, habitual abode, statutory seat, and place of effective management is not located in Germany).

Interest, including Accrued Interest, and capital gains from the disposal, redemption, repayment or assignment of the Bonds received by holders who are not tax resident in Germany are subject to German taxation. In case of capital gains from the disposal, redemption, repayment or assignment of the Bonds, the holder of the Bonds has to file a tax return with the German tax authorities. Under the requirements of an applicable double tax treaty and domestic law, the income from interest, Accrued Interest or capital gains may, under certain circumstances, be fully or partly exempt from German tax.

Taxation of Exercise of Conversion Right; Substitution of the Issuer

The income tax implications of the exercise of the conversion right and the acquisition of the shares in the Issuer depend on whether the holder holds the Bonds as business assets (Betriebsvermögen) or as private assets (Privatvermögen).

If the Bonds are held by an individual as private assets, the conversion is generally treated as a taxable disposal of the Bonds. However, the proceeds from such disposal are deemed to be equal to the costs for the acquisition of the Bonds, such that the taxable gain is effectively zero. The costs for the acquisition of the shares in the Issuer shall be equal to the costs for the acquisition of the Bonds. However, the aforementioned consequences do not apply in case a holder of the Bonds holds a Qualified Holding. A “Qualified Holding” is present if the bondholder or, in the event of a gratuitous transfer, its legal predecessor, or, if the shares have been gratuitously transferred several times in succession, one of his or her legal predecessors, at any point during the five years preceding the disposal directly or indirectly held at least 1.0% of the share capital of the Issuer; for purposes of calculating the 1.0% ratio, the (nominal) value of the Bonds should not be treated as forming part of the share capital.

In case of any other investor, the conversion does, in the view of the tax authorities, not constitute a taxable disposal of the Bonds and therefore not trigger any taxable capital gains (or capital losses).

In case of a substitution of the Issuer, the German tax authorities may treat such substitution as a taxable disposal of the Bonds by the respective holders. The German tax consequences of the disposal of the Bonds as described above would apply in such a scenario.

Inheritance and Gift Tax

A gratuitous transfer of Bonds by reason of death or as a gift will be subject to German inheritance or gift tax if the decedent or donor or the heir, donee or other beneficiary is at the time of the transfer a resident or deemed to be a resident of Germany or in certain cases for German citizens who previously maintained a residence in Germany. If neither the holder nor the recipient is a resident or deemed to be a resident of Germany at the time of the transfer, no German inheritance or gift taxes will be levied if the Bonds qualify as fungible notes representing the same issue (Teilschuldverschreibung) unless the Bonds are attributable to a German trade or business for which a permanent establishment or fixed base is maintained or a permanent representative has been appointed in Germany.

Other Taxes

No stamp, issue or registration taxes or such duties will be payable in Germany in connection with the issuance, delivery or execution of the Bonds (for the avoidance of doubt, except for any notarial fees). Currently, net wealth tax is not levied in Germany.

Abolition of Solidarity Surcharge

The solidarity surcharge has been partially abolished as of the assessment period 2021 for certain individuals. The solidarity surcharge, however, continues to apply for capital investment and, thus, on withholding taxes levied. In case the individual income tax burden for an individual holder is lower than 25% the holder can apply for his/her capital investment income being assessed at his/her individual tariff-based income tax rate in which case solidarity surcharge may be refunded.

Proposed Abolition of German Flat Tax on Interest Income

There is an ongoing discussion in Germany whether the reduced flat tax rate should be increased or abolished so that investment income would be taxed at the individual taxpayer’s income tax higher rates. It is still unclear whether, how and when the current discussion may result in any legislative changes. A repeal of the “flat tax regime” for interest income could result in the taxation of interest income (derived from private investments) at the regular progressive tax rates of up to 45% (plus a 5.5% solidarity surcharge (Solidaritätszuschlag) and church tax, if any, thereon) on the part of German tax resident individuals.

The Proposed Financial Transaction Tax (FTT)

On February 14, 2013, the European Commission has published a proposal for a Directive for a common financial transactions tax (“FTT”) in Austria, Belgium, Estonia, France, Germany, Greece, Italy, Portugal, Slovakia, Slovenia and Spain. However, Estonia has since stated that it will not participate. However, the proposed FTT remains subject to negotiations between the participating member states and it is still unclear if and when the FFT will be implemented and what the exact scope will be. In 2021, the German Federal Minister of Finance has submitted a proposal to introduce a financial transaction tax, which has also not yet been adopted or implemented in Germany. Prospective shareholders are advised to seek their own professional advice in relation to a future financial transaction tax.

Subject to the final scope of any FTT or any other future financial transaction tax, holders of the Bonds could be exposed to higher transaction fees and prospective holders of the Bonds are advised to seek their own professional advice in relation to the FTT.

Material Dutch Withholding Tax Consequences

General

This section only outlines the material Dutch withholding tax consequences of the acquisition, holding and disposal of the Bonds. This section does not purport to describe all possible tax considerations or consequences that may be relevant to a holder or prospective holder of Bonds and does not purport to deal with the tax consequences applicable to all categories of Bondholders, some of which (such as trusts or similar arrangements) may be subject to special rules. In view of its general nature, this section should be treated with corresponding caution.

This section is based on the tax laws of the Netherlands, published regulations thereunder and published authoritative case law, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. Where this section refers to “the Netherlands” or “Dutch” it refers only to the part of the Kingdom of the Netherlands located in Europe.

This section is intended as general information only and is not Dutch tax advice or a complete description of all Dutch tax consequences relating to the acquisition, holding and disposal of the Bonds. Bondholders or prospective Bondholders should consult their own tax advisor regarding the Dutch tax consequences relating to the acquisition, holding and disposal of the Bonds in light of their particular circumstances.

This section does not describe any Dutch tax considerations or consequences that may be relevant for a Bondholder other than Dutch withholding tax in respect of the Bonds and therefore does not describe the Dutch tax considerations or consequences of the acquisition, holding or disposal of Ordinary Shares.

Dutch withholding tax on Interest

All arm’s length payments of principal or interest made by or on behalf of the Issuer in respect of the Bonds may be made free of withholding or deduction of, for or on account of any taxes of whatever nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority thereof or therein, except that Dutch withholding tax at a rate of 25.8% (rate for 2022) may apply with respect to payments of interest made or deemed to be made by or on behalf of the Issuer, if the interest payments are made or deemed to be made to an entity related (gelieerd) to the Issuer (within the meaning of the Dutch Withholding Tax Act 2021; Wet bronbelasting 2021), if such related entity:

(i)

is considered to be resident (gevestigd) in a jurisdiction that is listed in the yearly updated Dutch Regulation on low-taxing states and non-cooperative jurisdictions for tax purposes (Regeling laagbelastende staten en niet-coöperatieve rechtsgebieden voor belastingdoeleinden) (a “Listed Jurisdiction”); or

(ii)	has a permanent establishment located in a Listed Jurisdiction to which the interest payment is attributable; or

(iii)

is entitled to the interest payment with the main purpose or one of the main purposes of avoiding taxation for another person or entity and there is an artificial arrangement or transaction or a series of artificial arrangements or transactions; or

(iv)	is not considered to be the recipient of the interest in its jurisdiction of residence because such jurisdiction treats another entity as the recipient of the interest (a hybrid mismatch); or

(v)	is not resident in any jurisdiction (also a hybrid mismatch); or

(vi)

is a reverse hybrid (within the meaning of Article 2(12) of the Dutch Corporate Income Tax Act; Wet op de vennootschapsbelasting 1969), if and to the extent (x) there is a participant in the reverse hybrid holding a Qualifying Interest in the reverse hybrid, (y) the jurisdiction of residence of the participant holding the Qualifying Interest in the reverse hybrid treats the reverse hybrid as transparent for tax purposes and (z) such participant would have been subject to Dutch withholding tax in respect of the payments of interest without the interposition of the reverse hybrid, all within the meaning of the Dutch Withholding Tax Act 2021.

Related entity

For purposes of the Dutch Withholding Tax Act 2021, an entity is considered an entity related to the Issuer if:

(i)	such entity has a Qualifying Interest (as defined below) in the Issuer;

(ii)	the Issuer has a Qualifying Interest in such entity; or

(iii)	a third party has a Qualifying Interest in both the Issuer and such entity.

The term “Qualifying Interest” means a direct or indirectly held interest – either by an entity individually or jointly if an entity is part of a collaborating group (samenwerkende groep) – that enables such entity or such collaborating group to exercise a definite influence over another entity’s decisions, such as the Issuer’s decisions, and allows it to determine the other entity’s activities (within the meaning of case law of the European Court of Justice on the right of freedom of establishment (vrijheid van vestiging)).

Generally, the Issuer is responsible for the withholding of Dutch withholding tax on interest at source, the Dutch withholding tax on interest is pursuant to Condition 7 (Taxes) of the Terms and Conditions of the Bonds for the account of the Bondholder and the Issuer will not be obliged to pay any additional amounts of principal and/or interest as a result of such deduction.

Repurchase, Redemption or cash settlement of the Bonds

It cannot be excluded that payments made in consideration for a repurchase or redemption of the Bonds or a full or partial cash settlement of the Bonds are in part subject to Dutch dividend withholding tax (at a rate of 15%). To date, no authoritative case law of the Dutch courts has been made publicly available in this respect. Generally, the Issuer is responsible for the withholding of Dutch dividend withholding tax at source, the Dutch dividend withholding tax is pursuant to Condition 7 (Taxes) of the Terms and Conditions of the Bonds for the account of the Bondholder and the Issuer will not be obliged to pay any additional amounts of principal and/or interest as a result of such deduction.

However, the Tie-Breaker Provision as in effect on the date hereof, determines that the Issuer should qualify solely as a tax resident in Germany for purposes of the NL-German tax treaty, provided that the Issuer’s place of “effective management” is in Germany (see under ‘Tax Residency of the Issuer’ above). As a result, and as long as the Issuer’s place of effective management is in Germany and the tie-Breaker Provision and the MLI Tie-Breaker Reservation are not changed, the Issuer should solely qualify as a tax resident in Germany. As a consequence, the Netherlands may only levy Dutch dividend withholding tax with respect to dividends distributed by the Issuer to (i) holders who are resident or deemed to be resident in the Netherlands for Dutch income tax purposes (“Dutch Resident Individuals”) and holders that are resident or deemed to be resident for Dutch corporate income tax purposes (“Dutch Resident Entities”) and (ii) holders that are neither resident nor deemed to be resident of the Netherlands for Dutch tax purposes (“Non-Resident Holders”) if the Bonds are attributable to a Dutch permanent establishment of such Non-Resident Holder.

Dutch Resident Entities generally are entitled to an exemption from, or a credit for, any Dutch dividend withholding tax against their Dutch corporate income tax liability. The credit in any given year is, however, limited to the amount of Dutch corporate income tax payable in respect of the relevant year with an indefinite carry forward of any excess amount. Dutch Resident Individuals generally are entitled to a credit for any Dutch dividend withholding tax against their Dutch income tax liability and to a refund of any residual Dutch dividend withholding tax. The above generally also applies to Non-Resident Holders if the Bonds are attributable to a Dutch permanent establishment of such Non-Resident Holder.

Terms and Conditions of the Bonds

Bedingungen der Wandelschuldverschreibungen (die “Emissionsbedingungen”)	Terms and Conditions of the Convertible Bonds (the “Terms and Conditions”)

Die englische Version dieser Emissionsbedingungen ist bindend. Die deutsche Übersetzung dient nur zu Informationszwecken.	The English text of these Terms and Conditions is binding. The German translation is for information purposes only.

§ 1 Definitionen	§ 1 Definitions

In diesen Emissionsbedingungen haben die folgenden Begriffe die ihnen nachfolgend zugewiesenen Bedeutungen:	In these Terms and Conditions the following terms will have the following meanings:

(a) Allgemeine Definitionen.	(a) General Definitions.

“Aktienkurs”an einem Handelstag ist	“SharePrice” on any Trading Day means

(i) der volumengewichtete durchschnittliche Kurs für die Stammaktie an dem Relevanten Markt (wenn der Relevante Markt die NYSE oder eine andere nationale oder regionale Wertpapierbörse der Vereinigten Staaten ist, sind die “composite transactions” maßgeblich) an dem betreffenden Handelstag, wie er auf der Bloomberg Bildschirmseite HP für die Stammaktie (Einstellung “Weighted Average Line”) in dem Bloomberg Informationssystem (oder auf einer Nachfolgeseite bzw. unter einer Nachfolge-Einstellung) angezeigt wird (am Tag der Begebung der Schuldverschreibungen ist dies die Bloomberg Bildschirmseite SSU US Equity HP), bzw.

(i) the volume-weighted average price of the Ordinary Share on the Relevant Market (where such Relevant Market is the NYSE or any other United States national or regional securities exchange, as reported in composite transactions) on the relevant Trading Day as appearing on Bloomberg screen page HP in respect of the Ordinary Share (setting “Weighted Average Line”) on the Bloomberg information system (or any successor screen page or setting) (such Bloomberg page being, as at the date of issue of the Bonds, SSU US Equity HP), or

(ii)  falls kein volumengewichteter durchschnittlicher Kurs für die Stammaktie von dem Bloomberg Informationssystem wie in dem vorstehenden Absatz (i) beschrieben erhältlich ist, der volumengewichtete durchschnittliche Kurs für die Stammaktie an dem Relevanten Markt an dem betreffenden Handelstag, wie er von dem Relevanten Markt bekanntgegeben wird, bzw.

(ii)  if no volume-weighted average price of the Ordinary Share is available from the Bloomberg information system as described in clause (i) above, the volume-weighted average price of the Ordinary Share on the Relevant Market on the relevant Trading Day as reported by such Relevant Market, or

(iii)  falls der volumengewichtete durchschnittliche Kurs für die Stammaktie so nicht festgestellt werden kann, der Börsenschlusskurs der Stammaktie an dem Relevanten Markt (wenn der Relevante Markt die NYSE oder eine andere nationale oder regionale Wertpapierbörse der Vereinigten Staaten ist, sind die “composite transactions” maßgeblich) an dem betreffenden Handelstag, wie er auf der Bloomberg Bildschirmseite HP für die Stammaktie (Einstellung “Offizieller Schlusskurs”) in dem Bloomberg Informationssystem (oder auf einer Nachfolgeseite bzw. unter einer Nachfolge-Einstellung) angezeigt wird, bzw.

(iii)  if no volume-weighted average price of the Ordinary Share can be so determined, the official closing price of the Ordinary Share on the Relevant Market (where such Relevant Market is the NYSE or any other United States national or regional securities exchange, as reported in composite transactions) on the relevant Trading Day as appearing on Bloomberg screen page HP in respect of the Ordinary Share (setting “Official Closing Price”) on the Bloomberg information system (or any successor screen page or setting), or

(iv) falls der Börsenschlusskurs für die Stammaktie so nicht festgestellt werden kann, der letzte veröffentlichte Kurs der Stammaktie an dem Relevanten Markt (wenn der Relevante Markt die NYSE oder eine andere nationale oder regionale Wertpapierbörse der Vereinigten Staaten ist, sind die “composite transactions” maßgeblich) am betreffenden Handelstag, wie er auf der Bloomberg Bildschirmseite HP für die Stammaktie (Einstellung “Letzter Kurs”) in dem Bloomberg Informationssystem (oder auf einer Nachfolgeseite bzw. unter einer Nachfolge-Einstellung) angezeigt wird, bzw.

(iv) if no such official closing price of the Ordinary Share can be so determined, the last reported official quotation of the Ordinary Share on the Relevant Market (where such Relevant Market is the NYSE or any other United States national or regional securities exchange, as reported in composite transactions) on the relevant Trading Day as appearing on Bloomberg screen page HP in respect of the Ordinary Share (setting “Last Price”) on the Bloomberg information system (or any successor screen page or setting), or

(v)   falls der Aktienkurs nicht gemäß den vorstehenden Absätzen (i) bis (iv) festgestellt werden kann, der von einem Unabhängigen Sachverständigen auf der Basis solcher Notierungen oder anderer Informationen, die dieser Unabhängige Sachverständige für maßgeblich hält, festgelegte Aktienkurs; diese Festlegung ist abschließend. Falls die Feststellung des Aktienkurses aufgegeben wird, bezieht sich der Begriff Aktienkurs in diesen Emissionsbedingungen auf einen Kurs, der den Aktienkurs (x) kraft Gesetzes oder (y) aufgrund einer allgemein anerkannten Marktpraxis ersetzt.

(v)   if the Share Price cannot be determined in accordance with clauses (i) to (iv) above, the Share Price as determined by an Independent Expert on the basis of such quotations or other information as such Independent Expert considers appropriate; any such determination will be conclusive. Any reference in these Terms and Conditions to the Share Price will include, if the reporting of the Share Price is discontinued, a reference to a quotation which replaces the Share Price (x) by operation of law or (y) on the basis of generally accepted market practice.

“Anleihegläubiger” bezeichnet den Inhaber eines Miteigentumsanteils oder ähnlichen Rechts an der Globalurkunde.	“Bondholder” means the holder of a co-ownership interest or similar right in the Global Bond.

“Berechnungsstelle” hat die in § 13(a) festgelegte Bedeutung.	“Calculation Agent” has the meaning set out in § 13(a).

“Berechnungszeitraum” bezeichnet für Zwecke der Bestimmung des Barausgleichsbetrags den Zeitraum von 10 aufeinander folgenden Handelstagen, der an dem zweiten Handelstag beginnt, der auf den Referenztag folgt, wobei “Referenztag” den folgenden Tag bezeichnet: (i) den Barausgleichsoption-Ausübungstag, wenn die Anzahl von Nichtlieferbaren Lieferaktien gleich dem Maßgeblichen Wandlungsverhältnis ist, (ii) ansonsten den Vorgesehenen Liefertag der Lieferaktien, die die Emittentin bei Wandlung zu begeben und/oder zu liefern imstande ist.

“Calculation Period” means, for purposes of the determination of the Cash Alternative Amount, the period of 10 consecutive Trading Days commencing on the second Trading Day after the Reference Date, where “Reference Date” means the following day: (i) the relevant Cash Alternative Election Exercise Date if the Number of Undeliverable Settlement Shares is equal to the Relevant Conversion Ratio, (ii) otherwise the Scheduled Settlement Date of the Settlement Shares that the Issuer is able to issue and/or deliver in respect of the relevant exercise of Conversion Rights.

“Depotbank” bezeichnet jede Bank oder ein sonstiges anerkanntes Finanzinstitut, das berechtigt ist, das Depotgeschäft zu betreiben und bei der/dem der Anleihegläubiger ein Wertpapierdepot für die Schuldverschreibungen unterhält, einschließlich des Clearingsystems.

“Custodian” means any bank or other financial institution of recognized standing authorized to engage in securities custody business with which the Bondholder maintains a securities account in respect of the Bonds and includes the Clearing System.

“Dreimonats EURIBOR” bezeichnet:	“Three-month EURIBOR” means:

(i) der von der Zahlstelle ermittelte, auf dem Thomson Reuters-Bildschirm EURIBOR01 (oder über ein anderes System oder eine andere Website, die an seine Stelle tritt) um oder gegen 11.00 Uhr (Brüsseler Zeit) angezeigte jährliche Zinssatz für das Angebot von Einlagen in Euro für einen Zeitraum von drei Monaten an dem Tag, der zwei Geschäftstage vor dem ersten Tag des betreffenden Zinsberechnungszeitraums liegt; oder

(i) the percentage rate per annum displayed on Thomson Reuters screen EURIBOR01 (or through another system or website replacing it) as of or around 11:00 a.m. (Brussels time) for the offering of deposits in Euros for a period of three months on the day that is two Business Days prior to the first date of the relevant Interest Calculation Period, as determined by the Paying Agent; or

(ii)  wenn für den betreffenden Zinsberechnungszeitraum kein solcher Zinssatz gemäß Absatz (i) oben verfügbar ist, den von der Zahlstelle berechneten Zinssatz (gerundet auf vier Dezimalstellen, wobei € 0,00005 aufgerundet werden), der sich aus einer linearen Interpolation zwischen:

(ii)  if no such rate as set out in paragraph (i) above is available for the relevant Interest Calculation Period, the rate calculated by the Paying Agent (rounded to four decimal places with € 0.00005 being rounded upwards) which results from interpolating on a linear basis between:

(A) dem Zinssatz für den längsten Zeitraum (der auf der Thomson Reuters-Bildschirmseite verfügbar ist), der kürzer ist als der Zinsberechnungszeitraum; und	(A) the screen rate for the longest period (which is available from the Thomson Reuters screen page) which is less than the Interest Calculation Period; and

(B) dem Zinssatz für den kürzesten Zeitraum (der auf der Thomson Reuters-Bildschirmseite verfügbar ist), der länger ist als der Zinsberechnungszeitraum ergibt,	(B) the screen rate for the shortest period (which is available from the Thomson Reuters screen page) which is longer than the Interest Calculation Period,

in jedem Fall um oder gegen 11.00 Uhr (Brüsseler Zeit) an dem Tag, der zwei Geschäftstage vor dem ersten Tag des betreffenden Zinsberechnungszeitraums liegt; oder	in each case at or around 11:00 a.m. (Brussels time) the day that is two Business Days prior to the first date of the relevant Interest Calculation Period; or

(iii)  wenn für den betreffenden Zinsberechnungszeitraum kein Zinssatz gemäß Absatz (i) und/oder (ii) oben verfügbar ist, das arithmetische Mittel der Zinssätze (gerundet auf vier Dezimalstellen, wobei € 0,00005 aufgerundet werden), die der Emittentin (oder einer gesondert bestellten Stelle) auf ihre Anfrage hin von mindestens drei großen Banken auf dem Interbankenmarkt der Eurozone, die jeweils von der Emittentin nach bestem Wissen und Gewissen ausgewählt werden, für Einlagen von € 10.000.000,00 für den betreffenden Zeitraum mitgeteilt wurden; oder

(iii)  if no rate is available for the relevant Interest Calculation Period pursuant to paragraph (i) and/or (ii) above, the arithmetic mean of the rates (rounded to four decimal places with € 0.00005 being rounded upwards), as supplied to the Issuer (or separately appointed agent) at its request by at least three major banks in the Euro-Zone interbank market, in each case reasonably selected by the Issuer, for deposits of € 10,000,000.00 for the relevant period; or

(iv) wenn für den betreffenden Zinsberechnungszeitraum kein Zinssatz gemäß Absatz (i) und/oder (ii) oben und keine Quotierung gemäß Absatz (iii) oben verfügbar ist, den Zinssatz, der nach billigem Ermessen eines Unabhängigen Sachverständigen den Zinssatz für den betreffenden Zeitraum am besten widerspiegelt,

(iv) if no rate is available for the relevant Interest Calculation Period pursuant to paragraph (i) and/or (ii) above and no quotation is available pursuant to paragraph (iii) above, the interest rate which according to the reasonable assessment of an Independent Expert best reflects the interest rate for the relevant period,

und wenn ein solcher Satz unter Null (0) liegt, gilt der Dreimonats EURIBOR als Null (0).	and if any such rate is below zero (0), the Three-month EURIBOR will be deemed to be zero (0).

“Emissionsbedingungen” bezeichnet diese Bedingungen der Schuldverschreibungen.	“Terms and Conditions” means these terms and conditions of the Bonds.

“Emittentin” ist die SIGNA Sports United N.V.	“Issuer” means SIGNA Sports United N.V.

“Endfälligkeitstag” ist der 4. Oktober 2028.	“Maturity Date” means October 4, 2028.

“Festgelegter Nennbetrag” hat die in § 2(a) festgelegte Bedeutung.	“Principal Amount” has the meaning set out in § 2(a).

“Geschäftsjahr” bezeichnet das satzungsmäßige Geschäftsjahr der Emittentin.	“Financial Year” means the financial year as set out in the articles of association of the Issuer.

“Geschäftstag” ist jeder Tag (außer einem Samstag oder Sonntag), an dem (i) das Trans-European Automated Real-time Gross-settlement Express Transfer System (TARGET2) und (ii) das Clearingsystem Zahlungen abwickeln.

“Business Day” means each day (other than a Saturday or Sunday) on which (i) the Trans-European Automated Real-time Gross-settlement Express Transfer System (TARGET2) and (ii) the Clearing System settle payments.

“Globalurkunde” hat die in § 2(c) festgelegte Bedeutung.	“Global Bond” has the meaning set out in § 2(c).

“Gruppe” bezeichnet die Emittentin und ihre jeweils konsolidierten Tochtergesellschaften.	“Group” means the Issuer and all of its consolidated Subsidiaries from time to time.

“Handelstag” bezeichnet	“Trading Day” means,

(i) (ausgenommen für Zwecke der Bestimmung des Wertpapierkurses gemäß dem nachstehenden Absatz (ii)) jeden Tag, an dem der Relevante Markt für die Stammaktien für den Handel geöffnet ist und der Aktienkurs gemäß den Absätzen (i) bis (iv) der Definition dieses Begriffs ermittelt werden kann; bzw.

(i) (other than for purposes of the determination of any Security Price pursuant to clause (ii) below), each day on which the Relevant Market for the Ordinary Shares is open for business and the Share Price can be determined in accordance with clauses (i) to (iv) of the definition of such term; or

(ii)  für Zwecke der Bestimmung eines Wertpapierkurses jeden Tag, an dem der Relevante Markt für andere Wertpapiere, Rechte oder sonstige Vermögensgegenstände für den Handel geöffnet ist und Wertpapierkurse gemäß den Absätzen (i) bis (iii) der Definition dieses Begriffs ermittelt werden können.

(ii)  for purposes of the determination of any Security Price, each day on which the Relevant Market for any other securities, rights or other assets is open for business and Security Prices can be determined in accordance with clauses (i) to (iii) of the definition of such term.

“Hauptwandlungsstelle” hat die in § 13(a) festgelegte Bedeutung.	“Principal Conversion Agent” has the meaning set out in § 13(a).

“Hauptzahlstelle” hat die in § 13(a) festgelegte Bedeutung.	“Principal Paying Agent” has the meaning set out in § 13(a).

“Kündigungsgrund” hat die in § 12(a) festgelegte Bedeutung.	“Event of Default” has the meaning set out in § 12(a).

“Exchange Act” bezeichnet den Securities Exchange Act von 1934 in der jeweils gültigen Fassung, sowie die darunter veröffentlichten Bestimmungen und Richtlinien.	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“PIK-Zinsen” hat die in § 4(b) festgelegte Bedeutung.	“PIK Interest” has the meaning set out in § 4(b).

“Relevanter Markt” bezeichnet	“Relevant Market” means

(i) im Falle der Stammaktie, die NYSE oder, falls die Stammaktie im betreffenden Zeitpunkt nicht mehr an der NYSE gehandelt wird, eine andere Wertpapierbörse oder einen anderen Wertpapier-Markt, an der bzw. dem die Stammaktie im betreffenden Zeitpunkt hauptsächlich gehandelt wird; bzw.

(i) in the case of the Ordinary Share, the NYSE, or if at the relevant time the Ordinary Share is no longer traded on the NYSE, such other stock exchange or securities market on which the Ordinary Share is mainly traded at the relevant time; and

(ii)  im Falle anderer Wertpapiere, Rechte oder sonstiger Vermögensgegenstände, eine andere Wertpapierbörse oder einen anderen Wertpapier-Markt, an der bzw. dem die Wertpapiere, Rechte oder sonstigen Vermögensgegenstände im betreffenden Zeitpunkt hauptsächlich gehandelt werden.

(ii)  in the case of any other securities, rights or other assets, such stock exchange or securities market on which such other securities, rights or other assets are mainly traded at the relevant time.

“Rückzahlungstag” bezeichnet den jeweils von der Emittentin in der Mitteilung gemäß § 5(b) oder § 5(c) für die Rückzahlung festgelegten Tag, der ein Geschäftstag sein muss.	“Redemption Date” means the date fixed for redemption in the Issuer’s notice in accordance with § 5(b) or § 5(c), which must be a Business Day.

Der Rückzahlungstag darf nicht später als am letzten Tag des Wandlungszeitraums gemäß Absatz (x) der Definition des Begriffs “Wandlungszeitraum” liegen.	The Redemption Date will not occur later than the last day of the Conversion Period in accordance with clause (x) of the definition of the term “Conversion Period”.

“Schuldverschreibung(en)” hat die in § 2(a) festgelegte Bedeutung.	“Bond(s)” has the meaning set out in § 2(a).

“Stammaktie” bezeichnet die Stammaktie des Grundkapitals der Emittentin mit einem Nennbetrag von jeweils € 0,12, ISIN NL0015000LX8.	“Ordinary Share” means the ordinary shares in the capital of the Issuerwith a nominal value of € 0.12 each, ISIN NL0015000LX8.

“Tochtergesellschaft” ist jede Gesellschaft, Personengesellschaft oder jedes sonstige Unternehmen, an der bzw. dem die Emittentin direkt oder indirekt insgesamt mehr als 50 % des Kapitals oder der Stimmrechte hält und die bzw. das die Emittentin vollständig in ihren Konzernabschluss einzubeziehen hat.

“Subsidiary” means any corporation, partnership or other enterprise in which the Issuer directly or indirectly holds in the aggregate more than 50 per cent. of the capital or the voting rights and which is required to be fully consolidated in the consolidated accounts of the Issuer.

“DCC” bezeichnet das niederländische Bürgerliche Gesetzbuch (Burgerlijk Wetboek) in seiner jeweils gültigen Fassung.	“DCC” means the Dutch Civil Code (Burgerlijk Wetboek), as amended from time to time.

“Unabhängiger Sachverständiger” bezeichnet eine unabhängige international anerkannte Bank oder einen unabhängigen Finanzberater mit einschlägiger Expertise, die bzw. der von der Emittentin auf eigene Kosten bestellt wird, wobei die Berechnungsstelle der Unabhängige Sachverständige sein kann.

“Independent Expert” means an independent bank of international standing or an independent financial adviser with relevant expertise appointed by the Issuer at its own expense, which may be the Calculation Agent.

“Vereinigte Staaten” bezeichnet die Vereinigten Staaten von Amerika (einschließlich deren Bundesstaaten und des District of Columbia) sowie deren Territorien (einschließlich Puerto Rico, der U.S. Virgin Islands, Guam, American Samoa, Wake Island und Northern Mariana Islands).

“United States” means the United States of America (including the States thereof and the District of Columbia) and its possessions (including Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and Northern Mariana Islands).

“Verwaltungsstelle(n)” hat die in § 13(a) festgelegte Bedeutung.	“Agent(s)” has the meaning set out in § 13(a).

“Wandlungsstelle(n)” hat die in § 13(a) festgelegte Bedeutung.	“Conversion Agent(s)” has the meaning set out in § 13(a).

“Wesentliche Tochtergesellschaft” bezeichnet eine Tochtergesellschaft der Emittentin (x) deren Gesamtaktiva gemäß ihrem geprüften und nicht konsolidierten Jahresabschluss (oder falls diese Tochtergesellschaft selbst einen konsolidierten Jahresabschluss aufstellt, deren konsolidierte Gesamtaktiva gemäß ihrem letzten geprüften konsolidierten Jahresabschluss), der bei der Erstellung des letzten geprüften Jahresabschlusses der Emittentin berücksichtigt wurde, mindestens 3 % zu den in dem letzten geprüften konsolidierten Jahresabschluss der Emittentin und ihrer konsolidierten Tochtergesellschaften ausgewiesenen Gesamtaktiva beitragen oder (y) die auf konsolidierter Basis mindestens 3 % des jährlichen Umsatzes der Gruppe beisteuert (gemessen auf Basis der vorbezeichneten Jahresabschlüsse).

“Material Subsidiary” means any Subsidiary of the Issuer (x) that has total assets as shown in the latest audited non-consolidated annual accounts (or, if such Subsidiary itself prepares consolidated annual accounts, whose consolidated total assets as shown in the latest audited consolidated annual accounts) of such Subsidiary and used for the purpose of preparing the latest audited consolidated annual accounts of the Issuer, of at least 3 per cent. of the total assets as shown in the latest audited consolidated annual accounts of the Issuer and its consolidated Subsidiaries or (y) that contributes 3 per cent. or more of the annual revenue of the Group on a consolidated basis (measured on the basis of the aforementioned annual accounts).

“NYSE” bezeichnet die New York Stock Exchange oder deren Rechts- oder Funktionsnachfolgerin.	“NYSE” means the New York Stock Exchange or any legal or functional successor thereto.

“Zahlstelle(n)” hat die in § 13(a) festgelegte Bedeutung.	“Paying Agent(s)” has the meaning set out in § 13(a).

“Zinstagequotient” hat die in § 4(e) festgelegte Bedeutung.	“Day Count Fraction” has the meaning set out in § 4(e).

“Zinszahlungstag” bezeichnet den 4. April, den 4. Juli, den 4. Oktober und den 4. Januar eines jeden Jahres, erstmals den 4. Januar 2023.	“Interest Payment Date” means April 4, July 4, October 4 and January 4, in each year, commencing on January 4, 2023.

(b) Definitionen bezüglich Wandlung.	(b) Definitions relating to conversion.

“Ausschlusszeitraum” bezeichnet vorbehaltlich des nachstehenden Satzes 2 jeden der nachfolgenden Zeiträume:	“Excluded Period” means any of the following periods, subject to sentence 2 below:

(i) anlässlich von Hauptversammlungen der Emittentin den Zeitraum ab dem fünften Geschäftstag vor dem letzten Tag für die Anmeldung zur Teilnahme an der Hauptversammlung (einschließlich) bis zum Geschäftstag nach der Hauptversammlung (ausschließlich);

(i) in connection with any shareholders’ meeting of the Issuer, the period from and including the fifth Business Day prior to the last day for notification of attendance in the shareholders’ meeting to but excluding the Business Day following such shareholders’ meeting;

(ii) den Zeitraum von 14 Tagen, der mit dem Ende des Geschäftsjahres der Emittentin endet;	(ii) a period of 14 days ending on the last day of the Financial Year of the Issuer;

(iii)  den Zeitraum ab dem Tag, an dem ein Angebot der Emittentin an ihre Aktionäre zum Bezug von Aktien, Optionsrechten auf eigene Aktien oder von Schuldverschreibungen mit Wandlungs- oder Optionsrechten oder Wandlungs- oder Optionspflichten oder von Genussscheinen mit Wandlungsrechten oder -pflichten auf Aktien veröffentlicht wird, bis zum letzten Tag der für die Ausübung des Bezugsrechts bestimmten Frist (jeweils einschließlich); und

(iii)  a period commencing on the day on which an offer by the Issuer to its shareholders, inviting them to subscribe to shares, warrants on own shares or bonds with conversion or option rights or obligations or profit participation rights with conversion rights or obligations relating to shares, is published, and ending on the last day of the subscription period (both dates inclusive); and

(iv) anlässlich einer geplanten Abspaltung (zuivere splitsing) von der Emittentin den Zeitraum ab dem Tag der Veröffentlichung des Spaltungsvorschlags (splitsingsvoorstel) bis zum Ex-Tag der Abspaltung (jeweils einschließlich).

(iv) in connection with any proposed spin-off (zuivere splitsing) of the Issuer, the period from and including the date of publication of the spin-off proposal (splitsingsvoorstel) to and including the Ex-Date of the spin-off.

Falls jedoch der letzte Tag eines in den Absätzen (i) bis (iv) genannten Zeitraums auf einen Tag fällt, der später als 15 Geschäftstage vor dem Endfälligkeitstag bzw. dem Rückzahlungstag liegt, dann ist der letzte Tag des betreffenden Ausschlusszeitraums stattdessen der Tag, der 15 Geschäftstage vor dem Endfälligkeitstag bzw. dem Rückzahlungstag liegt.

If however the last day of the period referred to in clauses (i) to (iv) above falls later than the date falling 15 Business Days prior to the Maturity Date or the Redemption Date, the last day of the relevant Excluded Period shall instead be the date falling 15 Business Days prior to the Maturity Date or, as the case may be, the Redemption Date.

“Lieferaktien” hat die in § 9(a) festgelegte Bedeutung.	“Settlement Shares” has the meaning set out in § 9(a).

“Liefertag” bezeichnet den Tag, an dem die Emittentin die betreffenden Lieferaktien nach Maßgabe dieser Emissionsbedingungen liefert.	“Settlement Date” means the date on which the Issuer delivers the relevant Settlement Shares in accordance with these Terms and Conditions.

“Maßgebliches Wandlungsverhältnis” bezeichnet das Ergebnis (ohne Rundung und einschließlich Bruchteilen von Lieferaktien) aus der Division	“Relevant Conversion Ratio” means the result (without rounding and including fractions of Settlement Shares) of the division of

(i) der Summe aus (x) dem Gesamtnennbetrag der Schuldverschreibungen, die von einem Anleihegläubiger mit einer Wandlungserklärung eingereicht wurden, und (y) jeglichen gemäß § 4(b) auf diese Schuldverschreibungen aufgelaufenen und nicht gezahlten PIK-Zinsen, durch

(i) the sum of (x) the aggregate principal amount of Bonds delivered by a Bondholder for conversion with a single Conversion Notice, and (y) any PIK Interest accrued but unpaid upon such Bonds pursuant to § 4(b), by

(ii) den an dem betreffenden Wandlungstag geltenden Wandlungspreis (vorbehaltlich einer späteren Anpassung des Wandlungspreises gemäß § 10).	(ii) the Conversion Price in effect on the relevant Conversion Date (subject to any subsequent Conversion Price adjustment in accordance with § 10).

Das Maßgebliche Wandlungsverhältnis wird von der Berechnungsstelle gemäß § 8(b)(iii) berechnet.	The Relevant Conversion Ratio will be determined by the Calculation Agent in accordance with § 8(b)(iii).

“Vorgesehener Liefertag” bezeichnet den fünften Geschäftstag nach dem betreffenden Wandlungstag.	“Scheduled Settlement Date” means the fifth Business Day following the relevant Conversion Date.

“Wandlungserklärung” hat die in § 8(b)(i) festgelegte Bedeutung.	“Conversion Notice” has the meaning set out in § 8(b)(i).

“Wandlungspreis” bezeichnet anfänglich EUR 10,3686, wobei dieser Betrag gegebenenfalls nach Maßgabe dieser Emissionsbedingungen von Zeit zu Zeit angepasst wird.	“Conversion Price” means initially EUR 10.3686, subject to adjustment from time to time in accordance with these Terms and Conditions.

“Wandlungsrecht” hat die in § 8(a)(i) festgelegte Bedeutung.	“Conversion Right” has the meaning set out in § 8(a)(i).

“Wandlungstag” hat die in § 8(b)(iv) festgelegte Bedeutung.	“Conversion Date” has the meaning set out in § 8(b)(iv).

“Wandlungszeitraum” bezeichnet den Zeitraum ab dem 4. Oktober 2022 (einschließlich) bis zu dem frühesten der folgenden Tage (einschließlich):	“Conversion Period” means the period from and including October 4, 2022 to and including the earlier of the following days:

(x) dem 10. Geschäftstag vor dem Endfälligkeitstag; bzw.	(x) the 10th Business Day prior to the Maturity Date; or

(y) falls die Schuldverschreibungen durch die Emittentin gemäß § 5(b) oder § 5(c) gekündigt werden, dem 10. Geschäftstag, der dem Rückzahlungstag vorausgeht.	(y) if the Bonds are redeemed by the Issuer in accordance with § 5(b) or § 5(c), the 10th Business Day prior to the Redemption Date.

(d) Definitionen bezüglich Barzahlung anstatt Lieferung von Lieferaktien im Ausnahmefall.	(d) Definitions relating to Cash payment in lieu of delivery of Settlement Shares in exceptional circumstances.

“Aktueller Marktwert” hat die in § 8(d)(iii) festgelegte Bedeutung.	“Current Market Value” has the meaning set out in § 8(d)(iii).

“Anzahl von Nichtlieferbaren Lieferaktien” hat die in § 8(d)(iii) festgelegte Bedeutung.	“Number of Undeliverable Settlement Shares” has the meaning set out in § 8(d)(iii).

“Barausgleichsbetrag” hat die in § 8(d)(iii) festgelegte Bedeutung.	“Cash Alternative Amount” has the meaning set out in § 8(d)(iii).

“Barausgleichsoption-Ausübungstag” hat die in § 8(d)(ii) festgelegte Bedeutung.	“Cash Alternative Election Exercise Date” has the meaning set out in § 8(d)(ii).

(e) Definitionen bezüglich Anpassung des Wandlungspreises.	(e) Definitions relating to Adjustment of the Conversion Price.

“Angemessener Marktwert” hat die in § 10(o) festgelegte Bedeutung.	“Fair Market Value” has the meaning set out in § 10(o).

“Anpassungstag” hat die in § 10(l) festgelegte Bedeutung.	“Adjustment Date” has the meaning set out in § 10(l).

“Bardividende” hat die in § 10(o) festgelegte Bedeutung.	“Cash Dividend” has the meaning set out in § 10(o).

“Durchschnittlicher Marktpreis” hat die in § 10(o) festgelegte Bedeutung.	“Average Market Price” has the meaning set out in § 10(o).

“Ex-Tag” hat die in § 10(o) festgelegte Bedeutung.	“Ex-Date” has the meaning set out in § 10(o).

“Maßgeblicher Wechselkurs” hat die in § 10(o) festgelegte Bedeutung.	“Relevant FX Rate” has the meaning set out in § 10(o).

“Scrip-Dividende” hat die in § 10(o) festgelegte Bedeutung.	“Scrip Dividend” has the meaning set out in § 10(o).

“Sonstige Wertpapiere” hat die in § 10(c) festgelegte Bedeutung.	“Other Securities” has the meaning set out in § 10(c).

“Spaltungsaktien” hat die in § 10(o) festgelegte Bedeutung.	“Spin-off Shares” has the meaning set out in § 10(o).

“Stichtag” hat die in § 10(o) festgelegte Bedeutung.	“Record Date” has the meaning set out in § 10(o).

“Wertpapierkurs” hat die in § 10(o) festgelegte Bedeutung.	“Security Price” has the meaning set out in § 10(o).

(f) Definitionen bezüglich Kontrollerwerb, Delisting, Übertragende Verschmelzung.	(f) Definitions relating to Acquisition of Control, Delisting, Transferring Merger.

“Delistingereignis” hat die in § 11(b)(iii) festgelegte Bedeutung.	“Delisting Event” has the meaning set out in § 11(b)(iii).

“Mitteilung eines Delistingereignisses” hat die in § 11(b)(i) festgelegte Bedeutung.	“Delisting Event Notice” has the meaning set out in § 11(b)(i).

“Delistingereigniszeitraum” hat die in § 11(b)(iii) festgelegte Bedeutung.	“Delisting Event Period” has the meaning set out in § 11(b)(iii).

“Kontrolle” hat die in § 11(f) festgelegte Bedeutung.	“Control” has the meaning set out in § 11(f).

“Kontrollerwerb” hat die in § 11(f) festgelegte Bedeutung.	“Acquisition of Control” has the meaning set out in § 11(f).

“Kontrollerwerbsstichtag” hat die in § 11(f) festgelegte Bedeutung.	“Control Record Date” has the meaning set out in § 11(f).

“Übertragende Verschmelzung” hat die in § 11(f) festgelegte Bedeutung.	“Transferring Merger” has the meaning set out in § 11(f).

“Verschmelzungsstichtag” hat die in § 11(f) festgelegte Bedeutung.	“Merger Record Date” has the meaning set out in § 11(f).

§ 2 Form und Nennbetrag	§ 2 Form and Denomination

(a) Die Emission der Emittentin von Wandelschuldverschreibungen im Gesamtnennbetrag von	(a) The issue by the Issuer of convertible bonds in the aggregate principal amount of

€ 100.000.000,00	€ 100,000,000.00

(in Worten: Euro einhundert Millionen),	(in words: Euro one hundred million)

ist in untereinander gleichrangige, auf den Inhaber lautende Schuldverschreibungen (die “Schuldverschreibungen” und jeweils eine “Schuldverschreibung”) im Nennbetrag von je € 1.000.000 (der “Festgelegte Nennbetrag”) eingeteilt.

is divided into bonds in bearer form with a principal amount of € 1,000,000 (the “Principal Amount”) each, which rank pari passu among themselves (the “Bonds” and each a “Bond”).

(b)   Die Emittentin hat dem Erstanleihegläubiger das Recht eingeräumt, bis zum 30. September 2023 weitere Schuldverschreibungen mit den gleichen Bedingungen wie in diesen Emissionsbedingungen in einem Gesamtbetrag von bis zu € 200.000.000 zu zeichnen.

(b)   The Issuer has granted the Initial Bondholder the right to subscribe to further Bonds with the same terms as those set out in these Terms and Conditions in an aggregate amount of up to € 200,000,000 until September 30, 2023.

(c)   Dauerglobalurkunde. Die Schuldverschreibungen sind durch eine Dauerglobalurkunde (die “Dauerglobalurkunde”) verbrieft. Die Dauerglobalurkunde trägt die handschriftlichen oder faksimilierten Unterschriften ordnungsgemäß bevollmächtigter Vertreter der Emittentin und ist von der Hauptzahlstelle oder in deren Namen mit einer handschriftlichen oder faksimilierten Kontrollunterschrift versehen. Einzelurkunden werden nicht ausgegeben und das Recht der Schuldverschreibungsgläubiger die Ausstellung und Lieferung von Einzelurkunden zu verlangen wird ausgeschlossen.

(c)   Permanent Global Bond. The Bonds are represented by a permanent global bond (the “Permanent Global Bond”). The Permanent Global Bond bears the handwritten or facsimile signatures of duly authorised representatives of the Issuer and is provided with a handwritten or facsimile control signature by or on behalf of the Principal Paying Agent. Definitive Bonds will not be issued and the right of the Bondholders to request the issue and delivery of definitive Bonds shall be excluded.

(d)   Clearingsystem. Jede Globalurkunde wird solange von einem oder im Namen eines Clearingsystems verwahrt, bis sämtliche Verbindlichkeiten der Emittentin aus den Schuldverschreibungen erfüllt sind. “Clearingsystem” bedeutet jeweils folgendes: Clearstream Banking S.A., Luxemburg (“CBL”) und Euroclear Bank SA/NV, Brüssel (“Euroclear”) sowie jeder Funktionsnachfolger.

(d)   Clearing System. Each Global Bond will be kept in custody by or on behalf of the Clearing System until all obligations of the Issuer under the Bonds have been satisfied. “Clearing System” means each of the following: Clearstream Banking S.A., Luxembourg (“CBL”) and Euroclear Bank SA/NV, Brussels (“Euroclear”) and any successor in such capacity.

“International Central Securities Depositary” oder “ICSD” bezeichnet jeweils CBL und Euroclear (zusammen die “ICSDs”).	“International Central Securities Depositary” or “ICSD” means each of CBL and Euroclear (together, the “ICSDs”).

Die Schuldverschreibungen werden in Form einer Classical Global Note (CGN) ausgegeben und von einer gemeinsamen Verwahrstelle im Namen beider ICSDs verwahrt.	The Bonds are issued in classical global note (CGN) form and are kept in custody by a common depositary on behalf of both ICSDs.

(e)   Den Anleihegläubigern stehen Miteigentumsanteile bzw. Rechte an der Globalurkunde zu, die nach Maßgabe des anwendbaren Rechts und der Regeln und Bestimmungen des Clearingsystems übertragen werden können.

(e)   The Bondholders will receive proportional co-ownership interests or rights in the Global Bond, which are transferable in accordance with applicable law and the rules and regulations of the Clearing System.

§ 3 Status der Schuldverschreibungen	§ 3 Status of the Bonds

Die Schuldverschreibungen begründen nicht nachrangige und nicht besicherte Verbindlichkeiten der Emittentin, die im gleichen Rang untereinander und, im Falle der Auflösung, der Liquidation oder der Insolvenz der Emittentin oder eines der Abwendung	The Bonds constitute unsubordinated and unsecured obligations of the Issuer ranking pari passu among themselves and, in the event of the dissolution, liquidation or insolvency of the Issuer or any proceeding to avoid insolvency of the Issuer, pari passu

der Insolvenz der Emittentin dienenden Verfahrens, im gleichen Rang mit allen anderen gegenwärtigen und zukünftigen nicht besicherten und nicht nachrangigen Verbindlichkeiten der Emittentin stehen, mit Ausnahme von Verbindlichkeiten, die nach geltenden Rechtsvorschriften vorrangig sind.	with all other present and future unsubordinated and unsecured obligations of the Issuer, save for such obligations which may be preferred by applicable law.

§ 4 Verzinsung	§ 4 Interest

(a) Die Schuldverschreibungen werden ab dem 4. Oktober 2022 (der „Verzinsungsbeginn“) auf ihren Festgelegten Nennbetrag mit einem Zinssatz des Drei-Monats EURIBOR zuzüglich	(a) The Bonds will bear interest on their Principal Amount at a rate of Three-month EURIBOR as from October 4, 2022 (the “Interest Commencement Date”) plus

(i) 4,00 Prozent per annum ab einschließlich 4. Oktober 2022 und bis ausschließlich 4. Oktober 2026;	(i) 4.00 per cent. per annum from and including October 4, 2022 and until but excluding October 4, 2026;

(ii) 5,00 Prozent per annum ab einschließlich 4. Oktober 2026 und bis ausschließlich 4. Oktober 2027;	(ii) 5.00 per cent. per annum from and including October 4, 2026 and until but excluding October 4, 2027, and

(iii) 6,00 Prozent per annum ab einschließlich 4. Oktober 2027 und bis ausschließlich 4. Oktober 2028.	(iii) 6.00 per cent. per annum from and including October 4, 2027 and until but excluding October 4, 2028.

Die Zinsen gemäß diesem § 4(a) sind vierteljährlich nachträglich in bar an dem jeweiligen Zinszahlungstag zu zahlen.	Interest pursuant to this § 4(a) is payable quarterly in arrear in cash on each Interest Payment Date.

Die für einen Zeitraum gemäß diesem § 4(a) aufgelaufenen Zinsen werden von der Hauptzahlstelle bestimmt.	Interest accrued in respect of any period pursuant to this § 4(a) will be determined by the Principal Paying Agent.

(b) Zusätzlich zu den Zinsen gemäß § 4(a) entfallen auf die Schuldverschreibungen zusätzliche Zinsen	(b) In addition to the interest pursuant to § 4(a), the Bonds will bear additional interest

(i) ab dem Verzinsungsbeginn bis ausschließlich 4. Oktober 2023 auf ihren Festgelegten Nennbetrag in Höhe von 7,00 Prozent per annum;	(i) as from the Interest Commencement Date to but excluding October 4, 2023 on their Principal Amount at a rate of 7.00 per cent. per annum,

(ii) ab dem 4. Oktober 2023 bis ausschließlich 4. Oktober 2024 auf ihren Festgelegten Nennbetrag zzgl. € 70.000,00 in Höhe von 7,00 Prozent per annum;	(ii) as from October 4, 2023 to but excluding October 4, 2024 on their Principal Amount plus € 70,000.00 at a rate of 7.00 per cent. per annum,

(iii) ab dem 4. Oktober 2024 bis ausschließlich 4. Oktober 2025 auf ihren Festgelegten Nennbetrag zzgl. € 144.900,00 in Höhe von 7,00 Prozent per annum;	(iii) as from October 4, 2024 to but excluding October 4, 2025 on their Principal Amount plus € 144,900.00 at a rate of 7.00 per cent. per annum,

(iv) ab dem 4. Oktober 2025 bis ausschließlich 4. Oktober 2026 auf ihren Festgelegten Nennbetrag zzgl. € 225.043,00 in Höhe von 7,00 Prozent per annum;	(iv) as from October 4, 2025 to but excluding October 4, 2026 on their Principal Amount plus € 225,043.00 at a rate of 7.00 per cent. per annum,

(v) ab dem 4. Oktober 2026 bis ausschließlich 4. Oktober 2027 auf ihren Festgelegten Nennbetrag zzgl. €310.796,00 in Höhe von 8,00 Prozent per annum; und	(v) as from October 4, 2026 to but excluding October 4, 2027 on their Principal Amount plus € 310,796.00 at a rate of 8.00 per cent. per annum, and

(vi) ab dem 4. Oktober 2027 bis ausschließlich 4. Oktober 2028 auf ihren Festgelegten Nennbetrag zzgl. € 415.659,68 in Höhe von 9,00 Prozent per annum	(vi) as from October 4, 2027 to but excluding October 4, 2028 on their Principal Amount plus € 415,659.68 at a rate of 9.00 per cent. per annum

(die “PIK-Zinsen”).	(the “PIK Interest”).

Die PIK-Zinsen fallen so an, als ob sie vierteljährlich rückwirkend an jedem Zinszahlungstag, wie in der nachstehenden Tabelle angegeben, zahlbar wären, mit der Maßgabe, dass ihre Zahlung gemäß dem folgenden Absatz aufgeschoben wird.

PIK Interest shall accrue as if it were payable quarterly in arrear on each Interest Payment Date as set out in the table below, provided that payment thereof shall be deferred pursuant to the following paragraph.

PIK-Zinsen, die seit dem Zinsbeginn für eine Schuldverschreibung aufgelaufen sind, werden aufgeschoben und sind zahlbar:	PIK Interest accrued since the Interest Commencement Date in respect of any Bond shall be deferred and become payable:

(i) im Falle der Rückzahlung einer solchen Schuldverschreibung am entsprechenden Rückzahlungstermin in bar; oder	(i) where such Bond is redeemed, in cash on the relevant date of redemption; or

(ii)  falls ein Anleihegläubiger das Wandlungsrecht in Bezug auf eine solche Schuldverschreibung ausübt, am entsprechenden Liefertag, vorausgesetzt, dass die Zahlung solcher PIK-Zinsen als durch die Lieferung der entsprechenden Anzahl von Stammaktien in Bezug auf eine solche Ausübung des Wandlungsrechts, wie in Übereinstimmung mit diesen Emissionsbedingungen festgelegt, erfüllt gilt.

(ii)  where a Bondholder exercises the Conversion Right in respect of such Bond, on the relevant Settlement Date, provided that payment of such PIK Interest shall be deemed to have been satisfied by the delivery of the relevant number of Ordinary Shares in respect of such exercise of the Conversion Right as determined in accordance with these Terms and Conditions.

Auf PIK-Zinsen fallen keine Zinsen an, wobei PIK-Zinsen auf der Grundlage des Hauptbetrags verzinst werden, der in der Weise und um den Betrag erhöht wird, wie in der Definition dieses Begriffs angegeben.

No interest shall accrue on PIK Interest, provided that PIK Interest shall bear interest on the basis of the Principal Amount increased in such manner and by such amount as specified in the definition of this term.

Aufgelaufene PIK-Zinsen (i) in Bezug auf einen dreimonatigen Zinsberechnungszeitraum, der an einem Zinszahlungstag beginnt, sind in der nachstehenden Tabelle aufgeführt, und (ii) in Bezug auf jeden anderen Zeitraum (einschließlich aufgelaufener, aber nicht gezahlter PIK-Zinsen im Zusammenhang mit einer Ausübung des Wandlungsrechts oder einer Rückzahlung der Schuldverschreibungen) werden von der Berechnungsstelle ermittelt.

PIK Interest accrued (i) in respect of any three-month Interest Calculation Period commencing on an Interest Payment Date is set forth in the table below, and (ii) in respect of any other period (including PIK Interest accrued but unpaid in connection with any exercise of the Conversion Right or any redemption of the Bonds) will be determined by the Calculation Agent.

Zur Klarstellung: Unter der Annahme, dass alle Schuldverschreibungen vom Verzinsungsbeginn bis zum Endfälligkeitstag gehalten werden, fallen auf die Schuldverschreibungen PIK-Zinsen in Höhe von insgesamt € 54.306.904,00 an, die wie folgt auf die unten dargestellten 24 dreimonatigen Zinsberechnungszeiträume entfallen würden:

For the avoidance of doubt, assuming all Bonds are held from the Interest Commencement Date until the Maturity Date, PIK Interest totalling € 54,306,904.00 will accrue on the Bonds, which would be attributable as follows to the 24 three-months Interest Calculation Periods set out below:

Dreimonatiger Zinsberechnungszeitraum beginnend am	Betrag der PIK-Zinsen , die für jede Schuldverschreibung im Nennwert von € 1.000.000 in Bezug auf jeden solchen dreimonatigen Zinsberechnungszeitraum anfallen	Three-month Interest Calculation Period commencing on	Amount of PIK Interest accrued per each Bond in the principal amount of €1,000,000 in respect of each such three-month Interest Calculation Period

4. Oktober 2022;	€ 17.500,00	October 4, 2022;	€ 17,500.00
4. Januar 2023;		January 4, 2023;
4. April 2023; 4. Juli 2023		April 4, 2023; July 4, 2023
(7% per annum)		(7% per annum)

4. Oktober 2023;	€ 18.725,00	October 4, 2023;	€ 18,725.00
4. Januar 2024;		January 4, 2024;
4. April 2024;4. Juli 2024		April 4, 2024; July 4, 2024
(7% per annum)		(7% per annum)

4. Oktober 2024;	€ 20.035,75	October 4, 2024;	€ 20,035.75
4. Januar 2025;		January 4, 2025;
4. April 2025; 4. Juli 2025		April 4, 2025; July 4, 2025
(7% per annum)		(7% per annum)

4. Oktober 2025;	€ 21.438,25	October 4, 2025;	€ 21,438.25
4. Januar 2026;		January 4, 2026;
4. April 2026; 4. Juli 2026		April 4, 2026; July 4, 2026
(7% per annum)		(7% per annum)

4. Oktober 2026;	€ 26.215,92	October 4, 2026;	€ 26,215.92
4. Januar 2027;		January 4, 2027;
4. April 2027; 4. Juli 2027		April 4, 2027; July 4, 2027;
(8% per annum)		(8% per annum)

4. Oktober 2027;	€ 31.852,34	October 4, 2027;	€ 31,852.34
4. Januar 2028;		January 4, 2028;
4. April 2028; 4. Juli 2028		April 4, 2028; July 4, 2028;
(9% per annum)		(9% per annum)

(c) Der Zinslauf der Schuldverschreibungen gemäß § 4(a) und § 4(b) endet wie folgt:	(c) Each Bond will cease to bear interest pursuant to § 4(a) and § 4(b) as follows:

(i) Wenn ein Anleihegläubiger das Wandlungsrecht für eine Schuldverschreibung ausübt, endet der Zinslauf der betreffenden Schuldverschreibung mit dem Ablauf des Tages, der dem letzten Zinszahlungstag vor dem betreffenden Wandlungstag unmittelbar vorausgeht; falls der betreffende Wandlungstag vor dem ersten Zinszahlungstag liegt, werden die Schuldverschreibungen nicht verzinst.

(i) If a Bondholder exercises the Conversion Right in respect of any Bond, such Bond will cease to bear interest from the end of the day immediately preceding the Interest Payment Date immediately preceding the relevant Conversion Date; if the relevant Conversion Date falls before the first Interest Payment Date, the Bonds will not pay any interest.

(ii)  Sofern die Schuldverschreibung zurückgezahlt wird, endet der Zinslauf der betreffenden Schuldverschreibung mit Ablauf des Tages, der dem Tag unmittelbar vorausgeht, an dem sie zur Rückzahlung fällig wird.

(ii) If a Bond is redeemed, such Bond will cease to bear interest from the end of the day immediately preceding the due date for redemption.

(d)   Falls die Emittentin die Schuldverschreibungen bei Fälligkeit nicht zurückzahlt, endet die Verzinsung gemäß § 4(a) und § 4(b) des Festgelegten Nennbetrags nicht an dem Ende des Tages, der dem Fälligkeitstag unmittelbar vorausgeht, sondern erst mit dem Ablauf des Tages, der dem Tag der tatsächlichen Rückzahlung der Schuldverschreibungen unmittelbar vorausgeht. Der in diesem Falle jeweils anzuwendende Zinssatz entspricht dem gesetzlichen Verzugszinssatz nach niederländischem Recht.

(d)   If the Issuer fails to redeem the Bonds when due, interest pursuant to § 4(a) and § 4(b) will continue to accrue on the Principal Amount beyond the end of the day immediately preceding the due date for redemption until the end of the day immediately preceding the actual date of redemption of the Bonds. In this case the applicable rate of interest will correspond to the statutory default rate of interest established by Dutch law.

(e) Zinsen gemäß § 4(a) und § 4(b) für einen beliebigen Zeitraum werden für jede Schuldverschreibung im Nennbetrag von	(e) Interest pursuant to § 4(a) and § 4(b) in respect of any period of time will be calculated per each Bond in the principal amount of € 1,000,000 on

€ 1.000.000 auf der Grundlage des Zinstagequotienten berechnet (und auf den nächsten vollen Cent aufgerundet, wobei € 0,005 aufgerundet wird).	the basis of the Day Count Fraction (and rounded to the nearest full Cent (with € 0.005 being rounded upwards)).

“Zinstagequotient” bezeichnet bei der Berechnung des auf eine Schuldverschreibung zu zahlenden Zinsbetrags für einen beliebigen Zeitraum (ab dem ersten Tag dieses Zeitraums (einschließlich) bis zum letzten Tag dieses Zeitraums (ausschließlich)) (der “Zinsberechnungszeitraum”):

“Day Count Fraction” means, in respect of the calculation of an amount of interest on any Bond for any period of time (from and including the first day of such period to but excluding the last day of such period) (the “Interest Calculation Period”):

(i) wenn der Zinsberechnungszeitraum der Feststellungsperiode entspricht, in die er fällt, oder kürzer als diese ist, die Anzahl von Tagen in dem Zinsberechnungszeitraum dividiert durch das Produkt aus (x) der Anzahl von Tagen in der betreffenden Feststellungsperiode und (y) der Anzahl der Feststellungsperioden, die üblicherweise in einem Jahr enden; und

(i) if the Interest Calculation Period is equal to or shorter than the Determination Period during which it falls, the number of days in the Interest Calculation Period divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Periods normally ending in any year; and

(ii) wenn der Zinsberechnungszeitraum länger als eine Feststellungsperiode ist, die Summe aus	(ii) if the Interest Calculation Period is longer than one Determination Period, the sum of:

(A)  der Anzahl der Tage in dem betreffenden Zinsberechnungszeitraum, die in die Feststellungsperiode fallen, in der der Zinsberechnungszeitraum beginnt, dividiert durch das Produkt aus (x) der Anzahl der Tage in der betreffenden Feststellungsperiode und (y) der Anzahl der Feststellungsperioden, die üblicherweise in einem Jahr enden; und

(A)  the number of days in such Interest Calculation Period falling in the Determination Period in which the Interest Calculation Period begins divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Periods normally ending in any year; and

(B)  der Anzahl der Tage in dem betreffenden Zinsberechnungszeitraum, die in die nachfolgende Feststellungsperiode fallen, dividiert durch das Produkt aus (x) der Anzahl der Tage in der betreffenden Feststellungsperiode und (y) der Anzahl der Feststellungsperioden, die üblicherweise in einem Jahr enden.

(B)  the number of days in such Interest Calculation Period falling in the next Determination Period divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Periods normally ending in any year.

Dabei gilt Folgendes:	Where:

“Feststellungsperiode” bezeichnet jede Periode ab einem Feststellungstermin (einschließlich), der in ein beliebiges Jahr fällt, bis zum nächsten Feststellungstermin (ausschließlich).	“Determination Period” means each period from and including a Determination Date in any year to but excluding the next Determination Date.

“Feststellungstermin” bezeichnet jeden 4. April, 4. Juli, 4. Oktober und 4. Januar.	“Determination Date” means each Apirl 4, July 4, October 4 and January 4.

§ 5 Fälligkeit, Rückzahlung und Erwerb	§ 5 Maturity, Redemption and Purchase

(a)   Die Schuldverschreibungen werden an dem Endfälligkeitstag zu ihrem Festgelegten Nennbetrag zuzüglich aufgelaufener, aber unbezahlter Zinsen zurückgezahlt, soweit sie nicht vorher zurückgezahlt, gewandelt, oder zurückgekauft und entwertet worden sind.

(a)   To the extent the Bonds have not previously been redeemed, converted, or repurchased and cancelled they will be redeemed at their Principal Amount plus accrued but unpaid interest on the Maturity Date.

(b)   Die Emittentin ist berechtigt, die ausstehenden Schuldverschreibungen (insgesamt jedoch nicht nur teilweise) durch Mitteilung an die Anleihegläubiger gemäß § 14 unter Einhaltung einer Frist von mindestens 20 und höchstens 40 Tagen mit Wirkung zu dem Rückzahlungstag (der frühestens auf den 4. Oktober 2025 fallen darf) zu kündigen. Im Falle einer solchen Kündigung hat die Emittentin die Schuldverschreibungen an dem Rückzahlungstag zu ihrem Festgelegten Nennbetrag zuzüglich jeglicher aufgelaufener, aber unbezahlter Zinsen zurückzuzahlen.

(b)   The Issuer may, on giving not less than 20 and no more than 40 days’ prior notice to the Bondholders in accordance with § 14, redeem all, but not some only, of the outstanding Bonds with effect from the Redemption Date (which shall be no earlier than October 4, 2025). In the case such notice is given, the Issuer will redeem the Bonds at their Principal Amount plus any accrued but unpaid interest on the Redemption Date.

    Die Mitteilung der vorzeitigen Rückzahlung ist unwiderruflich und hat folgende Informationen anzugeben: (i) den Rückzahlungstag und (ii) den letzten Tag, an dem die Wandlungsrechte von den Anleihegläubigern gemäß § 8(a) und Absatz (y) der Definition des Begriffs “Wandlungszeitraum” ausgeübt werden dürfen.

    The notice of early redemption is irrevocable and must specify (i) the Redemption Date and (ii) the last day on which Conversion Rights may be exercised by Bondholders in accordance with § 8(a) and clause (y) of the definition of the term “Conversion Period”.

(c)   Die Emittentin ist berechtigt, die Schuldverschreibungen (insgesamt, jedoch nicht nur teilweise) durch Mitteilung an die Anleihegläubiger gemäß § 14 unter Einhaltung einer Frist von mindestens 20 und höchstens 40 Kalendertagen mit Wirkung zu dem Rückzahlungstag zu kündigen, wenn zu irgendeinem Zeitpunkt der Gesamtnennbetrag

(c)   The Issuer may, on giving not less than 20 and no more than 40 days’ prior notice to the Bondholders in accordance with § 14, redeem all, but not some only, of the outstanding Bonds with effect from the Redemption Date if at any time the aggregate principal amount of the Bonds outstanding and held by persons other than the Issuer and its Subsidiaries has fallen to der ausstehenden und nicht von der Emittentin und ihren Tochtergesellschaften gehaltenen Schuldverschreibungen auf 15 % oder weniger des Gesamtnennbetrags der Schuldverschreibungen, die ursprünglich ausgegeben wurden (einschließlich Schuldverschreibungen, die gemäß § 15 zusätzlich begeben worden sind), gefallen ist. Im Falle einer solchen Kündigung hat die Emittentin die Schuldverschreibungen an dem Rückzahlungstag zu ihrem Festgelegten Nennbetrag zuzüglich jeglicher aufgelaufener, aber unbezahlter Zinsen zurückzuzahlen.

     15 per cent. or less of the aggregate principal amount of the Bonds originally issued (including any Bonds additionally issued in accordance with § 15). In the case such notice is given, the Issuer will redeem the Bonds at their Principal Amount plus any accrued but unpaid interest on the Redemption Date.

    Die Mitteilung der vorzeitigen Rückzahlung ist unwiderruflich und hat folgende Informationen anzugeben: (i) den Rückzahlungstag, (ii) den letzten Tag, an dem die Wandlungsrechte von den Anleihegläubigern gemäß § 8(a) in Verbindung mit Absatz (y) der Definition des Begriffs “Wandlungszeitraum” ausgeübt werden dürfen, und (iii) die Tatsachen, die das Kündigungsrecht der Emittentin begründen.

    The notice of early redemption is irrevocable and must specify (i) the Redemption Date, (ii) the last day on which Conversion Rights may be exercised by Bondholders in accordance with § 8(a) in connection with clause (y) of the definition of the term “Conversion Period” and (iii) the facts which establish the right of the Issuer to redeem the Bonds.

(d)   Wandlungsrecht im Falle vorzeitiger Rückzahlung. Im Falle einer vorzeitigen Rückzahlung gemäß § 5(b) und §5(c) kann jeder Anleihegläubiger anstelle der vorzeitigen Rückzahlung die Wandlung mancher oder aller von ihm gehaltenen Schuldverschreibungen gemäß § 8 wählen.

(d)   Conversion Right in Case of Early Redemption. In case of an early redemption pursuant to § 5(b) and § 5(c) above, any Bondholder may, at its option, opt for a conversion of some or all of the Bonds held by it instead of such redemption pursuant to § 8 below.

(e) Die Emittentin und ihre verbundenen Unternehmen sind jederzeit berechtigt, Schuldverschreibungen am Markt oder auf sonstige Weise zu kaufen.	(e) The Issuer and any of its affiliates may at any time purchase Bonds in the open market or otherwise.

Schuldverschreibungen, die die Emittentin oder eines ihrer verbundenen Unternehmen gekauft haben, können diese einziehen oder halten und wiederveräußern.	Any Bonds purchased by the Issuer or any of its affiliates may be cancelled or held and resold.

§ 6 Zahlungen	§ 6 Payments

(a)   Alle Zahlungen auf die Schuldverschreibungen erfolgen in Euro an die Hauptzahlstelle zur Weiterleitung an das Clearingsystem oder dessen Order zur Gutschrift auf den Konten der jeweiligen Kontoinhaber des Clearingsystems außerhalb der Vereinigten Staaten. Zahlungen auf die Schuldverschreibungen an das

(a)   All payments on the Bonds will be made in Euro to the Principal Paying Agent for transfer to the Clearing System or to its order for credit to the accounts of the relevant account holders of the Clearing System outside the United States. Payments on the Bonds made to the Clearing System or to its order will discharge the liability of the Issuer under the Bonds to the extent of the sums so paid.

Clearingsystem oder an dessen Order befreien die Emittentin in Höhe der geleisteten Zahlungen von ihren Verbindlichkeiten aus den Schuldverschreibungen.

(b)   Vorbehaltlich (i) geltender steuerlicher und sonstiger gesetzlicher Regelungen und Vorschriften und (ii) eines Einbehalts oder Abzugs aufgrund eines Vertrags wie in Section 1471(b) des US Internal Revenue Code von 1986 (der “Code”) beschrieben bzw. anderweit gemäß Section 1471 bis Section 1474 des Code auferlegt, etwaigen aufgrund dessen getroffener Regelungen oder geschlossener Abkommen, etwaiger offizieller Auslegungen davon, oder von Gesetzen zur Umsetzung einer Regierungszusammenarbeit dazu erfolgen zu leistende Zahlungen auf die Schuldverschreibungen in Euro.

(b)   Subject to (i) applicable fiscal and other laws and regulations, and (ii) any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the US Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or any law implementing an intergovernmental approach thereto payments of amounts due in respect of the Bonds shall be made in Euro.

(c)   Falls eine Zahlung in Bezug auf die Schuldverschreibungen an einem Tag fällig wird, der kein Geschäftstag ist, so hat der Anleihegläubiger keinen Anspruch auf Zahlung vor dem nachfolgenden Geschäftstag. In diesem Falle stehen den Anleihegläubigern keine Ansprüche auf zusätzliche Zinsen oder eine andere Ersatzleistung wegen dieser Verzögerung zu.

(c)   If the due date for payment of any amount in respect of the Bonds is not a Business Day, then the Bondholder will not be entitled to payment until the next day which is a Business Day. In such case the Bondholders will not be entitled to further interest or to any other compensation on account of such delay.

§ 7 Steuern	§ 7 Taxes

Sämtliche auf die Schuldverschreibungen zu zahlenden Beträge werden unter Abzug von Steuern oder sonstigen Abgaben geleistet, falls ein solcher Abzug gesetzlich vorgeschrieben ist.	All payments in respect of the Bonds will be made with deduction of taxes or other duties, if such deduction is required by law.

Die Emittentin ist nicht verpflichtet, wegen eines solchen Abzugs zusätzliche Beträge an Kapital und/oder Zinsen zu zahlen.	The Issuer will not be obliged to pay any additional amounts of principal and/or interest as a result of such deduction.

§ 8 Wandlung	§ 8 Conversion

(a) Wandlungsrecht.	(a) Conversion Right.

(i) Die Emittentin gewährt jedem Anleihegläubiger das Recht (das “Wandlungsrecht”), nach Maßgabe dieses § 8 an jedem Geschäftstag während des Wandlungszeitraums jede Schuldverschreibung (zusammen der darauf angefallenen, aber unbezahlten PIK-Zinsen) ganz, nicht jedoch teilweise, zum Wandlungspreis in Lieferaktien zu wandeln.

(i) The Issuer grants to each Bondholder the right (the “Conversion Right”) to convert each Bond (together with any PIK interest accrued but unpaid thereon) in whole, but not in part, at the Conversion Price into Settlement Shares in accordance with this § 8 on any Business Day during the Conversion Period.

(ii) Das Wandlungsrecht kann von einem Anleihegläubiger nicht ausgeübt werden, nachdem er seine Schuldverschreibungen gemäß § 11(a)(iii), § 11(d)(iii) oder § 12 gekündigt hat.	(ii) The Conversion Right may not be exercised by a Bondholder if such Bondholder has terminated its Bonds in accordance with § 11(a)(iii), § 11(d)(iii) or § 12.

(b) Ausübung des Wandlungsrechts.	(b) Exercise of Conversion Right.

(i) Zur Ausübung des Wandlungsrechts muss der Anleihegläubiger während des Wandlungszeitraums auf eigene Kosten bei der Hauptwandlungsstelle über seine Depotbank und das Clearingsystem eine ordnungsgemäß ausgefüllte und unterzeichnete Erklärung (die “Wandlungserklärung”) (auch per Fax oder elektronisch) unter Verwendung eines dann gültigen Vordrucks, der bei der Hauptwandlungsstelle erhältlich ist, einreichen. Die Wandlungserklärung muss der Hauptwandlungsstelle bis spätestens um 16:00 Uhr (Berliner Zeit) an dem letzten Tag des Wandlungszeitraums zugehen. Die Wandlungserklärung ist unwiderruflich und hat unter anderem die folgenden Angaben zu enthalten:

(i) To exercise the Conversion Right, the Bondholder must deliver at its own expense during the Conversion Period to the Principal Conversion Agent via its Custodian and the Clearing System a duly completed and executed exercise notice (the “Conversion Notice”) (which may be by fax or electronically) using a form (from time to time current) obtainable from the Principal Conversion Agent which must be received by the Principal Conversion Agent by 4:00 p.m. (Berlin time) on the last day of the Conversion Period at the latest. The Conversion Notice is irrevocable and will, among other things:

(A) Namen, Geburtsdatum und Adresse (natürliche Personen) bzw. Firma, Firmensitz und Adresse (juristische Personen) sowie Faxnummer und Emailadresse des ausübenden Anleihegläubigers;	(A) state the name, date of birth and address (natural persons) or name, domicile and address (legal persons) as well as the fax number and email address of the exercising Bondholder;

(B) den Gesamtnennbetrag der Schuldverschreibungen (einschließlich des Betrags der darauf angefallenen, aber unbezahlten PIK-Zinsen), für die das Wandlungsrecht ausgeübt wird;	(B) specify the aggregate principal amount of Bonds (and the amount of any PIK Interest accrued but unpaid thereon) with respect to which the Conversion Right will be exercised;

(C) das Wertpapierdepotkonto des Anleihegläubigers oder der von ihm zu diesem Zweck benannten	(C) designate the securities account of the Bondholder or its nominee at a participant in, or account

Person bei einem Teilnehmer des Clearingsystems oder bei einem Kontoinhaber des Clearingsystems, auf das die Lieferaktien zu übertragen sind;	holder of, the Clearing System to which the Settlement Shares are to be delivered;

(D)  Anweisungen an die Hauptwandlungsstelle bezüglich der Zahlung von Geldbeträgen, die der Anleihegläubiger nach diesen Emissionsbedingungen zu erhalten berechtigt ist und die die über die ICSDs auf ein auf Euro lautendes Geldkonto bei einer Bank in der Europäischen Union zu überweisen sind;

(D)  give directions to the Principal Conversion Agent for the payment of any cash amount which the Bondholder is entitled to receive in accordance with these Terms and Conditions and which are to be paid via the ICSDs by way of transfer to a Euro denominated cash account maintained with a bank in the European Union;

(E)  in dem Vordruck der Wandlungserklärung geforderte Bestätigungen und Verpflichtungserklärungen über bestimmte rechtliche Beschränkungen bezüglich des Eigentums der Schuldverschreibungen bzw. Lieferaktien. Sofern der Anleihegläubiger die vorstehend genannten Bestätigungen und Verpflichtungserklärungen nicht beibringt, wird die Emittentin in Bezug auf die betreffende Wandlungserklärung keine Lieferaktien liefern oder Zahlungen leisten; und

(E)  contain the certifications and undertakings set out in the form of the Conversion Notice relating to certain legal restrictions of the ownership of the Bonds and/or the Settlement Shares. If the Bondholder fails to deliver the above mentioned certifications and undertakings, the Issuer will not deliver any Settlement Shares or pay any amount of cash in respect of such a Conversion Notice; and

(F) die Ermächtigung, die Bezugserklärung gemäß § 8(b)(ii) für den Anleihegläubiger abzugeben.	(F) contain the authority to deliver the subscription certificate in accordance with § 8(b)(ii) on behalf of the Bondholder.

(ii)  Die Ausübung des Wandlungsrechts setzt außerdem voraus, dass die zu wandelnden Schuldverschreibungen (wobei davon ausgegangen wird, dass sie die darauf aufgelaufenen, aber nicht gezahlten PIK-Zinsen umfassen) bis spätestens um 16:00 Uhr (Berliner Zeit) an dem letzten Tag des Wandlungszeitraums an die Hauptwandlungsstelle geliefert werden, und zwar durch Übertragung der Schuldverschreibungen auf das Konto der Hauptwandlungsstelle (Umbuchung bzw. Abtretung).

(ii)  The exercise of the Conversion Right further requires that the Bonds (which shall be deemed to include the PIK interest accrued but unpaid thereon) to be converted will be delivered to the Principal Conversion Agent by transferring the Bonds to the account of the Principal Conversion Agent (book entry transfer or assignment) by 4:00 p.m. (Berlin time) on the last day of the Conversion Period at the latest.

(iii)  Nach Erfüllung sämtlicher in § 8(b)(i) und (ii) genannten Voraussetzungen für die Ausübung des Wandlungsrechts prüft die Hauptwandlungsstelle, ob der Gesamtnennbetrag der an die Hauptwandlungsstelle gelieferten Schuldverschreibungen den in der Wandlungserklärung angegebenen Gesamtnennbetrag an Schuldverschreibungen über- oder unterschreitet. Die Berechnungsstelle berechnet das Maßgebliche Wandlungsverhältnis. Soweit der in der Wandlungserklärung angegebene Gesamtnennbetrag an Schuldverschreibungen den Gesamtnennbetrag der tatsächlich gelieferten Schuldverschreibungen über- oder unterschreitet, wird die Berechnungsstelle das Maßgebliche Wandlungsverhältnis festlegen, und zwar auf der Grundlage der niedrigeren Gesamtzahl von:

(iii)  Upon fulfilment of all requirements specified in § 8(b)(i) and (ii) for the exercise of the Conversion Right, the Principal Conversion Agent will verify whether the aggregate principal amount of Bonds delivered to the Principal Conversion Agent exceeds or falls short of the aggregate principal amount of Bonds specified in the Conversion Notice. The Calculation Agent will determine the Relevant Conversion Ratio. If the aggregate principal amount of Bonds specified in the Conversion Notice exceeds or falls short of the aggregate principal amount of Bonds in fact delivered, the Calculation Agent will determine the Relevant Conversion Ratio on the basis of the lower of

(A) entweder dem in der Wandlungserklärung angegebenen Gesamtnennbetrag von Schuldverschreibungen entspricht,	(A) such aggregate principal amount of Bonds set forth in the Conversion Notice, or

(B) oder dem Gesamtnennbetrag der tatsächlich zur Wandlung gelieferten Schuldverschreibungen entspricht.	(B) such aggregate principal amount of Bonds in fact delivered for conversion.

    Eventuell gegenüber der in der Wandlungserklärung angegebenen Anzahl von Schuldverschreibungen überzählige Schuldverschreibungen werden an den Anleihegläubiger auf dessen Kosten zurückübertragen. Die Hauptwandlungsstelle wird gemäß den Regularien des Clearingsystems verfahren.

    Any Bonds delivered in excess of the number of Bonds specified in the Conversion Notice will be redelivered to the Bondholder at its cost. The Principal Conversion Agent will act in accordance with the regulations of the Clearing System.

(iv) Das Wandlungsrecht ist an dem Wandlungstag wirksam ausgeübt. Der Begriff “Wandlungstag” hat die folgende Bedeutung:	(iv) The Conversion Right will be validly exercised on the Conversion Date. The term “Conversion Date” has the following meaning:

(A)  Vorbehaltlich des nachstehenden Buchstabens (B) bezeichnet “Wandlungstag” den ersten Geschäftstag, an dem sämtliche in § 8(b)(i) und (ii) genannten Voraussetzungen für die Ausübung des Wandlungsrechts erfüllt sind, bzw. falls dieser Geschäftstag in einen Ausschlusszeitraum fällt, den ersten Geschäftstag nach dem Ende dieses Ausschlusszeitraums.

(A)  Subject to clause (B) below “Conversion Date” means the first Business Day on which all requirements for the exercise of the Conversion Right specified in § 8(b)(i) and (ii) have been fulfilled, or, if such Business Day falls within an Excluded Period, the first Business Day after the end of such Excluded Period.

(B)  Falls ein Kontrollerwerb eintritt und ein Anleihegläubiger das Wandlungsrecht für eine Schuldverschreibung gemäß § 8(a) während des Wandlungszeitraums und bis spätestens um 16:00 Uhr (Berliner Zeit) an dem Kontrollerwerbstichtag wirksam ausübt, bezeichnet “Wandlungstag” den Geschäftstag, an dem sämtliche in § 8(b)(i) und (ii) genannten Voraussetzungen für die Ausübung des Wandlungsrechts erfüllt sind, und zwar unabhängig davon, ob dieser Geschäftstag in einen Ausschlusszeitraum fällt.

(B)  If an Acquisition of Control occurs and a Bondholder validly exercises the Conversion Right in respect of any Bond in accordance with § 8(a) during the Conversion Period and by 4:00 p.m. (Berlin time) on the Control Record Date at the latest, “Conversion Date” means the first Business Day on which all requirements for the exercise of the Conversion Right specified in § 8(b)(i) and (ii) have been fulfilled, irrespective of whether such Business Day falls within an Excluded Period.

(c) Lieferung der Lieferaktien; Ausgleich von Bruchteilen von Lieferaktien.	(c) Delivery of Settlement Shares; compensation for fractions of Settlement Shares.

(i) Die Emittentin hat nach einer Ausübung des Wandlungsrechts eine Anzahl von Lieferaktien auszugeben bzw. zu liefern, die dem Maßgeblichen Wandlungsverhältnis, abgerundet auf die nächste ganze Lieferaktie (wie von der Berechnungsstelle berechnet), entspricht. Die zu liefernden Lieferaktien werden (vorbehaltlich § 9(d)) spätestens an dem Vorgesehenen Liefertag auf das in der Wandlungserklärung angegebene

(i) The Issuer, upon any exercise of the Conversion Right, will issue and/or deliver such number of Settlement Shares as is equal to the Relevant Conversion Ratio rounded down to the nearest full Settlement Share (as determined by the Calculation Agent). Subject to § 9(d), the Settlement Shares to be delivered will be transferred to the securities account of the Bondholder specified in the Conversion Notice no later than on the Scheduled Settlement Date. Until transfer of the Settlement

Wertpapierdepotkonto des Anleihegläubigers übertragen. Bis zur Übertragung der Lieferaktien bestehen keine Ansprüche aus den Lieferaktien. Hinsichtlich der Lieferung der Lieferaktien gilt § 9.	Shares has been made no claims arising from the Settlement Shares will exist. In relation to delivery of the Settlement Shares § 9 will apply.

(ii)  Ein aufgrund einer Abrundung gemäß § 8(c)(i) verbleibender Bruchteil einer Lieferaktie wird nicht geliefert, sondern in Geld zu einem Betrag ausgeglichen, der dem Produkt (gerundet auf den nächsten vollen Cent, wobei ab € 0,005 aufgerundet wird) des entsprechenden Bruchteils und des Aktienkurses (falls notwendig umgerechnet in Euro mit dem Maßgeblichen Wechselkurs) an dem Handelstag unmittelbar vor dem Wandlungstag, wie von der Berechnungsstelle berechnet, entspricht.

(ii)  Any remaining fraction of a Settlement Share resulting from the rounding down in accordance with § 8(c)(i) will not be delivered but will be compensated in cash in an amount equal to the product (rounded to the nearest full Cent with € 0.005 being rounded upwards) of the relevant fraction and the Share Price (converted if necessary into Euro at the Relevant FX Rate) on the Trading Day immediately preceding the Conversion Date, as determined by the Calculation Agent.

(iii)  Die Emittentin hat einen etwaigen Ausgleich in Geld für einen Bruchteil einer Lieferaktie gemäß § 8(c)(ii) spätestens an dem Vorgesehenen Liefertag auf das in der Wandlungserklärung angegebene Geldkonto zu zahlen. Die Emittentin schuldet keine Zinsen auf diesen Betrag.

(iii)  The Issuer is required to pay any compensation in cash of a fraction of a Settlement Share in accordance with § 8(c)(ii) to the cash account specified in the Conversion Notice no later than on the Scheduled Settlement Date. The Issuer will not be required to pay any interest on such amount.

(iv) Die Emittentin ist zur Lieferung von Lieferaktien und zur Zahlung gemäß § 8(c)(iii) nur verpflichtet, wenn der Anleihegläubiger sämtliche etwaigen Steuern oder sonstigen Abgaben und Kosten gezahlt hat, die im Zusammenhang mit der Ausübung des Wandlungsrechts oder der Lieferung der Lieferaktien oder der Leistung einer Zahlung gemäß § 8(c)(iii) durch die Emittentin anfallen.

(iv) The Issuer will only be required to deliver the Settlement Shares and to make the payment in accordance with § 8(c)(iii) if the Bondholder has paid all taxes or other duties and costs, if any, which may be imposed in connection with the exercise of the Conversion Right or the delivery of the Settlement Shares or the payment by the Issuer of any amount in accordance with § 8(c)(iii).

(d) Barzahlung anstatt Lieferung von Lieferaktien im Ausnahmefall.	(d) Cash payment in lieu of delivery of Settlement Shares in exceptional circumstances.

(i) Wenn und soweit nach einer Wandlung die Emittentin an dem Vorgesehenen Liefertag rechtlich gehindert ist, neue Lieferaktien gemäß § 9(a) zu begeben und/oder zu liefern und auch nicht über existierende und lieferbare Lieferaktien

(i) If and to the extent on the Scheduled Settlement Date the Issuer for legal reasons is unable to issue and/or deliver on conversion new Settlement Shares in accordance with § 9(a) and, in addition, the Issuer does not hold deliverable verfügt, ist die Emittentin verpflichtet, an den Anleihegläubiger an Stelle der Lieferung der Anzahl von Nichtlieferbaren Lieferaktien, auf die der Anleihegläubiger sonst einen Anspruch hätte, aber an deren Begebung und/oder Lieferung die Emittentin rechtlich gehindert ist, den von der Berechnungsstelle gemäß § 8(d)(iii) berechneten Barausgleichsbetrag zu zahlen.

Settlement Shares on treasury, the Issuer will pay to the Bondholder the Cash Alternative Amount determined by the Calculation Agent in accordance with § 8(d)(iii) in lieu of the delivery of the Number of Undeliverable Settlement Shares to which the Bondholder is otherwise entitled, but which the Issuer is unable to issue and/or deliver on conversion due to legal reasons.

Zinsen sind hinsichtlich eines Barausgleichsbetrags nicht zu zahlen.	No interest will be payable with respect to a Cash Alternative Amount.

(ii)  Sobald wie möglich nach dem Wandlungstag (und spätestens an dem Vorgesehenen Liefertag) wird die Emittentin dem Anleihegläubiger, der die Wandlungserklärung abgegeben hat, (in Textform, per Fax, per Email oder auf andere Art und Weise unter Benutzung der in der Wandlungserklärung angegebenen Anschrift) mitteilen, ob und in welchem Umfang die Emittentin eine Barzahlung zu leisten hat, und zugleich die Anzahl von Nichtlieferbaren Lieferaktien und die Tatsachen angeben, die die Verpflichtung der Emittentin auf Leistung des Barausgleichsbetrags begründen, (der Tag, an dem eine solche Mitteilung abgegeben wird (oder der folgende Geschäftstag, falls ein solcher Tag kein Geschäftstag ist), wird als “Barausgleichsoption-Ausübungstag” bezeichnet).

(ii)  As soon as practicable after the Conversion Date (and in any case no later than on the Scheduled Settlement Date) the Issuer will give notice (in text form, by fax, by email or otherwise using the address stated in the Conversion Notice) to the Bondholder who has delivered a Conversion Notice whether and to what extent the Issuer must pay a Cash Alternative Amount stating the Number of Undeliverable Settlement Shares and the facts which establish the obligation of the Issuer to pay the Cash Alternative Amount (the day on which such notice is so given (or the following Business Day if such day is not a Business Day), the “Cash Alternative Election Exercise Date”)).

(iii) Definitionen	(iii) Definitions

“Aktueller Marktwert” bezeichnet, bezogen auf eine Lieferaktie, den Wert der Lieferaktie, ermittelt auf Grundlage des rechnerischen Durchschnitts der täglichen Aktienkurse (falls notwendig umgerechnet in Euro mit dem Maßgeblichen Wechselkurs) an jedem der Handelstage innerhalb des betreffenden Berechnungszeitraums, wobei in einem Fall, in dem die Stammaktie an einem Handelstag des Berechnungszeitraums “ex Dividende”

“Current Market Value” means in respect of one Settlement Share the value of such Settlement Share, determined on the basis of the arithmetic average of the daily Share Prices (converted if necessary into Euro at the Relevant FX Rate) on each of the Trading Days during the relevant Calculation Period, provided that if on any Trading Day during such Calculation Period the Ordinary Share is quoted “ex dividend” or “ex subscription bzw. “ex Bezugsrecht” oder “ex” sonstige Ausschüttung, Zuteilung oder Gewährung von Wertpapieren, Rechten oder sonstigen Vermögensgegenständen, deren Stichtag auf den Referenztag fällt oder diesem nachfolgt, notiert, dann erhöht sich der Aktienkurs an dem betreffenden Handelstag um den Angemessenen Marktwert der betreffenden Ausschüttung oder Berechtigung je Stammaktie an dem ersten Handelstag, an dem die Stammaktie “ex Dividende” bzw. “ex Bezugsrecht” oder “ex” sonstige Ausschüttung, Zuteilung oder Gewährung von Wertpapieren, Rechten oder sonstigen Vermögensgegenständen gehandelt wird, jeweils wie von der Berechnungsstelle bestimmt, wobei, wenn dieser Aktuelle Marktwert nicht an oder vor dem letzten Tag des betreffenden Berechnungszeitraums gemäß diesen Emissionsbedingungen bestimmt werden kann, der Betrag, um den sich der Aktienkurs erhöht, statt dessen durch einen Unabhängigen Sachverständigen (an oder vor dem dritten Geschäftstag nach dem letzten Tag des betreffenden Berechnungszeitraums) bestimmt wird.

right” or “ex” any other distribution, allotment or grant of securities, rights or other assets the Record Date of which falls on or after the Reference Date, the Share Price on such Trading Day shall be increased by the Fair Market Value of such distribution or other entitlement per Ordinary Share on the first Trading Day on which the Ordinary Share is traded “ex dividend” or “ex subscription right” or “ex” any other distribution, allotment or grant of securities, rights or other assets, all as determined by the Calculation Agent, provided that if such Fair Market Value is not capable of being determined in accordance with these Terms and Conditions on or before the last day of the relevant Calculation Period, the amount by which such Share Price shall be so increased shall instead be determined (on or before the third Business Day following the last day of the relevant Calculation Period) by an Independent Expert.

“Anzahl von Nichtlieferbaren Lieferaktien” im Hinblick auf eine Wandlungserklärung ist das Maßgebliche Wandlungsverhältnis (einschließlich Bruchteilen von Aktien) minus der etwaigen Anzahl von ganzen Lieferaktien, die die Emittentin im Hinblick auf die betreffende Wandlungserklärung zu begeben und/oder zu liefern imstande ist. Wenn die Anzahl von ganzen Lieferaktien, die die Emittentin im Hinblick auf die betreffende Wandlungserklärung zu begeben und/oder zu liefern imstande ist, gleich Null ist, dann wird das Maßgebliche Wandlungsverhältnis an dem Wandlungstag bestimmt und unterliegt etwaigen Anpassungen des

“Number of Undeliverable Settlement Shares” in respect of any Conversion Notice means the Relevant Conversion Ratio (including fractions of shares) minus such number of full Settlement Shares (if any) that the Issuer is able to issue and/or deliver in respect of the relevant Conversion Notice. If the number of full Settlement Shares that the Issuer is able to issue and/or deliver is equal to zero, the Relevant Conversion Ratio shall be determined as at the Conversion Date, subject to adjustment of the Conversion Price in accordance with § 10, provided that no adjustment will be made if the Adjustment Date in respect thereof falls on or after the relevant Reference Date.

Wandlungspreises gemäß § 10, wobei keine Anpassung vorgenommen wird, wenn deren Anpassungstag auf den Referenztag fällt oder diesem nachfolgt.

“Barausgleichsbetrag” ist das Produkt (gerundet auf den nächsten vollen Cent, wobei ab € 0,005 aufgerundet wird) aus (x) dem Aktuellen Marktwert und (y) der Anzahl von Nichtlieferbaren Lieferaktien, wobei die Berechnungsstelle alle Feststellungen trifft. § 8(c)(ii) der Emissionsbedingungen findet keine Anwendung.

“Cash Alternative Amount” means the product (rounded to the nearest full Cent with € 0.005 being rounded upwards) of (x) the Current Market Value and (y) the Number of Undeliverable Settlement Shares, all as determined by the Calculation Agent. § 8(c)(ii) of the Terms and Conditions will not apply.

(iv) Die Emittentin hat den Barausgleichsbetrag spätestens an dem zweiten Geschäftstag nach dem letzten Tag des betreffenden Berechnungszeitraums auf das in der Wandlungserklärung angegebene Geldkonto zu zahlen.

(iv) The Issuer will pay the Cash Alternative Amount to the cash account specified in the Conversion Notice not later than on the second Business Day following the last day of the relevant Calculation Period.

(e)   Ungeachtet des Vorstehenden kann jeder Anleihegläubiger im Falle einer vorzeitigen Rückzahlung gemäß § 5(b) und § 5(c) nach seiner Wahl eine Teilrückzahlung und eine Teilumwandlung wählen, vorausgesetzt, dass sich eine Teilumwandlung auf Anleihen mit einem Gesamtnennbetrag von € 10.000.000,00 oder einem ganzzahligen Vielfachen davon beziehen muss.

(e)   Notwithstanding the foregoing, in case of an early redemption pursuant to § 5(b) and § 5(c), any Bondholder may, at its option, choose a partial redemption and partial conversion, provided that a partial conversion must relate to Bonds with an aggregate principal amount of € 10,000,000.00 or integral multiples thereof.

§ 9 Bereitstellung von Lieferaktien, Lieferstörungen	§ 9 Procurement of Settlement Shares, Settlement Disruption

(a) Die nach Durchführung der Wandlung zu liefernden Stammaktien (die “Lieferaktien”) werden im freien Ermessen der Emittentin	(a) The Ordinary Shares to be delivered upon execution of the conversion or (the “Settlement Shares”) will, at the sole discretion of the Issuer,

(i) neu ausgegebene Stammaktien der Emittentin sein, deren Nennwert mit den steuerlich anerkannten Rücklagen der Emittentin verrechnet wird; oder	(i) be newly issued Ordinary Shares in the capital of the Issuer, in relation to which the nominal value shall be charged against the Issuer’s fiscally recognized reserves; or

(ii) werden bereits existierende Stammaktien sein, die von der Emittentin als eigene Aktien gehalten werden,	(ii) be existing Ordinary Shares in the capital of the Issuer, which are held by the Issuer in its own capital,

wobei die Emittentin alle Anleihegläubiger mit dem gleichen Wandlungstag gleich behandeln wird.	provided that the Issuer will treat all Bondholders on the same Conversion Date equally.

(b) Die Emittentin wird die Lieferung der Lieferaktien sicherstellen.	(b) The Issuer will procure delivery of the Settlement Shares.

(c) Die Emittentin stellt sicher, dass die Lieferaktien gemäß dem U.S. Securities Act von 1933 in der jeweils gültigen Fassung zum Weiterverkauf angemeldet werden.	(c) The Issuer will ensure that the Settlement Shares will be registered for resale under the U.S. Securities Act of 1933, as amended.

(d)   Wenn eine Lieferstörung eintritt und an oder vor dem betreffenden Vorgesehenen Liefertag keine Lieferaktien geliefert werden können, dann hat die Emittentin die betreffenden Lieferaktien an dem ersten nachfolgenden Geschäftstag zu liefern, an dem eine Lieferung der Lieferaktien durch das Clearingsystem oder in jeder anderen wirtschaftlich sinnvollen Weise stattfinden kann.

(d)   If a Settlement Disruption Event occurs and the delivery of any Settlement Shares cannot be effected on or before the relevant Scheduled Settlement Date, then the Issuer is required to deliver the relevant Settlement Shares on the first succeeding Business Day on which delivery of the Settlement Shares can take place through the Clearing System or in any other commercially reasonable manner.

“Lieferstörung” bezeichnet ein Ereignis außerhalb der Kontrolle der Emittentin, das dazu führt, dass das Clearingsystem Depotübertragungen von Lieferaktien nicht durchführen kann.	“Settlement Disruption Event” means an event beyond the control of the Issuer as a result of which the Clearing System cannot settle book-entry transfers of such Settlement Shares.

§ 10 Anpassung des Wandlungspreises	§ 10 Adjustment of the Conversion Price

(a) Kapitalerhöhung durch Umwandlung der Kapitalrücklage oder von Gewinnrücklagen, Aktiensplit oder Zusammenlegung von Aktien und Kapitalherabsetzung.	(a) Capital Increase from Conversion of the Capital Reserve or Retained Earnings, Share Split or Combining of Shares and Capital Decrease.

(i) Falls die Emittentin vor dem maßgeblichen Liefertag ihr Grundkapital durch Umwandlung der Kapital- oder Gewinnrücklage durch die Ausgabe neuer Stammaktien erhöht (ausgenommen eine Scrip-Dividende), wird der Wandlungspreis gemäß der nachstehenden Formel angepasst:

(i) If, prior to the relevant Settlement Date, the Issuer increases its share capital by way of conversion of the capital reserve or retained earnings by issuing new Ordinary Shares (other than constituting a Scrip Dividend), the Conversion Price will be adjusted in accordance with the following formula:

Dabei gilt Folgendes:	Where:

CPa = der angepasste Wandlungspreis;	CPa = the adjusted Conversion Price;

CP = der unmittelbar vor dem Anpassungstag maßgebliche Wandlungspreis (vorbehaltlich § 10(j));	CP = the Conversion Price in effect immediately prior to the Adjustment Date (subject to § 10(j));

Nn = dieAnzahl ausgegebener Stammaktien nach der Kapitalerhöhung; und	Nn = thenumber of issued Ordinary Shares after the share capital increase; and

No = dieAnzahl ausgegebener Stammaktien vor der Kapitalerhöhung.	No = thenumber of issued Ordinary Shares before the share capital increase.

Falls die Grundkapitalerhöhung durch Umwandlung der Kapital- oder Gewinnrücklage nicht durch die Ausgabe neuer Stammaktien, sondern mittels einer Erhöhung des Nennbetrags der einzelnen Stammaktie bewirkt wird, wird der Wandlungspreis nicht angepasst und bleibt unverändert.

If the share capital increase by way of conversion of the capital reserve or retained earnings is not effected by issuing new Ordinary Shares but by means of increasing the nominal value of each Ordinary Share, the Conversion Price will not be adjusted and will remain unchanged.

(ii) Falls die Emittentin vor dem maßgeblichen Liefertag:	(ii) If, prior to the relevant Settlement Date, the Issuer:

(A)  die Zahl der ausgegebenen Stammaktien durch Herabsetzung des auf die einzelne Stammaktie entfallenden anteiligen Betrags des Grundkapitals erhöht (Aktiensplit) oder die Anzahl der ausgegebenen Stammaktien reduziert, indem der auf die einzelne Stammaktie entfallende anteilige Betrag des Grundkapitals erhöht wird, ohne das Grundkapital herabzusetzen (umgekehrter Aktiensplit); oder

(A)  increases the number of Ordinary Shares issued by reduction of the interest in the share capital represented by each Ordinary Share (share split) or reduces the number of Ordinary Shares by increasing the interest in the share capital represented by each Ordinary Share with no change in the share capital (reverse share split); or

(B) ihr Grundkapital durch Zusammenlegung von Stammaktien herabsetzt,	(B) reduces its share capital by combining Ordinary Shares,

wird der Wandlungspreis gemäß § 10(a)(i) angepasst, soweit sich aus § 10(a)(iii) nichts anderes ergibt.	the Conversion Price will be adjusted in accordance with § 10(a)(i) to the extent not otherwise provided for in § 10(a)(iii).

(iii)  Falls die Emittentin vor dem maßgeblichen Liefertag das Grundkapital der Emittentin durch Herabsetzung des auf die einzelne Stammaktie entfallenden anteiligen Betrags des Grundkapitals herabsetzt,

(iii)  If, prior to the relevant Settlement Date, the Issuer decreases the share capital of the Issuer by way of a reduction of the interest in the share capital represented by each Ordinary Share, the Conversion Price will not be adjusted and will wird der Wandlungspreis nicht angepasst und bleibt unverändert. In diesem Falle sind die betreffenden Lieferaktien mit ihrem jeweiligen neuen, auf die einzelne Stammaktie entfallenden anteiligen Betrag des Grundkapitals zu liefern.

remain unchanged. In this case the relevant Settlement Shares will be delivered with their respective new interest in the share capital represented by each Ordinary Share.

Keine Anpassung des Wandlungspreises erfolgt im Falle einer Kapitalherabsetzung durch Einziehung von eigenen Stammaktien.	No adjustment of the Conversion Price will be made in case of a capital decrease by cancelling Ordinary Shares held in treasury.

(b)   Kapitalerhöhung gegen Bareinlagen mit Bezugsrecht. Falls die Emittentin vor dem maßgeblichen Liefertag unter Einräumung eines unmittelbaren oder mittelbaren Bezugsrechts an ihre Aktionäre ihr Grundkapital mittels der Ausgabe neuer Stammaktien gegen Bareinlagen erhöht (Bezugsrechtsemission) (ausgenommen eine Scrip-Dividende), wird der Wandlungspreis gemäß der nachstehenden Formel angepasst:

(b)   Capital Increase against cash contributions with Subscription Rights. If, prior to the relevant Settlement Date, the Issuer increases its share capital through the issuance of new Ordinary Shares against cash contributions while granting its shareholders a direct or indirect subscription right (rights issue) (other than constituting a Scrip Dividend), the Conversion Price will be adjusted in accordance with the following formula:

Dabei gilt Folgendes:	Where:

CPa = der angepasste Wandlungspreis;	CPa = the adjusted Conversion Price;

CP = der unmittelbar vor dem Anpassungstag maßgebliche Wandlungspreis (vorbehaltlich § 10(j));	CP = the Conversion Price in effect immediately prior to the Adjustment Date (subject to § 10(j));

Nn = die Anzahl ausgegebener Stammaktien nach der Kapitalerhöhung;	Nn = the number of issued Ordinary Shares after the share capital increase;

No = die Anzahl ausgegebener Stammaktien vor der Kapitalerhöhung;	No = the number of issued Ordinary Shares before the share capital increase;

I = der Bezugspreis (falls notwendig umgerechnet in USD unter Verwendung des Maßgeblichen Wechselkurses as dem Stichtag der Bezugsrechtsemission) der neuen Stammaktien;	I = the subscription price (converted if necessary into USD at the Relevant FX Rate on the Record Date of the rights issue) of the new Ordinary Shares;

D     =  der von der Berechnungsstelle bestimmte etwaige Dividendennachteil (nicht diskontiert) der neuen Stammaktien gegenüber bestehenden Stammaktien (falls notwendig umgerechnet in USD unter Verwendung des Maßgeblichen Wechselkurses) an dem Stichtag der Bezugsrechtsemission; und

D     =  the dividend disadvantage (not discounted), if any, of the new Ordinary Shares compared to the existing Ordinary Shares (converted if necessary into USD at the Relevant FX Rate) on the Record Date of the rights issue, as determined by the Calculation Agent; and

M = der Durchschnittliche Marktpreis.	M = the Average Market Price.

Eine Anpassung des Wandlungspreises findet nicht statt, wenn bei Anwendung der obigen Formel CPa größer als CP wäre.	There will be no adjustment of the Conversion Price if CPa would, by applying the above formula, be greater than CP.

(c)   Bezugsrechtsemissionen von Sonstigen Wertpapieren. Falls die Emittentin den Inhabern ihrer Stammaktien (jeder ein „Aktionär“) vor dem maßgeblichen Liefertag ein unmittelbares oder mittelbares Bezugsrecht gewährt auf

(c)   Issue of Other Securities with Subscription Rights. If, prior to the relevant Settlement Date, the Issuer grants to the holders of its Ordinary Shares (each, a “Shareholder”) direct or indirect subscription rights in relation to

(i) eigene Stammaktien (ausgenommen eine Scrip-Dividende);	(i) Ordinary Shares held in treasury (other than constituting a Scrip Dividend);

(ii) Wertpapiere mit Bezugs-, Options- oder Wandlungsrechten oder Wandlungspflichten auf Stammaktien (mit Ausnahme der Einräumung von Bezugsrechten im Rahmen von Kapitalerhöhungen nach § 10(b)); oder

(ii)  securities with subscription or option or conversion rights or conversion obligations in relation to Ordinary Shares (but excluding the granting of subscription rights in the course of share capital increases in accordance with § 10(b)); or

(iii) andere Schuldverschreibungen, Genussscheine oder sonstige Wertpapiere der Emittentin	(iii) other debt securities, participation rights or other securities of the Issuer

(die vorstehend in (i) bis (iii) genannten Wertpapiere gemeinsam “Sonstige Wertpapiere”), wird der Wandlungspreis gemäß der nachstehenden Formel angepasst:	(the securities listed in (i) through (iii) together, the “Other Securities”), the Conversion Price will be adjusted in accordance with the following formula:

Dabei gilt Folgendes:	Where:

CPa = der angepasste Wandlungspreis;	CPa = the adjusted Conversion Price;

CP = der unmittelbar vor dem Anpassungstag maßgebliche Wandlungspreis (vorbehaltlich § 10(j));	CP = the Conversion Price in effect immediately prior to the Adjustment Date (subject to § 10(j));

M = der Durchschnittliche Marktpreis, und	M = the Average Market Price; and

F = der Angemessene Marktwert der unmittelbaren oder mittelbaren Bezugsrechte auf Sonstige Wertpapiere, die zu erhalten ein Aktionär je Stammaktie berechtigt ist, an dem Ex-Tag der Gewährung.	F = the Fair Market Value of the direct or indirect rights to subscribe for such Other Securities to which a Shareholder is entitled per Ordinary Share on the Ex-Date of such grant,

Eine Anpassung wird nur vorgenommen, wenn F > 0.	provided that an adjustment will only be made if F > 0.

(d)   Ausnahmen von Anpassungen. Eine Anpassung des Wandlungspreises gemäß § 10(b) und (c) tritt nicht ein, wenn die Emittentin jedem Anleihegläubiger (je Schuldverschreibung) das unmittelbare oder mittelbare Bezugsrecht auf die gleiche Anzahl neuer Stammaktien oder Sonstiger Wertpapiere einräumt, die zu erhalten der Anleihegläubiger berechtigt gewesen wäre, hätte er das Wandlungsrecht in Bezug auf eine Schuldverschreibung ausgeübt und die Lieferaktien unmittelbar vor dem Stichtag erhalten.

(d)   Exceptions from Adjustments. An adjustment of the Conversion Price in accordance with § 10(b) and (c) will not take effect if the Issuer grants each Bondholder (per Bond) the direct or indirect subscription rights to the same number of new Ordinary Shares of the Issuer or Other Securities, as the case may be, to which such Bondholder would have been entitled had the Bondholder exercised the Conversion Right in respect of one Bond and received the Settlement Shares immediately prior to the Record Date.

(e) Ausschüttungen. Falls die Emittentin vor dem maßgeblichen Liefertag an ihre Aktionäre:	(e) Distributions. If, prior to the relevant Settlement Date, the Issuer distributes, allots or grants to its Shareholders:

(i)  Vermögenswerte (die nicht unter die nachstehenden Absätze (ii), (iii) oder (iv) fallen), einschließlich einer Sachdividende aber ausschließlich einer Bardividende und ausschließlich von Spaltungsaktien; oder

(i) any assets (not falling under clauses (ii), (iii) or (iv) below) including any dividend in kind but excluding any Cash Dividend and excluding any Spin-off Shares; or

(ii) eine Bardividende; oder	(ii) any Cash Dividend; or

(iii) Schuldverschreibungen, Options- oder Wandlungsrechte (mit Ausnahme der oben in § 10(c) genannten Rechte); oder	(iii) any debt securities or warrants or conversion rights (with the exclusion of the rights mentioned above in § 10(c)); or

(iv) Verkaufsoptionen im Falle eines Rückkaufs von Stammaktien	(iv) any put options in the case of a repurchase of Ordinary Shares,

ausschüttet, zuteilt oder gewährt, wird der Wandlungspreis gemäß der nachstehenden Formel angepasst:	the Conversion Price will be adjusted in accordance with the following formula:

Dabei gilt Folgendes:	Where:

CPa = derangepasste Wandlungspreis;	CPa = theadjusted Conversion Price;

CP = derunmittelbar vor dem Anpassungstag maßgebliche Wandlungspreis (vorbehaltlich § 10(j));	CP = theConversion Price in effect immediately prior to the Adjustment Date (subject to § 10(j));

M = derDurchschnittliche Marktpreis;	M = theAverage Market Price;

F     =  der Angemessene Marktwert der ausgeschütteten, zugeteilten oder gewährten Vermögenswerte, Bardividende, Schuldverschreibungen, Optionsrechte, Wandlungsrechte oder Put-Optionen, die ein Aktionär je Stammaktie an dem Ex-Tag der jeweiligen Ausschüttung, Zuteilung oder Gewährung zu erhalten berechtigt ist, und

F     =  the Fair Market Value of such assets, Cash Dividend, debt securities, warrants, conversion rights or put options distributed, allotted or granted per Ordinary Share to which a Shareholder is entitled on the Ex-Date of such distribution, allotment or grant, and

Eine Anpassung wird nur vorgenommen, wenn F > 0.	provided that an adjustment will only be made if F > 0.

(f)   Mehrere Anpassungen gemäß § 10(e) werden unabhängig und getrennt voneinander durchgeführt und berechnet, selbst wenn die Beschlussfassungen und/oder Ausschüttungen am selben Tag vorgenommen werden.

(f)   Several adjustments in accordance with § 10(e) will be made and calculated independently and separately of each other, even if the relevant resolutions and/or distributions are made on the same day.

(g)   Verschmelzung oder Aufspaltung. Falls eine Verschmelzung oder eine Aufspaltung der Emittentin als übertragendem Rechtsträger (verdwijnende vennootschap) vor dem maßgeblichen Liefertag eintritt, hat jeder Anleihegläubiger das Recht auf Gewährung gleichwertiger Rechte an dem übernehmenden Rechtsträger (verkrijgende vennootschap) oder erhält gemäß dem geltenden Recht eine andere Gegenleistung (schadeloosstelling).

(g)   Merger or Split-up. If a merger or a split-up of the Issuer as disappearing entity (verdwijnende vennootschap) occurs prior to the relevant Settlement Date, each Bondholder will be entitled to receive equivalent rights in the acquiring entity (verkrijgende vennootschap) or shall receive any other compensation (schadeloosstelling) in accordance with applicable law.

(h) Abspaltung. Falls eine Abspaltung (zuivere splitsing) der Emittentin vor dem maßgeblichen Liefertag eintritt, wird der Wandlungspreis gemäß der nachstehenden Formel angepasst:	(h) Spin-off. If a spin-off (zuivere splitsing) of the Issuer occurs prior to the relevant Settlement Date, the Conversion Price will be adjusted in accordance with the following formula:

Dabei gilt Folgendes:	Where:

CPa = der angepasste Wandlungspreis;	CPa = the adjusted Conversion Price;

CP = der unmittelbar vor dem Anpassungstag maßgebliche Wandlungspreis (vorbehaltlich § 10(j));	CP = the Conversion Price in effect immediately prior to the Adjustment Date (subject to § 10(j));

M = der Durchschnittliche Marktpreis; und	M = the Average Market Price; and

F = der Angemessene Marktwert der Anzahl der Spaltungsaktien, die zu erhalten ein Aktionär je Stammaktie berechtigt ist, an dem Ex-Tag der Abspaltung.	F = the Fair Market Value of the number of Spin-off Shares to which a Shareholder is entitled per Ordinary Share, on the Ex-Date of the spin off,

Eine Anpassung wird nur vorgenommen, wenn F > 0.	provided that an adjustment will only be made if F > 0.

(i) Falls vor dem maßgeblichen Liefertag eine Verschmelzung, bei der die Emittentin der übernehmende Rechtsträger (verkrijgende vennootschap) ist, eine Ausgliederung (afsplitsing) eines Vermögenswerts oder mehrerer Vermögenswerte durch die Emittentin oder ein ähnliches Ereignis eintritt, bleibt der Wandlungspreis unverändert.

(i) If a merger of the Issuer as the acquiring entity (verkrijgende vennootschap), or a hive down of one asset or several assets by the Issuer (afsplitsing), or an analogous event occurs prior to the relevant Settlement Date, the Conversion Price will remain unchanged.

(j) Sofern Anpassungen des Wandlungspreises nach mehr als einer der Vorschriften von § 10(a), (b), (c), (e), (g) und/oder (h) durchzuführen sind, oder sofern die Berechnung einer Anpassung nach einer dieser Vorschriften auf der Grundlage von Marktwerten erfolgt, die aufgrund einer anderen dieser Vorschriften zuvor anzupassen sind:

(j) If adjustments of the Conversion Price are required under more than one of § 10(a), (b), (c), (e), (g) and/or (h), or if the calculation of an adjustment under one of these provisions is based on market values which are required to be adjusted under another of these provisions beforehand, then such adjustment will be made:

(x)   wird, sofern der Stichtag für diese Anpassungen auf denselben Tag fällt, zuerst eine Anpassung nach § 10(a)(ii), zweitens nach § 10(e), drittens nach § 10(a)(i), viertens nach § 10(b), fünftens nach § 10(c), sechstens nach § 10(g), und schließlich nach § 10(h) durchgeführt, aber nur soweit die jeweilige Vorschrift nach Maßgabe ihrer Bestimmungen anwendbar ist; und

(x)   in the case of adjustments with the same Record Date by applying, first § 10(a)(ii), second § 10(e), third § 10(a)(i), fourth § 10(b), fifth § 10(c), sixth § 10(g) and finally § 10(h), but only to the extent each such provision is applicable in accordance with its terms; and

(y) werden in anderen Fällen die maßgeblichen Absätze gemäß der Folge ihrer Anpassungstage angewendet.	(y) in other cases by applying the relevant clauses in the sequence in which their Adjustment Dates occur.

Falls in einem der in diesem § 10(j) beschriebenen Fälle die Berechnung einer Anpassung gemäß einem der hier genannten Absätze der Anwendung eines anderen Absatzes nachfolgt, und falls die Berechnung der zweiten Anpassung oder einer folgenden Anpassung sich auf den Durchschnittlichen Marktpreis oder auf den Aktienkurs in einem Zeitraum vor dem Ex-Tag für eine Maßnahme bezieht, die nach dem zuerst anzuwendenden Absatz zu einer Anpassung führt, so wird der Durchschnittliche Marktpreis oder der Aktienkurs für diese Zeiträume zu dem Zwecke der Berechnung nachfolgender Anpassungen mit dem Faktor multipliziert, der bei der Multiplikation der vorangehenden Anpassung angewendet wurde. Falls der Angemessene

If in any of the cases referred to in this § 10(j), the calculation of an adjustment under one of the clauses above is made subsequent to the application of any of the other clause, and if the calculation of the second or any subsequent adjustment refers to the Average Market Price or the Share Price in a period prior to the Ex-Date for a measure requiring adjustment in accordance with the clause which is to be applied first, the Average Market Price or the Share Price for those periods, for purposes of the calculation of the subsequent adjustments, will be multiplied by the factor used for the multiplication of the preceding adjustment. To the extent that a Fair Market Value is to be calculated in consideration of the value of the Ordinary Share during such period, the

Marktwert unter Berücksichtigung des Werts der Stammaktie während dieses Zeitraums zu berechnen ist, setzt die Berechnungsstelle oder ein Unabhängiger Sachverständiger gegebenenfalls den maßgeblichen Angemessenen Marktwert auf Basis des entsprechend angepassten Werts der Stammaktie fest.

Calculation Agent or an Independent Expert, as the case may be, will calculate the relevant Fair Market Value, where applicable, on the basis of the value of the Ordinary Share so adjusted.

(k) Falls	(k) If

(x) die Emittentin feststellt oder	(x) the Issuer determines, or

(y)   die Hauptzahlstelle Erklärungen von Anleihegläubigern erhalten hat, die zusammen Schuldverschreibungen mit einem Gesamtnennbetrag von insgesamt mindestens 10 % des Gesamtnennbetrags der sich zu diesem Zeitpunkt insgesamt im Umlauf befindenden Schuldverschreibungen halten, in denen die Anleihegläubiger feststellen,

(y)   the Principal Paying Agent has received notices from Bondholders holding Bonds in an aggregate principal amount of at least 10 per cent. of the aggregate principal amount of all Bonds then outstanding in which the Bondholders determine dass Ereignisse oder Umstände eingetreten sind, die außerhalb der Vorgaben von § 10(a) bis (h) eine Anpassung wegen Verwässerung notwendig machen (sofern nicht die Ereignisse oder Umstände ausdrücklich von der Anwendung der § 10(a) bis (h) ausgeschlossen wurden), wird die Emittentin auf eigene Kosten und in Abstimmung mit der Berechnungsstelle einen Unabhängigen Sachverständigen um eine umgehende Feststellung ersuchen, welche weitere Anpassung gegebenenfalls den Umständen entsprechend billig und angemessen ist und welcher Tag der Anpassungstag ist. Der Unabhängige Sachverständige wird gegebenenfalls die Anpassung bestimmen, die gemäß dessen Feststellung an dem Anpassungstag wirksam wird.

that another adjustment for dilution should be made as a result of one or more events or circumstances not referred to above in § 10(a) to (h) (except for events or circumstances that are specifically excluded from the operation of § 10(a) to (h)), the Issuer will, at its own expense and in consultation with the Calculation Agent, request an Independent Expert to determine as soon as practicable what further adjustment (if any) is fair and reasonable to take account thereof and the Adjustment Date. The Independent Expert will determine such adjustment (if any) which will take effect in accordance with such determination on the Adjustment Date.

Keine Anpassungen erfolgen im Hinblick auf die Ausgabe von Aktien, Aktienoptionen oder Wandelgenussrechten und/oder Aktienbeteiligungsprogramme und/oder ähnliche Programme für Mitglieder des Vorstands oder des Aufsichtsrats (oder, im Falle von verbundenen Unternehmen, deren Gremien bzw. Organe) und/oder Mitarbeiter der Emittentin und/oder deren verbundenen Unternehmen.

No adjustments will be made in relation to the issuance of shares, stock options or convertible participation rights and/or stock ownership programmes and/or similar programmes for any members of the management board or supervisory board (or, in the case of affiliates, their corporate bodies or boards) and/or employees of the Issuer and/or any of its affiliates.

Keine Anpassungen erfolgen ferner im Zusammenhang mit der Ausgabe von Aktien oder von Sonstigen Wertpapieren, für die das Bezugsrecht der Aktionäre mittelbar oder unmittelbar ausgeschlossen ist.	No adjustments shall furthermore be made in relation to the issue of shares or Other Securities for which the subscription right of Shareholders has been indirectly or directly excluded.

(l) Anpassungen nach Maßgabe dieses § 10 werden zu Beginn des Anpassungstags wirksam.	(l) Adjustments in accordance with this § 10 will become effective as of the beginning of the Adjustment Date.

“Anpassungstag” bezeichnet:	“Adjustment Date” means:

(i) im Falle einer Anpassung gemäß § 10(a), den von der Berechnungsstelle bestimmten Tag, an dem das die Anpassung auslösende Ereignis wirksam wird;	(i) in the case of an adjustment in accordance with § 10(a), the date on which the relevant event triggering the adjustment becomes effective, as determined by the Calculation Agent,

(ii) im Falle einer Anpassung gemäß § 10(b), § 10(c), § 10(e) oder § 10(h), den betreffenden Ex-Tag, frühestens jedoch den ersten Tag, an dem die betreffende Anpassung festgestellt werden kann;	(ii) in the case of an adjustment in accordance with § 10(b), § 10(c), § 10(e) or § 10(h), the relevant Ex-Date or, if later, the first date on which such adjustment is capable of being determined;

(iii) im Falle einer Anpassung gemäß § 10(g), den Tag, an dem die Verschmelzung (fusie) oder eine Aufspaltung (splitsing) der Emittentin wirksam wird; oder	(iii) in the case of an adjustment in accordance with § 10(g), the date on which the merger (fusie) or the split-up (splitsing) of the Issuer becomes effective; or

(iv) im Falle einer Anpassung gemäß § 10(k), den von dem Unabhängigen Sachverständigen festgelegten Tag, an dem die Anpassung wirksam wird.	(iv) in the case of an adjustment in accordance with § 10(k), the date on which such adjustment becomes effective, as determined by the Independent Expert.

Im Falle einer Schuldverschreibung, für die das Wandlungsrecht durch einen Anleihegläubiger ausgeübt wurde, werden keine Anpassungen nach Maßgabe dieses § 10 vorgenommen, sofern der Anpassungstag auf den betreffenden Liefertag fällt oder diesem nachfolgt.

In the case of any Bond in respect of which the Conversion Right has been exercised by a Bondholder no adjustments in accordance with this § 10 will be made if the Adjustment Date falls on or after the relevant Settlement Date.

(m) Anpassungen nach den vorstehenden Bestimmungen werden durch die Berechnungsstelle vorbehaltlich § 13(c) berechnet. Der gemäß diesem § 10 angepasste Wandlungspreis wird auf vier Dezimalstellen gerundet, wobei ab € 0,00005 aufgerundet wird.

(m) Adjustments in accordance with the foregoing provisions will be calculated by the Calculation Agent, subject to § 13(c). The Conversion Price determined in accordance with this § 10 will be rounded to four decimal places with € 0.00005 being rounded upwards.

(n)   Soweit diese Emissionsbedingungen nichts anderes vorsehen, soll der in Bezug auf jede Ausübung von Wandlungsrechten anwendbare Wandlungspreis nie unter den an dem Wandlungstag auf die einzelne Aktie entfallenden anteiligen Betrag des Grundkapitals der Emittentin fallen. Wenn der Wandlungspreis zu dem Zeitpunkt einer solchen Wandlung den auf die einzelne Aktie entfallenden anteiligen Betrag des Grundkapitals der Emittentin unterschreitet, soll der in Bezug auf diese Ausübung von Wandlungsrechten anwendbare Wandlungspreis stattdessen den auf die einzelne Aktie entfallenden anteiligen Betrag des Grundkapitals der Emittentin betragen. Die Emittentin ist nicht dazu verpflichtet, den Anleihegläubigern eine Geldzahlung oder anderen Ausgleich zu leisten.

(n)   Notwithstanding anything to the contrary in these Terms and Conditions, the Conversion Price applicable in respect of any exercise of Conversion Rights shall never be lower than the nominal amount per Ordinary Share prevailing on the relevant Conversion Date. If the Conversion Price in effect on such date is lower than such nominal amount per Ordinary Share, the Conversion Price applicable to such exercise shall instead be such nominal amount per Ordinary Share, and the Issuer will not be obliged to compensate the Bondholders by a cash payment or in any other way.

(o) In diesen Emissionsbedingungen haben die folgenden Begriffe die ihnen nachfolgend zugewiesene Bedeutung:	(o) In these Terms and Conditions the following terms will have the following meaning:

“Angemessener Marktwert” einer Dividende, eines Bezugsrechts oder einer sonstigen Ausschüttung, Zuteilung oder Gewährung von Wertpapieren (einschließlich Spaltungsaktien), Rechten oder sonstigen Vermögensgegenständen an einem FMV-Tag bezeichnet,

“Fair Market Value” of a dividend, a subscription right or any other distribution, allotment or grant of securities (including Spin-off Shares), rights or other assets, on any FMV Date, means,

(i) falls die Emittentin an ihre Aktionäre eine Bardividende (mit Ausnahme einer Scrip-Dividende) zahlt oder einen sonstigen Geldbetrag ausschüttet, den Betrag der Bardividende bzw. den Betrag der sonstigen Ausschüttung in Geld je Stammaktie vor dem Abzug von Quellensteuer an diesem FMV-Tag, wie von der Berechnungsstelle festgestellt;

(i) if the Issuer pays to its shareholders a Cash Dividend (other than a Scrip Dividend) or distributes any other cash amount, the amount of such Cash Dividend or the amount of such other distribution in cash per Ordinary Share prior to deduction of any withholding tax on such FMV Date, as determined by the Calculation Agent;

(ii) im Falle einer Scrip-Dividende den höheren der folgenden, von der Berechnungsstelle bestimmten Beträge:	(ii) in the case of a Scrip Dividend, the greater, as determined by the Calculation Agent, of the following amounts:

(A) den Geldbetrag der Scrip-Dividende an diesem FMV-Tag; oder	(A) the cash amount thereof on such FMV Date; and

(B) den Wert der von der Emittentin alternativ zu diesem Geldbetrag angebotenen Aktien oder sonstigen Wertpapiere, Rechte oder sonstigen Vermögensgegenstände. Dieser Wert entspricht	(B) the value of the shares or other securities, rights or assets offered by the Issuer as an alternative to such cash amount. Such value will be equal to,

(I) im Falle von Stammaktien	(I) in the case of Ordinary Shares,

(1) dem gemäß der in dem nachstehenden Absatz (iii) enthaltenen Formel berechneten angemessenen Marktwert der Stammaktien an diesem FMV-Tag, bzw.	(1) the fair market value of such Ordinary Shares on such FMV Date as calculated pursuant to the formula in clause (iii) below, or

(2)   wenn der Scrip-Feststellungstermin auf den oder nach dem Ex-Tag der Scrip-Dividende fällt, dem Produkt aus der Anzahl der je existierender Stammaktie ausgeschütteten Stammaktien und dem rechnerischen Durchschnitt der täglichen Aktienkurse an den letzten drei Handelstagen, die an dem Handelstag (einschließlich) vor dem Scrip-Feststellungstermin enden (wobei falls die Stammaktie an einem oder mehreren Handelstagen “cum” der betreffenden Scrip-Dividende notiert, dann wird der tägliche Aktienkurs an jedem der betreffenden Handelstage um einen Betrag vermindert, der dem angemessenen Marktwert der Scrip-Dividende an deren Ex-Tag entspricht), und

(2)   if the Scrip Determination Date falls on or after the Ex-Date of the Scrip Dividend, the product of the number of Ordinary Shares distributed per existing Ordinary Share and the arithmetic average of the daily Share Prices, on the three Trading Days ending on and including the Trading Day prior to the Scrip Determination Date (provided that if the Ordinary Share is quoted “cum” such Scrip Dividend on one or more of such Trading Days, the relevant daily Share Price on each such Trading Day shall be reduced by an amount equal to the fair market value of such Scrip Dividend on the Ex-Date of such Scrip Dividend), and

(II)  im Falle von sonstigen Wertpapieren, Rechten oder sonstigen Vermögensgegenständen dem gemäß dem nachstehenden Absatz (iv) bzw. dem nachstehenden Absatz (v) festgestellten angemessenen Marktwert der sonstigen Wertpapiere, Rechte oder sonstigen Vermögensgegenstände an dem späteren der folgenden Tage: (1) dem Ex-Tag der Scrip-Dividende oder (2) dem Scrip-Feststellungstermin, wobei die Berechnungsstelle alle Feststellungen trifft;

(II)  in the case of other securities, rights or assets, the fair market value of such other securities, rights or assets, as determined pursuant to clause (iv) or, as the case may be, clause (v) below, on the later of (1) the Ex-Date of the Scrip Dividend and (2) the Scrip Determination Date, all as determined by the Calculation Agent;

(iii) im Falle von Stammaktien (für Zwecke von § 10(e)(i) oder dem vorstehenden Absatz (ii)(B)(I)(1)), den von der Berechnungsstelle gemäß der folgenden Formel berechneten Betrag:	(iii) in the case of Ordinary Shares (for the purposes of § 10(e)(i) or clause (ii)(B)(I)(1) above), the amount calculated by the Calculation Agent in accordance with the following formula:

Dabei gilt Folgendes:	Where:

F = der Angemessene Marktwert an diesem FMV-Tag;	F = the Fair Market Value on such FMV Date;

M = der Durchschnittliche Marktpreis; und	M = the Average Market Price; and

N = die Anzahl der je existierender Stammaktie ausgeschütteten Stammaktien;	N = the number of Ordinary Shares distributed per existing Ordinary Share;

(iv) im Falle einer sonstigen Ausschüttung, Zuteilung oder Gewährung von sonstigen Wertpapieren (einschließlich Spaltungsaktien), Rechten oder sonstigen Vermögensgegenständen, die an einer Wertpapierbörse oder einem Wertpapier-Markt mit adäquater Liquidität (wie durch die Berechnungsstelle festgelegt) öffentlich gehandelt werden, die Anzahl der je Stammaktie ausgeschütteten, zugeteilten oder gewährten sonstigen Wertpapiere, Rechte oder sonstigen Vermögensgegenstände multipliziert mit dem rechnerischen Durchschnitt der täglichen Wertpapierkurse für das betreffende Wertpapier, das betreffende Recht oder den betreffenden sonstigen Vermögensgegenstand an den fünf Handelstagen (oder gegebenenfalls in einem kürzeren Zeitraum, innerhalb dessen die betreffenden Wertpapiere, Rechte oder sonstigen Vermögensgegenstände öffentlich gehandelt werden), die an dem betreffenden FMV-Tag (frühestens jedoch an dem Angepassten FMV-Tag) beginnen, wie durch die Berechnungsstelle berechnet; bzw.

(iv) in the case of any other distribution, allotment or grant of other securities (including Spin-off Shares), rights or other assets which are publicly traded on a stock exchange or securities market of adequate liquidity (as determined by the Calculation Agent), the number of such other securities, rights or other assets distributed per Ordinary Share multiplied by the arithmetic average of the daily Security Prices of such security, right or other asset on the five Trading Days (or such shorter period as such securities, rights or other assets are publicly traded) beginning on such FMV Date (or, if later, the Adjusted FMV Date), as calculated by the Calculation Agent; or

(v)   im Falle einer sonstigen Ausschüttung, Zuteilung oder Gewährung von sonstigen Wertpapieren (einschließlich Spaltungsaktien), Rechten oder sonstigen Vermögensgegenständen, die nicht an einer Wertpapierbörse oder einem Wertpapier-Markt mit adäquater Liquidität öffentlich gehandelt werden, den von einem Unabhängigen Sachverständigen festgelegten angemessenen Marktwert an diesem FMV-Tag der je Stammaktie ausgeschütteten sonstigen Wertpapiere, Rechte oder sonstigen Vermögensgegenstände,

(v)   in the case of any other distribution, allotment or grant of other securities (including Spin-off Shares), rights or other assets which are not publicly traded on a stock exchange or securities market of adequate liquidity, the fair market value on such FMV Date of such other securities, rights or other assets distributed as determined by an Independent Expert,

jeweils (sofern erforderlich) umgerechnet in USD mit dem an dem betreffenden FMV-Tag (bzw., soweit anwendbar, an dem betreffenden Angepassten FMV-Tag) geltenden Maßgeblichen Wechselkurs.	in each case converted (if necessary) into USD at the Relevant FX Rate in effect on the relevant FMV Date (or the relevant Adjusted FMV Date, if applicable).

Dabei gilt Folgendes:	Where:

“Angepasster FMV-Tag” bezeichnet den ersten Handelstag, an dem die betreffenden Wertpapiere, Rechte oder sonstigen Vermögensgegenstände öffentlich gehandelt werden.	“Adjusted FMV Date” means the first such Trading Day on which the relevant securities, rights or other assets are publicly traded.

“FMV-Tag” bezeichnet jeden Tag, für den ein Angemessener Marktwert eines Wertpapiers, Rechts oder sonstigen Vermögensgegenstands bestimmt wird.	“FMV Date” means any date for which the Fair Market Value of any security, right or other asset is to be determined.

“Maßgeblicher Wechselkurs” für ein Währungspaar an einem bestimmten Tag bezeichnet den Kassa-Wechselmittelkurs (spot mid-rate) zwischen diesen Währungen um 13:00 Uhr Berliner Zeit an diesem Tag, wie er auf der Bloomberg Bildschirmseite BFIX (oder einer Nachfolger-Bildschirmseite) erscheint oder von dieser hergeleitet wird.

“Relevant FX Rate” means on any day, and, in respect of any pair of currencies, the spot mid-rate of exchange between such currencies at 1:00 p.m. Berlin time on that day as appearing on or derived from Bloomberg page BFIX (or any successor page thereto).

Falls der Maßgebliche Wechselkurs nicht gemäß den vorstehenden Bestimmungen ermittelt werden kann, ist der Maßgebliche Wechselkurs der in entsprechender Anwendung der vorstehenden Regelungen bestimmte Wechselkurs an dem letzten Tag vor dem betreffenden Tag, an dem der Wechselkurs ermittelt werden kann. Wenn der Maßgebliche Wechselkurs nicht auf diese Weise ermittelt werden kann, dann wird ein Unabhängiger Sachverständiger den Maßgeblichen Wechselkurs auf der Basis solcher Notierungen oder anderer Informationen bestimmen, die dieser Unabhängige Sachverständige für maßgeblich hält; diese Bestimmung ist abschließend.

If the Relevant FX Rate cannot be determined in accordance with the foregoing provisions, the Relevant FX Rate shall be the exchange rate determined in accordance with the foregoing provisions mutatis mutandis but with respect to the last day preceding such day on which such rate can be determined. If the Relevant FX Rate cannot be so determined, an Independent Expert will determine the Relevant FX Rate on the basis of such quotations or other information as such Independent Expert considers appropriate; any such determination will be conclusive.

“Scrip-Feststellungstermin” für eine Scrip-Dividende bezeichnet den späteren der folgenden Tage: (i) den letzten Tag, an dem ein Aktionär der Emittentin das in der Definition des Begriffs “Scrip-Dividende”

“Scrip Determination Date” means, in respect of a Scrip Dividend, the later of the (i) the last date on which a shareholder of the Issuer can make such election as is referred to in the definition of “Scrip Dividend” and (ii) the date on beschriebene Wahlrecht ausüben kann und (ii) den Tag an dem die Anzahl der je existierender Stammaktie ausgeschütteten Stammaktien oder anderen Wertpapiere, Rechte oder sonstigen Vermögensgegenstände festgestellt wird.

which the number of Ordinary Shares or other securities, rights or assets granted per existing Ordinary Share is determined.

“Bardividende” bezeichnet jede von der Emittentin in Geld gezahlte Dividende oder in Geld gezahlte anderweitige Ausschüttung je Stammaktie vor dem Abzug von Quellensteuer und schließt jede Abschlagszahlung auf den Bilanzgewinn ein.

“Cash Dividend” means any cash dividend or other cash distribution paid by the Issuer per Ordinary Share prior to deduction of any withholding tax and includes any payment on account of a balance sheet profit.

Wenn die Emittentin ihren Aktionären eine Option einräumt, Bardividenden in Form von Stammaktien oder anderen Wertpapieren, Rechten oder Vermögensgegenständen anstelle des entsprechenden Geldbetrags ausgeschüttet zu bekommen (wobei die Bardividende, die Gegenstand einer solchen Option ist, als “Scrip-Dividende” bezeichnet wird), gilt eine solche Scrip-Dividende als Bardividende in einer Höhe, die entsprechend Punkt (ii) der Definition des “Angemessenen Marktwertes” bestimmt wird.

If the Issuer grants to its shareholders an option to receive any Cash Dividend distributed in the form of Ordinary Shares or other securities, rights or assets in lieu of the cash amount thereof (the cash dividend subject to such option, a “Scrip Dividend”), then such Scrip Dividend shall be deemed to be a Cash Dividend in an amount determined in accordance with clause (ii) of the definition of the term “Fair Market Value”.

“Durchschnittlicher Marktpreis” bezeichnet den rechnerischen Durchschnitt der täglichen Aktienkurse (falls notwendig umgerechnet in USD unter Verwendung des Maßgeblichen Wechselkurses) an jedem der letzten drei Handelstage vor dem Ex-Tag, wie von der Berechnungsstelle berechnet.

“Average Market Price” means the arithmetic average of the daily Share Prices (converted if necessary into USD at the Relevant FX Rate) on each of the last three Trading Days before the Ex-Date, as calculated by the Calculation Agent.

“Ex-Tag” bezeichnet jeweils den ersten Handelstag, an dem die Stammaktie “ex Dividende” bzw. “ex Bezugsrecht” oder “ex” sonstige Ausschüttung, Zuteilung oder Gewährung von Wertpapieren, Rechten oder sonstigen Vermögensgegenständen gehandelt wird.

“Ex-Date” means the first Trading Day on which the Ordinary Share is traded “ex dividend” or “ex subscription right” or “ex” any other distribution, allotment or grant of securities, rights or other assets.

“Spaltungsaktien” bezeichnet die Aktien an dem übernehmenden Rechtsträger bzw. den übernehmenden Rechtsträgern, die ein Aktionär der Emittentin im Zuge der Abspaltung (§ 123 Absatz 2 UmwG) zu erhalten berechtigt ist.

“Spin-off Shares” means the shares in the acquiring entity (or acquiring entities) which a shareholder of the Issuer is entitled to receive in the course of the spin-off.

“Stichtag” bezeichnet den relevanten Zeitpunkt für die Bestimmung der Berechtigung der Aktionäre der Emittentin, Wertpapiere, Rechte, Bezugsrechte, Options- oder Wandlungsrechte, eine Dividende, eine Ausschüttung oder Spaltungsaktien oder sonstige Rechte zu erhalten (oder einen vergleichbaren, von der Berechnungsstelle (vorausgesetzt, die Berechnungsstelle stellt in eigenem Ermessen fest, dass sie in der Lage ist, in ihrer Eigenschaft als Berechnungsstelle eine solche Bestimmung vorzunehmen) oder von einem Unabhängigen Sachverständigen für die betreffenden Umstände festgelegten Zeitpunkt).

“Record Date” means the relevant time for the determination of the entitlement of shareholders of the Issuer to receive securities, rights, subscription rights, option or conversion rights, a dividend, a distribution or Spin-off Shares or other entitlement (or any other equivalent time in respect of the relevant circumstances as determined by the Calculation Agent (provided that the Calculation Agent determines, in its sole discretion, that it is capable, acting in such Calculation Agent capacity, of performing such determination) or an Independent Expert).

“Wertpapierkurs” an einem Handelstag bezeichnet in Bezug auf ein Wertpapier, ein Recht oder einen anderen Vermögenswert (mit Ausnahme der Stammaktien)	“Security Price” on any Trading Day means in respect of any security, right or other asset (other than the Ordinary Shares)

(i) den volumengewichteten durchschnittlichen Kurs des betreffenden Wertpapiers, Rechts oder sonstigen Vermögensgegenstands an dem Relevanten Markt (wenn der Relevante Markt die NYSE oder eine andere nationale oder regionale Wertpapierbörse der Vereinigten Staaten ist, sind die “composite transactions” maßgeblich) an dem betreffenden Handelstag, wie er

(i) the volume-weighted average price of the security, right or other asset on the Relevant Market (where such Relevant Market is the NYSE or any other United States national or regional securities exchange, as reported in composite transactions) on the relevant Trading Day

(A)  auf der Bloomberg Bildschirmseite HP (Einstellung “Weighted Average Line”) für das betreffende Wertpapier, das betreffende Recht oder den betreffenden sonstigen Vermögensgegenstand im Hinblick auf den Relevanten Markt und den betreffenden Handelstag in dem Bloomberg Informationssystem (oder auf einer Nachfolgeseite bzw. unter einer Nachfolge-Einstellung) angezeigt wird, bzw.

(A)  as appearing on Bloomberg screen page HP (setting “Weighted Average Line”) for such security, right or other asset in respect of the Relevant Market and the relevant Trading Day on the Bloomberg information system (or any successor screen page or setting), or

(B)  wenn kein solcher volumengewichteter durchschnittlicher Kurs des betreffenden Wertpapiers, Rechts oder sonstigen Vermögensgegenstands in dem Bloomberg Informationssystem erhältlich ist, den volumengewichteten durchschnittlichen Kurs des betreffenden Wertpapiers, Rechts oder sonstigen Vermögensgegenstands an dem Relevanten Markt an dem betreffenden Handelstag, wie er von dem Relevanten Markt bekanntgegeben wird, bzw.

(B)  if no such volume-weighted average price of the security, right or other asset is available as aforesaid from the Bloomberg information system, the volume-weighted average price of the security, right or other asset on the Relevant Market on the relevant Trading Day as reported by such Relevant Market, or

(ii)  wenn kein solcher volumengewichteter durchschnittlicher Kurs des betreffenden Wertpapiers, Rechts oder sonstigen Vermögensgegenstands erhältlich ist, den offiziellen Schlusskurs des betreffenden Wertpapiers, Rechts oder sonstigen Vermögensgegenstands an dem Relevanten Markt (wenn der Relevante Markt die NYSE oder eine andere nationale oder regionale Wertpapierbörse der Vereinigten Staaten ist, sind die “composite transactions” maßgeblich) an dem betreffenden Handelstag, wie er auf der Bloomberg Bildschirmseite HP (Einstellung “Offizieller Schlusskurs”) in dem Bloomberg Informationssystem (oder auf einer Nachfolgeseite bzw. unter einer Nachfolge-Einstellung) für das betreffende Wertpapier, Recht oder sonstigen Vermögensgegenstand angezeigt wird, bzw.

(ii)  if no such volume-weighted average price of the security, right or other asset is available, the official closing price of the security, right or other asset as reported on the Relevant Market (where such Relevant Market is the NYSE or any other United States national or regional securities exchange, as reported in composite transactions) on the relevant Trading Day as appearing on Bloomberg screen page HP (setting “Official Closing Price”) for such security, right or other asset in respect of the Relevant Market and the relevant Trading on the Bloomberg information system (or any successor screen page or setting), or

(iii)  wenn ein solcher offizieller Schlusskurs des betreffenden Wertpapiers, Rechts oder sonstigen Vermögensgegenstands so nicht festgestellt werden kann, der letzte veröffentlichte Kurs des betreffenden Wertpapiers, Rechts oder sonstigen Vermögensgegenstands an dem Relevanten Markt (wenn der Relevante Markt die NYSE oder eine andere nationale oder regionale Wertpapierbörse der Vereinigten Staaten ist, sind die “composite transactions” maßgeblich) an dem betreffenden Handelstag, wie er auf der Bloomberg Bildschirmseite HP (Einstellung “Letzter Kurs”) in dem Bloomberg Informationssystem (oder

(iii)  if no such official closing price of the security, right or other asset can be so determined, the last reported official quotation of the security, right or other asset on the Relevant Market (where such Relevant Market is the NYSE or any other United States national or regional securities exchange, as reported in composite transactions) on the relevant Trading Day as appearing on Bloomberg screen page HP (setting “Last Price”) for such security, right or other asset in respect of the Relevant Market and the relevant Trading Day on the Bloomberg information system (or any successor screen page or setting), or auf einer Nachfolgeseite bzw. unter einer Nachfolge-Einstellung) für das betreffende Wertpapier, Recht oder sonstigen Vermögensgegenstand angezeigt wird, bzw.

(iv) wenn keine solchen Notierungen oder Preise erhältlich sind, wird ein Unabhängiger Sachverständiger den Wertpapierkurs auf der Basis solcher Notierungen oder anderer Informationen festlegen, die dieser Unabhängige Sachverständige für maßgeblich hält; diese Festlegung ist abschließend. Falls die Feststellung des Wertpapierkurses aufgegeben wird, schließt eine Bezugnahme auf den Wertpapierkurs in diesen Emissionsbedingungen die Bezugnahme auf einen Kurs, der den Wertpapierkurs (x) kraft Gesetzes oder (y) aufgrund einer allgemein akzeptierten Marktpraxis ersetzt, ein.

(iv) if no such quotations or prices are available, an Independent Expert will determine the Security Price on the basis of such quotations or other information as such Independent Expert considers appropriate; any such determination will be conclusive. Any reference in these Terms and Conditions to the Security Price will include, if the determination of the Security Price is discontinued, a reference to a quotation which replaces the Security Price (x) by operation of law or (y) on the basis of generally accepted market practice.

(p) Die Emittentin wird eine Anpassung des Wandlungspreises und/oder jede andere Anpassung der Bedingungen des Wandlungsrechts unverzüglich gemäß § 14 bekannt machen.	(p) The Issuer will give notice in accordance with § 14 of an adjustment to the Conversion Price and/or any other adjustment to the terms of the Conversion Right without undue delay.

(q)   Bei der Berechnung oder Festlegung eines Aktienkurses, eines Wertpapierkurses, eines Angemessenen Marktwerts oder eines Durchschnittlichen Marktpreises werden diejenigen Anpassungen vorgenommen, die die Berechnungsstelle (vorausgesetzt, die Berechnungsstelle stellt in eigenem Ermessen fest, dass sie in der Lage ist, in ihrer Eigenschaft als Berechnungsstelle eine solche Anpassung vorzunehmen) oder ein Unabhängiger Sachverständiger für angemessen hält, um einer Ausgabe von Aktien im Zuge von Kapitalerhöhungen durch Umwandlung der Kapitalrücklage oder Gewinnrücklagen (§ 10(a)(i)), einem Aktiensplit, einem umgekehrten Aktiensplit oder einer Zusammenlegung von Aktien (§ 10(a)(ii)), einer Aktienausgabe im Rahmen einer Kapitalerhöhung mit Bezugsrecht (§ 10(b)), einer Bezugsrechtsemission bezüglich Sonstiger Wertpapiere (§ 10(c)) oder einem

(q)   In making any calculation or determination of a Share Price, a Security Price, a Fair Market Value or an Average Market Price, adjustments (if any) shall be made as the Calculation Agent (provided that the Calculation Agent determines, in its sole discretion, that it is capable, acting in such Calculation Agent capacity, of performing such adjustment) or as an Independent Expert considers appropriate to reflect any issue of shares as a result of a share capital increase from the conversion of the capital reserve or retained earnings (§ 10(a)(i)), any share split/reverse share split or combining of shares (§ 10(a)(ii)), any issue of shares as a result of a share capital increase with subscription rights (§ 10(b)), any issue of Other Securities with subscription rights (§ 10(c)) or any similar event, or to take account (to the extent required to give the intended result) of any distribution or other entitlement in respect of which the Ordinary Share is quoted “cum” or “ex” on the relevant day or during part or all of the relevant period.

     ähnlichen Ereignis Rechnung zu tragen, oder um einer Ausschüttung oder einer sonstigen Berechtigung Rechnung zu tragen (soweit dies erforderlich ist, um das gewünschte Ergebnis zu erhalten), für die die Stammaktie an dem betreffenden Tag oder in dem betreffenden Zeitraum “cum” oder “ex” notiert.

(r)   Soweit eine Anpassung des Wandlungspreises gemäß diesen Emissionsbedingungen dazu führen würde, dass die Emittentin, (i) bei Ausübung aller ausstehenden Schuldverschreibungen, Lieferaktien mit einem anteiligen Betrag des Grundkapitals liefern müsste, der insgesamt denjenigen Betrag, der aus genehmigtem Kapital oder bestehenden eigenen Aktien rechtlich zulässig geliefert werden kann, übersteigt, oder (ii) zusätzliche Lieferaktien liefern müsste, zu deren Lieferung sie nicht befugt ist, findet § 8(d) entsprechende Anwendung.

(r)   To the extent that any adjustment of the Conversion Price in accordance with these Terms and Conditions, would require the Issuer, (i) assuming exercise of all outstanding Bonds, to deliver Settlement Shares with an aggregate interest in the share capital represented by them in excess of the available and legally permissibly deliverable authorised capital or existing shares held in treasury, or (ii) to deliver additional Settlement Shares without being duly authorised to do so, § 8(d) shall apply mutatis mutandis.

§ 11 Kontrollerwerb, Delistingereignis, Übertragende Verschmelzung	§ 11 Acquisition of Control, Delisting Event, Transferring Merger

(a) Kontrollerwerb.	(a) Acquisition of Control.

(i) Wenn ein Kontrollerwerb eintritt, wird die Emittentin, unverzüglich nachdem sie Kenntnis davon erhalten hat, den Kontrollerwerb, den Kontrollerwerbsstichtag, den gemäß § 11(c) angepassten Wandlungspreis und den Kontrollerwerbsverkaufspreis gemäß § 14 bekannt machen.

(i) If an Acquisition of Control occurs, the Issuer will, without undue delay after becoming aware thereof, give notice in accordance with § 14 of the Acquisition of Control, the Control Record Date, the adjusted Conversion Price determined in accordance with § 11(c) and the Acquisition of Control Put Price.

(ii)  Falls ein Kontrollerwerb eintritt und ein Anleihegläubiger das Wandlungsrecht für eine Schuldverschreibung während des Zeitraums ab dem Tag, an dem die Emittentin gemäß § 11(a)(i) den Kontrollerwerb bekannt gemacht hat (einschließlich), bis um 16:00 Uhr (Frankfurter Zeit) an dem Kontrollerwerbsstichtag (einschließlich) wirksam ausübt, entspricht der Wandlungspreis für Zwecke des § 8 dem gemäß § 11(c) angepassten Wandlungspreis.

(ii)  If an Acquisition of Control occurs and a Bondholder validly exercises the Conversion Right in respect of any Bond during the period from and including the date on which the Issuer gives notice in accordance with § 11(a)(i) of the Acquisition of Control to and including 4:00 p.m. (Berlin time) on the Control Record Date, then the Conversion Price for purposes of § 8 will be the Conversion Price adjusted in accordance with § 11(c).

(iii)  Wenn die Emittentin gemäß § 11(a)(i) einen Kontrollerwerb bekannt gemacht hat, ist jeder Anleihegläubiger nach seiner Wahl berechtigt, mit einer Frist von mindestens 10 Tagen vor dem Kontrollerwerbsstichtag und mit Wirkung zum Kontrollerwerbsstichtag alle oder einzelne seiner Schuldverschreibungen, die noch nicht gewandelt oder zurückgezahlt wurden, durch Erklärung gemäß § 11(a)(iv) fällig zu stellen.

(iii)  If the Issuer gives notice in accordance with § 11(a)(i) of an Acquisition of Control, each Bondholder may at its option on giving not less than 10 days’ notice prior to the Control Record Date declare all or some only of its Bonds not previously converted or redeemed due by giving notice in accordance with § 11(a)(iv) which notice will take effect on the Control Record Date.

(iv) Der betreffende Anleihegläubiger hat seine Kündigungserklärung in Textform gegenüber der Hauptzahlstelle gemäß den Regeln und Verfahren des Clearingsystems abzugeben. Die Erklärung ist unwiderruflich. Der betreffende Anleihegläubiger hat dabei durch eine Bescheinigung seiner Depotbank nachzuweisen, dass er zu dem Zeitpunkt der Erklärung Inhaber der betreffenden Schuldverschreibung(en) ist, und seine Schuldverschreibung(en), für die das Kündigungsrecht ausgeübt werden soll, an die Hauptzahlstelle zu liefern.

(iv) The relevant Bondholder must give the notice by delivering it in text form to the Principal Paying Agent in accordance with the rules and procedures of the Clearing System. The notice is irrevocable. The relevant Bondholder must provide evidence that he is the holder of the respective Bond(s) at the time of the notice and deliver to the Principal Paying Agent the Bond(s) for which the put right is being exercised by means of a certificate from its Custodian.

Wenn ein Anleihegläubiger die Schuldverschreibungen gemäß diesem § 11(a)(iv) kündigt, hat die Emittentin jede Schuldverschreibung, für die das Kündigungsrecht ausgeübt wird, an dem Kontrollerwerbsstichtag zum Kontrollerwerbsverkaufspreis zurückzuzahlen.

If a Bondholder gives notice in accordance with this § 11(a)(iv), the Issuer must redeem each Bond for which the put right is being exercised at the Acquisition of Control Put Price on the Control Record Date.

„Kontrollerwerbsverkaufspreis“ bezeichnet in Bezug auf jede Schuldverschreibung deren Nennbetrag zuzüglich angefallener, aber unbezahlter Zinsen sowie eines entsprechenden Make-Whole-Betrags.	“Acquisition of Control Put Price” means, in respect of each Bond, the principal amount thereof plus any accrued but unpaid interest, together with any relevant Make-Whole Amount.

„Make-Whole-Betrag“ bezeichnet in Bezug auf jede Schuldverschreibung und für die Zwecke der Bestimmung des Kontrollerwerbsverkaufspreis bzw. des Delistingverkaufspreises die (nicht abgezinste) Summe (gerundet auf das nächste ganze Vielfache von €0,01

“Make-Whole Amount” means, in respect of each Bond and for the purposes of determining the Acquisition of Control Put Price or, as the case may be, the Delisting Event Put Price, the (undiscounted) sum (rounded to the nearest full Cent (with € 0.005 being

(wobei ab €0,005 aufgerundet wird) aller Zinsen (falls zutreffend), die gemäß obigem § 4 ab und einschließlich des Kontrollstichtags oder des Delisting Put Effective Date, bis einschließlich 4. Oktober 2025 aufgelaufen wären, wobei zu diesem Zweck angenommen wird, dass Zinsen gemäß § 4(a), die in Bezug auf einen Zinsberechnungszeitraum auflaufen, der an oder nach einem Zinszahlungstag beginnt, der auf oder nach dem Kontrollstichtag bzw. dem Delisting Put Effective Date liegt, zu einem Zinssatz auflaufen, der dem Zinssatz für den Zinsberechnungszeitraum entspricht, der an dem Kontrollerwerbsstichtag bzw. dem Delisting Put Effective Date unmittelbar vorausgehenden Zinszahlungstag beginnt.

rounded upwards)) of all interest (if any) that would have accrued pursuant to § 4 above from and including the Control Record Date, or, as the case may be, the Delisting Put Effective Date, to but excluding October 4, 2025, assuming for this purpose that interest pursuant to § 4(a) accruing in respect of any Interest Calculation Period commencing on or after an Interest Payment Date falling on or after the Control Record Date, or, as the case may be, the Delisting Put Effective Date, shall accrue at a rate equal to the rate applicable to the Interest Calculation Period commencing on the Interest Payment Date immediately preceding the Control Record Date, or, as the case may be, the Delisting Put Effective Date.

(b) Delistingereignis.	(b) Delisting Event.

(i) Tritt ein Delistingereignis ein, macht die Emittentin gemäß § 14 eine Mitteilung über das Delistingereignis (“Mitteilung eines Delistingereignisses”). Die Mitteilung eines Delistingereignisses soll die Anleihegläubiger über ihr Recht informieren, gemäß dieser Emissionsbedingungen ihr Wandlungsrecht auszuüben, sowie über ihr Recht, gemäß § 11(b)(ii) die Rückzahlung der Schuldverschreibung zu verlangen.

(i) If a Delisting Event occurs, the Issuer will give notice in accordance with § 14 of the Delisting Event (a “Delisting Event Notice”). The Delisting Event Notice shall contain a statement informing Bondholders of their entitlement to exercise their Conversion Rights as provided in these Terms and Conditions and their entitlement to exercise their rights to require redemption of their Bonds pursuant to § 11(b)(ii).

Die Mitteilung eines Delistingereignisses muss enthalten:	The Delisting Event Notice must specify:

(A) alle Informationen, die das Delistingereignis betreffen;	(A) all information concerning the Delisting Event;

(B) den Wandlungspreis unmittelbar vor Eintritt des Delistingereignisses;	(B) the Conversion Price immediately prior to the occurrence of the Delisting Event;

(C) den Aktienkurs am letzten Handelstag vor der Veröffentlichung der Mitteilung eines Delistingereignisses;	(C) the Share Price as at the most recent Trading Day prior to the publication of the Delisting Event Notice;

(D) den Delistingereigniszeitraum;	(D) the Delisting Event Period;

(E) das Delisting Put Effective Date; und	(E) the Delisting Put Effective Date; and

(F) dem Delistingverkaufspreis.	(F) the Delisting Event Put Price.

(ii)  Tritt ein Delistingergeignis ein, kann jeder Inhaber einer Schuldverschreibung, für die kein Gebrauch vom Umwandlungsrecht gemacht wurde und die nicht gemäß § 5(b) oder § 5(c) zur Rückzahlung durch die Emittentin fällig gestellt wurde, nach seiner Wahl durch Einreichung einer Rückzahlungsmitteilung gemäß § 11(b)(ii) von der Emittentin die Rückzahlung dieser Schuldverschreibung zum Delistingverkaufspreis am Delisting Put Effective Date verlangen.

(ii)  If a Delisting Event occurs, the holder of each Bond may, at its option, by submitting a redemption notice in accordance with this § 11(b)(ii) demand from the Issuer redemption of such Bond for which the Conversion Right was not exercised and which were not declared due for early redemption by the Issuer in accordance with § 5(b) or § 5(c), at the Delisting Event Put Price on the Delisting Put Effective Date.

„Delistingverkaufspreis“ bezeichnet in Bezug auf jede Schuldverschreibung deren Nennbetrag zuzüglich angefallener, aber unbezahlter Zinsen sowie eines entsprechenden Make-Whole-Betrags.	“Delisting Event Put Price” means, in respect of each Bond, the principal amount thereof plus any accrued but unpaid interest, together with the relevant Make-Whole Amount.

Rückzahlungsmitteilungen sind in Textform durch den Anleihegläubiger mittels der Depotbank an den die Hauptbezahlstelle zu richten. Rückzahlungsmitteilungen sind nicht widerruflich. Die Rückzahlungsmitteilung darf nicht später als zehn Tage vor dem Delisting Put Effective Date bei der Hauptbezahlstelle eingehen.

Any redemption notice will be made by means of a notice in text form to be delivered by the Bondholder through the Custodian to the Principal Paying Agent. Redemption notices will be irrevocable. The redemption notice must be received by the Principal Paying Agent no less than 10 calendar days prior to the Delisting Put Effective Date.

Die Ausübung des Put-Rechts gemäß dieses § 11(b) erfordert weiterhin, dass die zurückzuzahlenden Schuldverschreibungen mittels Übertragung der Schuldverschreibungen an das Konto der Hauptzahlstelle bei Euroclear geliefert werden (Umbuchung).

The exercise of the put right in accordance with this § 11(b) further requires that the Bonds to be redeemed will be delivered to the Principal Paying Agent by transferring the Bonds to the Euroclear account of the Principal Paying Agent (book-entry transfer).

(iii) Definitionen	(iii) Definitions

Ein “Delistingereignis” tritt ein, wenn:	A “Delisting Event” shall occur if:

(A)  die Stammaktien zu irgendeinem Zeitpunkt nicht zur Notierung und zum Handel an einem Relevanten Markt oder einem international anerkannten, regulär operierenden und regulierten Börsenhandelsplatz zugelassen sind; oder

(A) the Ordinary Shares at any time are not admitted to listing and trading on a Relevant Market or an internationally recognised, regularly operating and regulated stock exchange; or

(B)  wenn eine Mitteilung durch die Emittentin oder den für die Stammaktien Relevanten Markt erfolgt, dass die Zulassung der Stammaktien zur Notierung und zum Handel an jenem Relevanten Markt endet, es sei denn, dass die Stammaktien bereits an einem anderen international anerkannten, regulär operierenden und regulierten Börsenhandelsplatz zur Notierung und/oder zum Handel zugelassen sind oder durch die Mitteilung bestätigt wird, dass die Stammaktien unmittelbar auf den Zulassungswegfall folgend an einem anderen international anerkannten, regulär operierenden und regulierten Börsenhandelsplatz zur Notierung und/oder zum Handel zugelassen werden, von dem zu erwarten ist, dass er infolge des Zulassungswegfalls zum relevanten Markt für die Stammaktien wird.

(B)  if any announcement is made by the Issuer or by the Relevant Market for the Ordinary Shares that the Ordinary Shares will cease to be admitted to trading and listing on such Relevant Market, unless in any such case the Ordinary Shares are already, or such announcement confirms that the Ordinary Shares are to be immediately upon such cessation, admitted to trading and/or listing on an internationally recognised, regularly operating and regulated stock exchange which is expected to be Relevant Market for the Ordinary Shares upon such cessation.

Der “Delistingereigniszeitraum” bezeichnet den Zeitraum beginnend ab dem Delistingereignis, einschließlich des Datums des Delistingereignisses, bis zum und einschließlich des 60. Kalendertages nach dem Delistingereignis (oder bis zum nächsten Geschäftstag, falls dieser Tag kein Geschäftstag ist).

“Delisting Event Period” means the period from and including the date on which the Delisting Event occurred to and including the 60th calendar day following the date on which the Delisting Event occurred (or the following Business Day if such day is not a Business Day).

Das “Delisting Put Effective Date” bezeichnet den zehnten Geschäftstag nach Ablauf des Delistingereigniszeitraums.	“Delisting Put Effective Date” means the 10th Business Day after the expiry of the Delisting Event Period.

(c) Berechnung des angepassten Wandlungspreises.	(c) Calculation of the adjusted Conversion Price.

Dabei gilt Folgendes:	Where:

CPa = der angepasste Wandlungspreis;	CPa = the adjusted Conversion Price;

CP = der Wandlungspreis an dem Tag, der dem Tag, an dem der Kontrollerwerb eintritt, unmittelbar vorausgeht;	CP = the Conversion Price on the day immediately preceding the day on which the Acquisition of Control, as applicable, occurs;

Pr = die anfängliche Wandlungsprämie von 65,6%;	Pr = the initial conversion premium of 65.6 per cent.;

c = die Anzahl von Tagen ab dem Tag, an dem der Kontrollerwerb oder das Annahmeereignis eintritt (jeweils einschließlich), bis zum Endfälligkeitstag (ausschließlich); und	c = the number of days from and including the date on which the Acquisition of Control occurs to but excluding the Maturity Date; and

t = die Anzahl von Tagen ab dem Tag der Begebung der Schuldverschreibungen (einschließlich) bis zum Endfälligkeitstag (ausschließlich).	t = the number of days from and including the date of issue of the Bonds to but excluding the Maturity Date.

Wenn infolge der Anwendung der vorstehenden Formel (i) CPa größer als CP wäre, erfolgt keine Anpassung des Wandlungspreises oder (ii) der Wandlungspreis unter dem zu dem Zeitpunkt einer solchen Anpassung geltenden Nennwert pro Stammaktie liegt, entspricht der Wandlungspreis stattdessen diesem Nennbetrag.

If, by applying the above formula, (i) CPa would be greater than CP, there will be no adjustment of the Conversion Price, or (ii) the Conversion Price would be reduced below the nominal amount per share in effect on the date of such adjustment, the Conversion Price shall instead be equal to such nominal amount.

Im Falle eines Kontrollerwerbs wird die Anpassung des Wandlungspreises gemäß diesem § 11(c) an dem Tag wirksam, an dem der Kontrollerwerb eintritt.	In the case of an Acquisition of Control, the adjustment to the Conversion Price in accordance with this § 11(c) will become effective on the date on which the Acquisition of Control occurs.

Innerhalb einer Periode, die mit der Mitteilung eines Kontrollerwerbs durch die Emittentin beginnt und mit dem Kontrollerwerbsstichtag endet, wird der Wandlungspreis in keinem Fall mehr als einmal gemäß diesem § 11(c) angepasst.

In no event shall the Conversion Price be adjusted more than once in accordance with this § 11(c) during any period starting with the notice by the Issuer of an Acquisition of Control and ending on the Control Record Date.

§ 10(m) und (p) gelten entsprechend.	§ 10(m) and (p) apply mutatis mutandis.

(d) Übertragende Verschmelzung.	(d) Transferring Merger.

(i) Wenn die Hauptversammlung der Emittentin eine Übertragende Verschmelzung beschließt, dann wird die Emittentin diese Tatsache unverzüglich gemäß § 14 bekannt machen.	(i) If the shareholders’ meeting of the Issuer resolves upon a Transferring Merger, the Issuer will give notice in accordance with § 14 of this fact without undue delay.

(ii)  Wenn eine Übertragende Verschmelzung wirksam wird, dann wird die Emittentin den Verschmelzungsstichtag bestimmen und diese Tatsache und den Verschmelzungsstichtag unverzüglich gemäß § 14 bekannt machen.

(ii) If a Transferring Merger becomes effective, the Issuer will fix the Merger Record Date and give notice in accordance with § 14 of this fact specifying the Merger Record Date without undue delay.

(iii)  Wenn die Emittentin gemäß § 11(d)(ii) das Wirksamwerden einer Übertragenden Verschmelzung bekannt gemacht hat, ist jeder Anleihegläubiger nach seiner Wahl berechtigt, mit einer Frist von mindestens 10 Tagen vor dem Verschmelzungsstichtag und mit Wirkung zum Verschmelzungsstichtag alle oder einzelne seiner Schuldverschreibungen, die noch nicht gewandelt oder zurückgezahlt wurden, durch Erklärung gemäß § 11(d)(iv) fällig zu stellen.

(iii)  If the Issuer gives notice in accordance with § 11(d)(ii) of a Transferring Merger becoming effective, each Bondholder may at its option on giving not less than 10 days’ notice prior to the Merger Record Date declare all or some only of its Bonds not previously converted or redeemed due by giving notice in accordance with § 11(d)(iv) which notice will take effect on the Merger Record Date.

(iv) Der betreffende Anleihegläubiger hat seine Kündigungserklärung in Textform gegenüber der Hauptzahlstelle gemäß den Regeln und Verfahren des Clearingsystems abzugeben. Die Erklärung ist unwiderruflich. Der betreffende Anleihegläubiger hat dabei durch eine Bescheinigung seiner Depotbank nachzuweisen, dass er zu dem Zeitpunkt der Erklärung Inhaber der betreffenden Schuldverschreibung(en) ist, und seine Schuldverschreibung(en), für die das Kündigungsrecht ausgeübt werden soll, an die Hauptzahlstelle zu liefern.

(iv) The relevant Bondholder must give the notice by delivering it in text form to the Principal Paying Agent in accordance with the rules and procedures of the Clearing System. The notice is irrevocable. The relevant Bondholder must provide evidence that he is the holder of the respective Bond(s) at the time of the notice and deliver to the Principal Paying Agent the Bond(s) for which the put right is being exercised by means of a certificate from its Custodian.

Wenn ein Anleihegläubiger gemäß diesem § 11(d)(iv) kündigt, hat die Emittentin die Schuldverschreibung(en), für die das Kündigungsrecht ausgeübt wird, an dem Verschmelzungsstichtag zu ihrem Festgelegten Nennbetrag zuzüglich aufgelaufener Zinsen zurückzuzahlen.

If a Bondholder gives notice in accordance with this § 11(d)(iv), the Issuer must redeem the Bond(s) for which the put right is being exercised at their Principal Amount plus accrued interest on the Merger Record Date.

(e)   Die Wandlungs-, Rückzahlungs- und Put-Rechte der Anleihegläubiger gemäß § 11(a)(ii), § 11(a)(iii) und § 11(b)(ii) sind für den Erstanleihegläubiger so lange ausgeschlossen, bis der Erstanleihegläubiger nicht mehr 25 % oder mehr der Stimmrechte am Grundkapital der Emittentin kontrolliert, jeweils wie zu dem entsprechenden Zeitpunkt durch eine Änderung der relevanten Schedule 13D-Einreichung(en) gemäß dem Exchange Act veröffentlicht.

(e)   The Bondholders’ conversion. redemption and put rights pursuant to § 11(a)(ii), § 11(a)(iii) and § 11(b)(ii) are excluded for the Initial Bondholder until the Initial Bondholder ceases to control 25% or more of the voting rights in the share capital of the Issuer, in each case as published at the relevant time by an amendment to the relevant Schedule 13D filing(s) under the Exchange Act.

(f) Definitionen. In diesen Emissionsbedingungen gilt Folgendes:	(f) Definitions. In these Terms and Conditions:

“Verbundene Person” einer bestimmten Person ist jede andere Person, die diese Person direkt oder indirekt beherrscht oder von ihr kontrolliert wird oder unter direkter oder indirekter gemeinsamer Kontrolle mit ihr steht. Im Sinne dieser Definition bedeutet „Kontrolle“ in Bezug auf eine bestimmte Person die Befugnis, die Geschäftsführung und die Geschäftspolitik dieser Person direkt oder indirekt zu lenken oder zu veranlassen, sei es durch den Besitz von stimmberechtigten Wertpapieren, durch einen Vertrag oder auf andere Weise; und die Begriffe „kontrollierend“ und „kontrolliert“ haben Bedeutungen, die mit dem Vorstehenden korrelieren.

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control,” when used with respect to any specified person means the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Kontrolle” bezeichnet direktes oder indirektes “wirtschaftliches Eigentum” im Sinne von Rule 13d-3 des Exchange Acts von Stammaktien der Gesellschaft, die mehr als 50 % der Stimmrechte am Stammkapital der Emittentin ausmachen.

“Control” means direct or indirect “beneficial ownership,” as defined in Rule 13d-3 under the Exchange Act, of the Ordinary Shares of the Company representing more than 50% of the voting power in the capital of the Issuer.

Ein “Kontrollerwerb” liegt vor, wenn nach dem Tag der Begebung der Schuldverschreibungen eine “Person” oder “Gruppe” im Sinne von Section 13(d) des Exchange Act, mit Ausnahme der Emittentin, ihrer unmittelbaren oder mittelbaren hundertprozentigen Tochtergesellschaften und der Mitarbeiterversorgungspläne der Emittentin und ihrer hundertprozentigen Tochtergesellschaften, direkt oder indirekt “wirtschaftlicher Eigentümer” im Sinne von Rule 13d-3 des Exchange Acts von Stammaktien der Gesellschaft wird, die mehr als 50 % der Stimmrechte am Stammkapital der Emittentin ausmachen, und einen Schedule TO (oder einen Nachfolgeplan, ein Nachfolgeformular oder einen Nachfolgebericht) oder einen Schedule, ein Nachfolgeformular oder einen Nachfolgebericht gemäß dem Exchange Act einreicht, in dem diese Tatsache offengelegt wird; mit der Maßgabe, dass keine “Person” oder “Gruppe” als wirtschaftlicher Eigentümer von Wertpapieren gilt, die im Rahmen eines von einer solchen “Person” oder “Gruppe” oder in ihrem Namen unterbreiteten Übernahme- oder Umtauschangebots angedient werden, bis die angedienten Wertpapiere im Rahmen dieses Angebots zum Kauf oder Umtausch angenommen werden.

An “Acquisition of Control” shall be deemed to have occurred if after the date of issue of the Bonds a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Issuer, its direct or indirect wholly owned subsidiaries and employee benefit plans of the Issuer and its wholly owned subsidiaries, becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Ordinary Shares of the Company representing more than 50% of the voting power in the capital of the Issuer and files a Schedule TO (or any successor schedule, form or report) or any schedule, form or report under the Exchange Act disclosing such fact; provided that no “person” or “group” shall be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” until such tendered securities are accepted for purchase or exchange under such offer.

“Kontrollerwerbsstichtag” bezeichnet den von der Emittentin gemäß § 11(a)(i) festgelegten Geschäftstag, der frühestens 40 und spätestens 60 Tage nach dem Tag, an dem die Mitteilung des Kontrollerwerbs gemäß § 14 veröffentlicht worden ist, liegen darf.

“Control Record Date” means the Business Day fixed by the Issuer in accordance with § 11(a)(i) which will be not less than 40 and no more than 60 days after the date on which the notice of the Acquisition of Control is published in accordance with § 14.

“Erstanleihegläubiger” bezeichnet SIGNA Holding GmbH, ihre Rechtsnachfolger, falls vorhanden, sowie ihre Verbundenen Peronen.	“Initial Bondholder” means SIGNA Holding GmbH, its legal sucsessors, if any, as well as its Affiliates.

“Übertragende Verschmelzung” bezeichnet eine Verschmelzung (fusie) der Emittentin als übertragendem Rechtsträger (verdwijnende vennootschap), bei der die Aktien des übernehmenden Rechtsträgers (verkrijgende vennootschap) nicht an einer anerkannten nationalen oder internationalen Börse notiert sind.

“Transferring Merger” means a merger (fusie) of the Issuer as disappearing entity (verdwijnende vennootschap) where the shares of the acquiring entity (verkrijgende vennootschap) are not listed on a recognized national or international stock exchange.

“Verschmelzungsstichtag” bezeichnet den von der Emittentin gemäß § 11(d)(ii) festgelegten Geschäftstag, der frühestens 40 und spätestens 60 Tage nach dem Tag an dem die Mitteilung der Übertragenden Verschmelzung gemäß § 14 veröffentlicht worden ist, liegen darf. Zur Vermeidung von Zweifeln: Verschmelzungsstichtag entspricht nicht dem jeweiligen Tag im Sinne von Artikel 2:312(2)(f) DCC, von dem an die Handlungen der übertragenden Rechtsträger als für Rechnung des übernehmenden Rechtsträgers vorgenommen gelten.

“Merger Record Date” means the Business Day fixed by the Issuer in accordance with § 11(d)(ii) which will be not less than 40 and no more than 60 days after the date on which the notice of the Transferring Merger is published in accordance with § 14. For avoidance of doubt: Merger Record Date does not mean the date in the meaning of article 2:312(2)(f) DCC from which on actions of the transferor entity are deemed to made for the account of the acquiring entity.

§ 12 Kündigungsrechte der Anleihegläubiger	§ 12 Termination Rights of the Bondholders

(a)   Jeder Anleihegläubiger ist berechtigt alle seine Schuldverschreibungen zu kündigen und deren sofortige Rückzahlung zu ihrem Festgelegten Nennbetrag zuzüglich etwaiger bis zu dem Tag der Rückzahlung (ausschließlich) aufgelaufener Zinsen zu verlangen, in jedem Fall aber einschließlich der Zinsen, die für die Schuldverschreibungen dieses Anleihegläubigers gemäß § 4 bis zum (jedoch ausschließlich) 4. Oktober 2025 aufgelaufen wären, wie nachstehend vorgesehen, falls eines der folgenden Ereignisse (jeweils ein “Kündigungsgrund”) eintritt:

(a)   Each Bondholder will be entitled to declare all of its Bonds due and demand immediate redemption of such Bonds at the Principal Amount plus accrued interest to but excluding the date of redemption but in any event including the interest such Bondholder’s Bonds would have accrued until but excluding October 4, 2025 pursuant to § 4 above, as provided hereinafter, if any of the following events (each an “Event of Default”) occurs:

(i) die Emittentin zahlt Kapital oder Zinsen oder eine andere Zahlung auf die Schuldverschreibungen nicht innerhalb von 30 Tagen nach dem betreffenden Fälligkeitstag;	(i) the Issuer fails to pay principal or interest or any other amount in respect of the Bonds within 30 days from the relevant due date;

(ii)  die Emittentin erfüllt irgendeine andere Verpflichtung aus den Schuldverschreibungen nicht ordnungsgemäß und die Unterlassung, sofern sie nicht unheilbar ist, länger als 60 Tage fortdauert, nachdem die Emittentin (über die Hauptzahlstelle) hierüber eine Benachrichtigung von einem Anleihegläubiger erhalten hat;

(ii)  the Issuer fails to duly perform any other obligation arising from the Bonds and such default, except where such default is incapable of remedy, continues unremedied for more than 60 days after the Issuer (through the Principal Paying Agent) has received notice thereof from a Bondholder;

(iii) (A)  eine gegenwärtige oder zukünftige Zahlungsverpflichtung im Zusammenhang mit einer Kredit- oder sonstigen Geldaufnahme der Emittentin oder einer Wesentlichen Tochtergesellschaft wird aufgrund des tatsächlichen oder potentiellen Vorliegens einer Nichterfüllung oder eines Verzuges vorzeitig fällig gestellt oder anderweitig vorzeitig fällig; oder

(iii) (A)  any present or future indebtedness of the Issuer or any Material Subsidiary for or in respect of monies borrowed or raised is declared to be or otherwise becomes due and payable prior to its stated maturity as a result of any actual or potential default (however described); or

(B) eine solche Zahlungsverpflichtung der Emittentin oder einer Wesentlichen Tochtergesellschaft wird bei Fälligkeit oder innerhalb der zutreffenden Nachfrist nicht erfüllt; oder	(B) any such indebtedness of the Issuer or any Material Subsidiary is not paid when due or within any applicable grace period, as the case may be; or

(C)  die Emittentin oder eine Wesentliche Tochtergesellschaft zahlt einen Betrag, der aus einer bestehenden oder zukünftigen Garantie oder Gewährleistung im Zusammenhang mit einer Kredit- oder sonstigen Geldaufnahme zu zahlen ist, bei Fälligkeit oder innerhalb der zutreffenden Nachfrist nicht; oder

(C)  the Issuer or any Material Subsidiary fails to pay when due or within any applicable grace period, as the case may be, any amount payable by it under any present or future guarantee or indemnity for any moneys borrowed or raised; or

(D)  aufgrund des Eintritts eines Ereignisses, das zur Verwertung einer von der Emittentin oder einer Wesentlichen Tochtergesellschaft für eine solche Zahlungsverpflichtung gewährten Sicherheit berechtigt, wird die Verwertungsreife der betreffenden Sicherheit erklärt,

(D) any security granted by the Issuer or any Material Subsidiary for any such indebtedness is declared enforceable upon the occurrence of an event entitling to enforcement,

es sei denn, der Gesamtbetrag aller dieser Zahlungsverpflichtungen unterschreitet € 50.000.000 (oder den entsprechenden Gegenwert in einer oder mehreren anderen Währung(en)); oder	unless in each case the aggregate amount of all such indebtedness is less than € 50,000,000 (or its equivalent in any other currency or currencies); or

(iv) die Emittentin oder eine Wesentliche Tochtergesellschaft stellt ihre Zahlungen ein oder gibt ihre Zahlungsunfähigkeit bekannt; oder	(iv) the Issuer or any Material Subsidiary suspends its payments or announces its inability to meet its financial obligations; or

(v)   ein zuständiges Gericht eröffnet gegen die Emittentin oder eine Wesentliche Tochtergesellschaft ein Insolvenzverfahren, oder die Emittentin, eine Wesentliche Tochtergesellschaft oder ein Dritter beantragt ein solches Verfahren, und ein solches Verfahren wird nicht innerhalb von 60 Tagen nach dessen Eröffnung aufgehoben oder ausgesetzt; oder

(v)   a competent court opens insolvency proceedings against the Issuer or any Material Subsidiary or the Issuer, any Material Subsidiary or any third-party institutes such a proceeding, and such proceeding has not been dismissed or stayed within 60 days after the commencement thereof; or

(vi) die Emittentin tritt in Liquidation, es sei denn, dies geschieht im Zusammenhang mit einer Verschmelzung oder einer anderen Form des Zusammenschlusses mit einer anderen Gesellschaft oder im Zusammenhang mit einer Umwandlung und die andere oder neue Gesellschaft übernimmt alle Verpflichtungen, die die Emittentin aus den Schuldverschreibungen eingegangen ist; oder

(vi) the Issuer is wound up, unless this is effected in connection with a merger or another form of amalgamation with another company or in connection with a restructuring, and the other or the new company assumes all obligations of the Issuer arising under the Bonds; or

(vii) in den Niederlanden erlangt ein Gesetz, eine Verordnung oder behördliche Anordnung Geltung, durch welche die Emittentin rechtlich gehindert ist, Verpflichtungen aus den Schuldverschreibungen zu erfüllen und diese Lage nicht binnen 90 Tagen behoben ist.

(vii) any law, governmental order, decree or enactment will gain recognition in the the Netherlands whereby the Issuer is legally prevented from performing its obligations under the Bonds and this situation is not cured within 90 days.

Das Kündigungsrecht erlischt, falls der Kündigungsgrund vor Ausübung des Kündigungsrechts geheilt wurde.	The right to declare Bonds due will terminate if the situation giving rise to it has been cured before such right is exercised.

(b)   Eine Kündigung der Schuldverschreibungen gemäß § 12(a) ist in Textform in deutscher oder englischer Sprache gegenüber der Hauptzahlstelle gemäß den Regeln und Verfahren des Clearingsystems zu erklären. Der Erklärung ist ein Nachweis beizufügen, aus dem sich ergibt, dass der betreffende Anleihegläubiger zum Zeitpunkt der Abgabe der Erklärung Inhaber der betreffenden Schuldverschreibung ist. Der Nachweis kann durch eine Bescheinigung der Depotbank oder auf andere geeignete Weise erbracht werden.

(b)   Any notice declaring Bonds due in accordance with § 12(a) will be made by means of a declaration in text form in the German or English language to the Principal Paying Agent in accordance with the rules and procedures of the Clearing System together with evidence that such Bondholder at the time of such notice is a holder of the relevant Bonds by means of a certificate of the Custodian or in any other appropriate manner.

(c) In den Fällen gemäß § 12(a)(ii) und § 12(a)(iii) wird eine Kündigungserklärung, sofern nicht bei deren Eingang zugleich einer der in	(c) In the events specified in § 12(a)(ii) and § 12(a)(iii), any notice declaring Bonds due shall, unless at the time such notice is received

     § 12(a)(i) und § 12(a)(iv)-(vii) bezeichneten Kündigungsgründe vorliegt, erst wirksam, wenn bei der Hauptzahlstelle Kündigungserklärungen von Anleihegläubigern im Nennbetrag von mindestens 10 % des Gesamtnennbetrags der zu diesem Zeitpunkt noch insgesamt ausstehenden Schuldverschreibungen eingegangen sind.

     any of the events specified in § 12(a)(i) and § 12(a)(iv)-(vii) entitling Bondholders to declare their Bonds due has occurred, become effective only when the Principal Paying Agent has received such default notices from the Bondholders representing at least 10 per cent. of the aggregate principal amount of the Bonds then outstanding.

(d) Kündigungserklärungen, die die Hauptzahlstelle nach 16:00 Uhr (Berliner Zeit) erhält, werden erst am unmittelbar darauffolgenden Geschäftstag wirksam.	(d) Termination notices received by the Principal Paying Agent after 4:00 p.m. (Berlin time) only become effective on the immediately succeeding Business Day.

§ 13 Zahlstellen, Wandlungsstellen und Berechnungsstelle	§ 13 Paying Agents, Conversion Agents and Calculation Agent

(a)   Die Citibank, N.A., London Branch ist die Hauptzahlstelle (die “Hauptzahlstelle”, gemeinsam mit etwaigen von der Emittentin nach § 13(b) bestellten zusätzlichen Zahlstellen, die “Zahlstellen”). Die Citibank, N.A., London Branch ist die Hauptwandlungsstelle (die “Hauptwandlungsstelle”, und gemeinsam mit etwaigen von der Emittentin nach § 13(b) bestellten zusätzlichen Wandlungsstellen, die “Wandlungsstellen”).

(a)   Citibank, N.A., London Branch will be the principal paying agent (the “Principal Paying Agent”, and together with any additional paying agent appointed by the Issuer in accordance with § 13(b), the “Paying Agents”). Citibank, N.A., London Branch will be the principal conversion agent (the “Principal Conversion Agent”, and together with any additional conversion agent appointed by the Issuer in accordance with § 13(b), the “Conversion Agents”).

Die Geschäftsräume der Hauptzahlstelle und Hauptwandlungsstelle befinden sich unter der folgenden Adresse:	The address of the specified offices of the Principal Paying Agent and the Principal Conversion Agent is:

Citibank, N.A., London Branch Citigroup Centre Canada Square Canary Wharf London E14 5LB	Citibank, N.A., London Branch Citigroup Centre Canada Square Canary Wharf London E14 5LB

Die Conv-Ex Advisors Limited, 30 Crown Place, London EC2A 4EB, ist die Berechnungsstelle (die “Berechnungsstelle” und gemeinsam mit den Zahlstellen und Wandlungsstellen, die “Verwaltungsstellen”).	Conv-Ex Advisors Limited, 30 Crown Place, London EC2A 4EB, will be the calculation agent (the “Calculation Agent” and together with the Paying Agents and the Conversion Agents, the “Agents”).

Auf keinen Fall dürfen sich die Geschäftsräume einer Verwaltungsstelle in den Vereinigten Staaten befinden.	In no event will the specified office of any Agent be within the United States.

(b)   Die Emittentin wird dafür sorgen, dass stets eine Hauptzahlstelle, eine Hauptwandlungsstelle und eine Berechnungsstelle vorhanden sind. Die Emittentin ist berechtigt, andere international anerkannte Banken als Zahlstelle oder Wandlungsstelle bzw. eine international anerkannte Bank oder einen Finanzberater mit einschlägiger Expertise als Berechnungsstelle zu bestellen. Die Emittentin ist weiterhin berechtigt, die Bestellung einer Bank zur Verwaltungsstelle zu beenden. Im Falle einer solchen Beendigung oder falls die bestellte Verwaltungsstelle nicht mehr als Verwaltungsstelle in der jeweiligen Funktion tätig werden kann oder will, bestellt die Emittentin eine andere international anerkannte Bank als Zahlstelle oder Wandlungsstelle bzw. eine international anerkannte Bank oder einen Finanzberater mit einschlägiger Expertise als Berechnungsstelle. Eine solche Bestellung oder Beendigung der Bestellung ist unverzüglich gemäß § 14 oder, falls dies nicht möglich sein sollte, durch eine öffentliche Mitteilung in sonstiger geeigneter Weise bekannt zu machen.

(b)   The Issuer will procure that there will be a Principal Paying Agent, a Principal Conversion Agent and a Calculation Agent at all times. The Issuer is entitled to appoint other banks of international standing as Paying Agents or Conversion Agents, or, in the case of the Calculation Agent only, a bank of international standing or a financial adviser with relevant expertise. Furthermore, the Issuer is entitled to terminate the appointment of any Agent. In the event of such termination or such Agent being unable or unwilling to continue to act as Agent in the relevant capacity, the Issuer will appoint another bank of international standing as Paying Agent or Conversion Agent, or, in the case of the Calculation Agent only, a bank of international standing or a financial adviser with relevant expertise. Such appointment or termination will be published without undue delay in accordance with § 14, or, should this not be possible, be published in another appropriate manner.

(c)   Alle Bestimmungen, Berechnungen und Anpassungen durch die Verwaltungsstellen erfolgen in Abstimmung mit der Emittentin und sind, soweit nicht ein offenkundiger Fehler vorliegt, in jeder Hinsicht endgültig und für die Emittentin und alle Anleihegläubiger bindend.

(c)   All determinations, calculations and adjustments made by any Agent will be made in conjunction with the Issuer and will, in the absence of manifest error, be conclusive in all respects and binding upon the Issuer and all Bondholders.

Jede Verwaltungsstelle kann den Rat eines oder mehrerer Rechtsanwälte oder anderer Sachverständiger einholen, deren Beratung oder Dienste sie für notwendig hält, und sich auf eine solche Beratung verlassen. Die Verwaltungsstellen übernehmen keine Haftung gegenüber der Emittentin bzw. den Anleihegläubigern im Zusammenhang mit Handlungen, die in gutem Glauben im Einklang mit einer solchen Beratung getätigt, unterlassen oder geduldet wurden oder deren Unterlassung in gutem Glauben im Einklang mit einer solchen Beratung geduldet wurde.

Each Agent may engage the advice or services of any lawyers or other experts whose advice or services it deems necessary and may rely upon any advice so obtained. No Agent will incur any liability as against the Issuer or the Bondholders in respect of any action taken, or not taken, or suffered to be taken, or not taken, in accordance with such advice in good faith.

(d)   Jede Verwaltungsstelle ist in dieser Funktion ausschließlich Beauftragte der Emittentin und handelt ausschließlich auf Verlangen der Emittentin. Zwischen einer Verwaltungsstelle und den Anleihegläubigern besteht kein Auftrags- oder Treuhandverhältnis, und keine Verwaltungsstelle übernimmt eine Haftung gegenüber den Anleihegläubigern oder einer anderen Verwaltungsstelle.

(d)   Each Agent acting in such capacity, acts only as agent of, and upon request from, the Issuer. There is no agency or fiduciary relationship between any Agent and the Bondholders, and no Agent shall incur any liability as against the Bondholders or any other Agent.

(e) Wenn die Emittentin gemäß diesen Emissionsbedingungen einen Unabhängigen Sachverständigen bestellt, dann sind § 13(c) und (d) entsprechend auf den Unabhängigen Sachverständigen anzuwenden.	(e) If the Issuer appoints an Independent Expert in accordance with these Terms and Conditions, § 13(c) and (d) shall apply mutatis mutandis to the Independent Expert.

§ 14 Mitteilungen	§ 14 Notices

(a)   Die Emittentin wird alle die Schuldverschreibungen betreffenden Mitteilungen auf ihrer Homepage (www.signa-sportsunited.com) bekanntmachen. Jede derartige Mitteilung gilt im Zeitpunkt der so erfolgten Veröffentlichung seitens der Emittentin als wirksam erfolgt.

(a) The Issuer will publish all notices concerning the Bonds on its homepage (www.signa-sportsunited.com). Any such notice will be deemed to have been given when so published by the Issuer.

(b)   Sofern die Schuldverschreibungen an einer Wertpapierbörse notiert sind und die Regularien dieser Börse dies verlangen, werden alle die Schuldverschreibungen betreffenden Mitteilungen im Einklang mit den Regularien der Börse, an der die Schuldverschreibungen notiert sind, veröffentlicht.

(b)   If the Bonds are listed on any stock exchange and the rules of that stock exchange so require, all notices concerning the Bonds will be made in accordance with the rules of the stock exchange on which the Bonds are listed.

(c) Die Emittentin wird zusätzlich alle die Schuldverschreibungen betreffenden Mitteilungen an das Clearingsystem zur Weiterleitung an die Anleihegläubiger übermitteln.	(c) In addition, the Issuer will deliver all notices concerning the Bonds to the Clearing System for communication by the Clearing System to the Bondholders.

(d) Eine Mitteilung gemäß § 14(a) bis (c) gilt mit dem Tag als wirksam erfolgt, an dem sie erstmalig wirksam übermittelt wurde oder als wirksam übermittelt gilt.	(d) A notice effected in accordance with § 14(a) to (c) above will be deemed to be effected on the day on which the first such communication is, or is deemed to be, effective.

§ 15 Begebung weiterer Schuldverschreibungen	§ 15 Issue of Additional Bonds

Die Emittentin behält sich vor, von Zeit zu Zeit ohne Zustimmung der Anleihegläubiger weitere Schuldverschreibungen mit gleicher Ausstattung (mit Ausnahme, unter anderem, des Tags der Begebung und des Zinslaufbeginns) in der Weise zu begeben, dass sie mit diesen Schuldverschreibungen zusammengefasst werden, eine einheitliche Emission mit ihnen bilden und ihren Gesamtnennbetrag erhöhen. Der Begriff “Schuldverschreibungen” umfasst im Falle einer solchen Erhöhung auch solche zusätzlich begebenen Schuldverschreibungen.	The Issuer reserves the right from time to time without the consent of the Bondholders to issue additional Bonds with identical terms (save for inter alia the issue date and the interest commencement date), so that the same will be consolidated, form a single issue with and increase the aggregate principal amount of these Bonds. The term “Bonds” will, in the event of such increase, also comprise such additionally issued Bonds.

§ 16 Schlussbestimmungen	§ 16 Final Clauses

(a) Form und Inhalt der Schuldverschreibungen sowie die Rechte der Anleihegläubiger und die Pflichten der Emittentin bestimmen sich in jeder Hinsicht nach dem Recht der Niederlande.	(a) The form and content of the Bonds and the rights of the Bondholders and the obligations of the Issuer will in all respects be governed by the laws of the Netherlands.

(b) Erfüllungsort ist Berlin, Bundesrepublik Deutschland.	(b) Place of performance is Berlin, Federal Republic of Germany.

(c) Gerichtsstand für sämtliche im Zusammenhang mit den Schuldverschreibungen entstehenden Klagen oder sonstigen Verfahren ist, soweit rechtlich zulässig, Amsterdam, Niederlande.	(c) To the extent legally permitted, the courts of Amsterdam, the Netherlands will have jurisdiction for any action or other legal proceedings arising out of or in connection with the Bonds.

(d)   Jeder Anleihegläubiger ist berechtigt, in jedem Rechtsstreit gegen die Emittentin oder in jedem Rechtsstreit, in dem der Anleihegläubiger und die Emittentin Partei sind, die Rechte aus den Schuldverschreibungen im eigenen Namen geltend zu machen gegen Vorlage:

(d)   Any Bondholder may in any proceedings against the Issuer or to which the Bondholder and the Issuer are parties protect and enforce in its own name the rights arising under the Bonds on the basis of:

(i) einer Bescheinigung der Depotbank, die	(i) a certificate issued by the Custodian

(A) den vollen Namen und die volle Anschrift des Anleihegläubigers angibt;	(A) stating the full name and address of the Bondholder;

(B)  den Gesamtnennbetrag von Schuldverschreibungen angibt, die an dem Ausstellungstag dieser Bescheinigung den bei dieser Depotbank bestehenden Wertpapierdepotkonten dieses Anleihegläubigers gutgeschrieben sind; und

(B) specifying the aggregate principal amount of Bonds credited on the date of such statement to such Bondholder’s securities accounts maintained with the Custodian; and

(C)  bestätigt, dass die Depotbank dem Clearingsystem und der Hauptzahlstelle eine Mitteilung gemacht hat, die die Angaben gemäß (A) und (B) enthält und Bestätigungsvermerke des Clearingsystems sowie des betroffenen Kontoinhabers bei dem Clearingsystem trägt; sowie

(C)  confirming that the Custodian has given a notice to the Clearing System and the Principal Paying Agent containing the information specified in (A) and (B) and bearing acknowledgements of the Clearing System and the relevant account holder in the Clearing System; as well as

(ii) einer von einem Vertretungsberechtigten des Clearingsystems oder der Hauptzahlstelle bestätigten Ablichtung der Globalurkunde.	(ii) a copy of the Global Bond, certified as being a true copy by a duly authorised officer of the Clearing System or the Principal Paying Agent.

(e) Die englische Version dieser Emissionsbedingungen ist bindend. Die deutsche Übersetzung dient nur zu Informationszwecken.	(e) The English version of these Terms and Conditions will be binding. The German translation is for information purposes only.